      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               goracing.com, inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7375                              86-0956244
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            4707 EAST BASELINE ROAD
                             PHOENIX, ARIZONA 85040
                                 (602) 337-3700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             CHRISTOPHER S. BESING

                            CHIEF EXECUTIVE OFFICER
                            4707 EAST BASELINE ROAD
                             PHOENIX, ARIZONA 85040
                                 (602) 337-3700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                ROBERT S. KANT, ESQ.                                  JAMES P. CLOUGH, ESQ.
               JERE M. FRIEDMAN, ESQ.                                PATRICK J. DEVINE, ESQ.
                SCOTT K. WEISS, ESQ.                                 JAMES J. MASETTI, ESQ.
            O'CONNOR, CAVANAGH, ANDERSON,                         PILLSBURY MADISON & SUTRO LLP
           KILLINGSWORTH & BESHEARS, P.A.                              2550 HANOVER STREET
                 ONE EAST CAMELBACK                             PALO ALTO, CALIFORNIA 94304-1115
             PHOENIX, ARIZONA 85012-1656                                 (650) 233-4500
                   (602) 263-2400

                            ------------------------
     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
      TITLE OF EACH OF SECURITIES TO BE REGISTERED          AGGREGATE OFFERING PRICE(1)      AMOUNT OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Class A common stock, par value $.0001(2)...............            $80,000,000                        $22,240
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Includes shares of Class A common stock subject to the Underwriters' over-allotment option.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. GORACING.COM MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND GORACING.COM IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Prospectus (Not Complete)

Issued July 6, 1999

                                             SHARES
                              [GORACING.COM LOGO]

                               goracing.com, inc.

                              CLASS A COMMON STOCK
                            ------------------------

     goracing.com, inc. is offering            shares of its class A common
stock. This is our initial public offering, and no public market currently exists for our shares. We estimate that the initial public offering price for
our shares will be between $           and $           .
                            ------------------------

     We will apply to have our class A common stock quoted on the Nasdaq National Market under the symbol "GRCN."
                            ------------------------

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

                                                          Per Share                 Total
                                                    ----------------------  ----------------------
Public Offering Price.............................            $                       $
Discounts and Commissions to Underwriters.........            $                       $
Proceeds to goracing.com, inc. ...................            $                       $

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     goracing.com, inc. has granted the underwriters the right to purchase up to
an additional            shares of class A common stock to cover any
over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. Banc of America Securities LLC expects to
deliver the shares of class A common stock to investors on              , 1999.

BANC OF AMERICA SECURITIES LLC
                     WILLIAM BLAIR & COMPANY
                                        U.S. BANCORP PIPER JAFFRAY
                                                      J.C. BRADFORD & CO.

                            ------------------------

                The date of this prospectus is           , 1999

                             [INSIDE FRONT COVER]
This page will contain a montage of pictures of various motorsports drivers, vehicles, and fans, together with the "goracing.com" logo.
The inside cover folds out to display three representative samples of "screen shots" from our network. The first depicts a representative sample of motorsports news and information. The second depicts a representative sample of the communtiy features on our network, such as a fantasy racing game.
The third depicts an e-commerce page where our visitors can purchase licensed motorsports products.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Forward-Looking Statements..................................   22
Use of Proceeds.............................................   23
Dividend Policy.............................................   23
Capitalization..............................................   24
Dilution....................................................   25
Selected Combined Financial Data............................   26
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................   28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   30
Business....................................................   36
Management..................................................   53
Transactions With Action Performance Companies, Inc. .......   59
Certain Relationships and Transactions......................   64
Principal Stockholders......................................   65
Description of Capital Stock................................   67
Shares Eligible for Future Sale.............................   72
Underwriting................................................   74
Legal Matters...............................................   75
Experts.....................................................   75
Where You Can Find Additional Information...................   76
Index to Financial Statements...............................  F-1

                            ------------------------

The "goracing.com" and "SpeedMall" names are our trademarks. This prospectus also includes trade names and trademarks of Action Performance Companies, Inc. and of other companies.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

                               goracing.com, inc.

     goracing.com, inc. is a leading online provider of worldwide motorsports-related news and information, a global online meeting place and community for motorsports fans, and a leading e-commerce marketplace for motorsports-related die-cast collectibles, apparel, and souvenirs. In addition to providing comprehensive motorsports information coverage, our network also enables visitors to participate in chat groups, multimedia features, entertainment offerings, online auctions, and other interactive activities related to motorsports. Through SpeedMall, our virtual online shopping mall, our visitors can shop for motorsports and automotive products and services, including motorsports merchandise licensed by many of the leading race car drivers, team owners, and motorsports sanctioning bodies. Our SpeedMall tenants include our Racing Collectables Club of America, or Collectors' Club. We offer on an exclusive basis limited edition lines of die-cast replicas of racing vehicles and other licensed motorsports products to the more than 166,000 members of the Collectors' Club. Our network had approximately 15.7 million page views and approximately 923,000 unique visitors during May 1999.

     More than 17 million fans attended racing events in North America during 1998, with an additional aggregate 287 million estimated viewers tuning into NASCAR events alone last year. Internationally, Formula One events are broadcast worldwide to approximately 130 countries. Corporate sponsors are expected to spend more than $1.2 billion, or 24% of all sports sponsorship dollars, on motorsports marketing programs in the United States in 1999. We believe our network provides merchants and advertisers targeted access to the substantial and growing base of motorsports fans throughout the world.

     During the fiscal year ended September 30, 1998, we generated $38.7 million in revenue, up from $22.9 million in revenue during the prior fiscal year. For the six months ended March 31, 1999, we generated $21.2 million in revenue, up from $14.6 million in revenue during the same period of the prior year. From the early February 1999 launch of SpeedMall through June 30, 1999, our company-owned online stores received approximately 70,000 orders representing sales of approximately $9.0 million, an average of $129 per order.

     We have a unique relationship with our parent, Action Performance Companies, Inc., a worldwide leader in the design and sale of licensed motorsports merchandise. Through our parent, we have strategic relationships with many of the most popular race car drivers, team owners, and crew chiefs who have agreed to endorse our network. These personalities include Dale Earnhardt, Jeff Gordon, Dario Franchitti, Don Prudhomme, Rusty Wallace, Bobby Labonte, Tony Stewart, and more than 30 others, each of whom has agreed to grant interviews, make personal appearances, participate in online chats, and provide items he used in races for our online auctions and promotions. Our motorsports network also hosts the Web sites of popular race car drivers and serves as the online home to several influential racing associations.

     We benefit from Action Performance's extensive portfolio of license arrangements with popular race car drivers, many team owners and sponsors, and various sanctioning bodies. We offer for sale online Action Performance's wide variety of licensed motorsports merchandise. This licensed motorsports merchandise features many of the leading racing series from around the world including NASCAR, the Formula One World Championship, the National Hot Rod Association, or NHRA, Championship Auto Racing Teams, or CART, and World Superbike.

     Our goal is to be the leading destination on the Internet for motorsports fans and automotive enthusiasts around the world. The key elements of our strategy are as follows:

     - capitalize on Action Performance's product offerings, licensing and endorsement arrangements, and motorsports relationships,

     - leverage our existing strategic relationships with drivers, team owners, and sponsors and develop new strategic relationships with third-party providers of motorsports content, community features, and products and services,

     - increase our online motorsports content, community, and commerce offerings to drive traffic to our network and increase revenue,

     - expand our offerings to include products, parts, accessories, and services that appeal to automotive enthusiasts,

     - develop sponsorship and other advertising programs that benefit from our audience demographics,

     - expand our network internationally, and

     - increase worldwide brand recognition.

                                  THE OFFERING

Class A common stock
offered                                     shares

Common stock to be
outstanding
  after this offering:

  Class A common stock                      shares. This amount does not include
                             (1) up to an aggregate of                shares
                             subject to over-allotment options granted by us to the underwriters, or (2) any shares that may be issued after the offering upon the exercise of stock options, as discussed below.

  Class B common stock                      shares. Action Performance owns all
                             of the class B common stock.

Relative rights of class A
  common stock and class B
  common stock               The class A common stock and the class B common
                             stock have identical rights other than with respect to voting, conversion, and transfer. The class A common stock is entitled to one vote per share while the class B common stock is entitled to ten votes per share. In most cases, the class A common stock and class B common stock vote together as one class. The shares of class B common stock are convertible at any time at the option of the holder into shares of class A common stock on a share-for-share basis. In addition, shares of class
                             B common stock will be automatically converted into the same number of shares of class A common stock if the shares are held by someone other than Action
                             Performance or one of its affiliates.

Use of Proceeds              We intend to use the proceeds of this offering to
                             fund advertising and marketing programs; to add online content, community features, and e-commerce offerings on our network; to hire management and other personnel; to enhance our technology, software, and basic infrastructure; to facilitate strategic relationships and acquisitions; to repay
                             $2,000,000 of intercompany payables to Action
                             Performance; and to provide funds for working capital and general corporate purposes.

Listing We will apply to have our class A common stock quoted on the Nasdaq National Market under the symbol "GRCN."

                    OUR RELATIONSHIP WITH ACTION PERFORMANCE

     We are a wholly owned subsidiary of Action Performance. Under various contractual arrangements, Action Performance will make available its products to us and will provide us with various management, administrative, and fulfillment services. After this offering, Action Performance will continue to control our company. As a result, our relationship with Action Performance will not always be on an arm's-length basis.

                                  OUR OFFICES

     We are a Delaware corporation with executive offices located at 4707 E. Baseline Road, Phoenix, Arizona 85040. Our telephone number is (602) 337-3700. All references to "we," "our," "us," or "goracing.com" refer to goracing.com, inc. and its predecessors, subsidiaries, and operating divisions. All references to "Action Performance" refer to our parent company, Action Performance Companies, Inc., and its predecessors, operating divisions, and subsidiaries other than goracing.com, inc. and its subsidiaries and operating divisions. Our Web site is located at http://www.goracing.com. Information contained on that Web site and any of the Web sites in our network does not constitute a part of this prospectus.

                             SUMMARY FINANCIAL DATA

     The following table sets forth our summary combined historical and summary consolidated pro forma financial data. You should read this information in conjunction with the Combined Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical financial statements include allocations for administrative services, corporate overhead, and other expenses incurred by Action Performance for resources it provides to us. While we believe that these allocations are reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the amounts of expenses that would have resulted if we had operated as an independent company.

     The accompanying combined historical financial data includes

     - the historical Internet operations of Action Interactive, Inc., a wholly owned subsidiary of Action Performance, as restated for the acquisition of Tech 2000 Worldwide, Inc., which was accounted for as a pooling of interests,

     - the operations of the Collectors' Club, an operating division of Action Performance that became a wholly owned subsidiary of Action Performance on June 1, 1998, and

     - Action Direct Marketing, LLC, a wholly owned subsidiary of Action Performance since December 31, 1998.

     On July 1, 1999, Action Performance contributed to us all of its interest in Action Interactive, Action Racing Collectables Club of America, and Action Direct Marketing. We and Action Performance intend to enter into a number of intercompany agreements governing the relationship between our companies. The accompanying consolidated pro forma financial data is derived from our historical financial statements and reflect

     - the effect of the various intercompany agreements as if those agreements were in place from the beginning of the periods presented,

     - Action Performance's contribution to our company of its interest in Action Interactive, Action Racing Collectables Club of America, and Action Direct Marketing as if it had occurred as of March 31, 1999,

     - the conversion of a portion of the intercompany payables to our capital, and

     - the recapitalization of our company.

     The accompanying consolidated pro forma financial data is derived from our historical financial statements and should be read in conjunction with the audited and interim unaudited combined financial statements and notes thereto, which are included elsewhere in this prospectus.

                                            YEAR ENDED SEPTEMBER 30,            SIX MONTHS ENDED MARCH 31,
                                     ---------------------------------------   -----------------------------
                                                                   PRO FORMA                       PRO FORMA
                                      1996      1997      1998      1998(2)     1998      1999      1999(2)
                                     -------   -------   -------   ---------   -------   -------   ---------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue............................  $13,042   $22,948   $38,666    $38,666    $14,646   $21,199    $21,199
Gross profit.......................    7,158    12,708    20,118     12,563      7,313    11,341      6,809
Income (loss) before income
  taxes............................    1,417     4,127     6,537       (252)     1,397     2,318     (1,806)
Net income (loss)..................  $   667   $ 2,467   $ 3,737    $  (151)   $   807   $ 1,289    $(1,084)
Basic and diluted net income (loss)
  per share(1).....................  $  0.02   $  0.07   $  0.11    $  0.00    $  0.02   $  0.04    $ (0.03)
Basic and diluted weighted average
  shares outstanding(1)............   35,000    35,000    35,000     35,000     35,000    35,000     35,000

                                                                      MARCH 31, 1999
                                                       ---------------------------------------------
                                                       COMBINED       PRO FORMA         PRO FORMA
                                                        ACTUAL     CONSOLIDATED(2)    AS ADJUSTED(3)
                                                       --------    ---------------    --------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $   106         $  106             $
Working capital (deficit)............................   (1,981)         4,175
Total assets.........................................    8,386          9,386
Long-term debt, net of current maturities............       --             --
Total equity (deficit)...............................     (891)         6,265

---------------
(1) We did not exist as a separate company during the historical periods presented. We computed earnings per share based on the shares outstanding following our recapitalization on July 2, 1999, as if such shares were outstanding from the beginning of the periods presented.

(2) Reflects (a) the consolidation of the contributed entities; (b) additional assets contributed to us by Action Performance; (c) the conversion of a portion of amounts due to Action Performance to our capital; and (d) the effect of various intercompany agreements.

(3) Adjusted to give effect to the sale of                shares of class A
    common stock offered by this prospectus at the initial public offering price, less the underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom, which includes a $2,000,000 repayment of intercompany payables to Action Performance.

                                  RISK FACTORS

     An investment in our class A common stock involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained in this prospectus, before purchasing any of our class A common stock.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY AS AN INTERNET COMPANY UPON WHICH YOU CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We have a limited operating history on the Internet upon which you can evaluate our existing business and our potential for future success. Our parent incorporated our company in May 1999 and contributed the capital stock of our operating subsidiaries to us on July 1, 1999. Although the Collectors' Club has operated since 1991, we launched SpeedMall in February 1999. The historical combined financial statements included in this prospectus include periods prior to our launch of SpeedMall and the conduct of our current Internet business.

     We face numerous risks and uncertainties as an early-stage company in the new and rapidly evolving Internet market. Some of these risks and uncertainties relate to our ability to

     - develop brand awareness and brand loyalty to attract a larger audience to our network of Web sites,

     - increase customer acceptance of the online purchase of motorsports, automotive, and related merchandise and services,

     - develop an internal sales and marketing force to implement our advertising and marketing strategies,

     - develop and renew strategic relationships,

     - offer up-to-date news, information, and other features that are attractive to our visitors,

     - anticipate and adapt to the changing market for Internet services and electronic commerce,

     - continue to upgrade and enhance our systems to accommodate expanded service offerings and increased consumer traffic,

     - provide or contract for satisfactory customer service and order fulfillment, and

     - integrate any acquired businesses, technologies, and services.

     We may not be successful in addressing these risks and uncertainties. The failure to do so would materially and adversely affect our business.

WE DO NOT OPERATE AS AN INDEPENDENT COMPANY, AND WE MAY FAIL TO DEVELOP OUR OWN INFRASTRUCTURE.

     We currently are a wholly owned subsidiary of Action Performance. We rely on Action Performance to develop new products and to provide core business services, computer hardware and software systems, technical and marketing resources, and other administrative services. After this offering, we will continue to obtain many of these services pursuant to intercompany agreements between us and Action Performance, which have 25-year terms. Although we intend to develop the operational, administrative, and other systems and infrastructure necessary to support our business on an independent basis in the future, we may not be successful in these efforts. Our business could be adversely affected if we fail to develop our own infrastructure.

THE FINANCIAL STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT REFLECT RESULTS THAT WE WOULD HAVE ACHIEVED AS A STAND-ALONE COMPANY.

     The historical financial statements contained in this prospectus include allocations for administrative services, corporate overhead, and other expenses that Action Performance incurred for services rendered to us or on our behalf. While we believe that these allocations are reasonable, they do not necessarily reflect the actual expenses that we would have incurred if we had operated as a separate, stand-alone company during the periods presented. We also have relied on Action Performance to finance our operations. Upon completion of this offering, Action Performance will not be required to finance our operations and we may not have access to the capital or financing resources available to our parent. The financial information included in this prospectus does not reflect the significant changes that will occur in our capital structure, sources of financing, and operations as a result of this offering and any subsequent separation from our parent. Therefore, investors should not rely on our cash flows to date or our current financial position as indicative of the cash flows or financial position that would have resulted if we had operated as an independent company during the periods presented.

WE MAY INCUR SIGNIFICANT EXPENSES IN AN UNSUCCESSFUL ATTEMPT TO PROMOTE AND MAINTAIN RECOGNITION OF THE GORACING.COM BRAND.

     Our success depends on our ability to build the brand identity of goracing.com and increase traffic to our network. We believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entering this market. We believe that we will incur significant marketing costs in our effort to create and maintain a strong brand identity among motorsports fans and automotive enthusiasts. Other companies currently use the "goracing" name. Our business could be adversely affected if motorsports fans identify the "goracing" name with any company other than ours. We must use the proceeds of this offering effectively to build our brand identity, distinguish the goracing network, and successfully grow our business. Our business, operating results, and financial condition could be materially and adversely affected if we incur excessive expenses in an unsuccessful attempt to promote and maintain recognition of the goracing.com brand. See "Risk Factors -- We have limited protection of our intellectual property and others could infringe on or misappropriate our rights," and "Risk Factors -- We may be unable to acquire or maintain the necessary Web domain names."

WE EXPECT TO INCUR LOSSES FROM OPERATIONS AND OUR FUTURE PROFITABILITY REMAINS UNCERTAIN.

     Our ability to generate significant revenue is uncertain. We have incurred substantial costs to create, launch, and enhance the goracing network; to build brand awareness; and to expand our Internet business. As of March 31, 1999, we had an accumulated deficit of $894,000. We had a pro forma net loss of $151,000 for the year ended September 30, 1998 and a pro forma net loss of $1.1 million for the six months ended March 31, 1999. We expect losses from operations and negative cash flows for the foreseeable future because we plan to incur significant expenses as we

     - expand our sales and marketing efforts,

     - develop our online community,

     - hire additional management, sales, and other personnel,

     - expand our online offerings,

     - expand our infrastructure and customer support services, and

     - seek to acquire complementary businesses and technologies.

     Our expected losses may exceed our historical pro forma losses from operations. If our revenue does not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenue to achieve profitability in the future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

WE MAY NOT BE COMPETITIVE IF WE FAIL TO ENHANCE OUR ONLINE OFFERINGS.

     The failure to develop and introduce effectively new or enhanced online features, functions, or services could have a material adverse effect on our business. To remain competitive, we must continue to

     - enhance our offerings of news, information, and features,

     - expand our product and service offerings,

     - enhance the ease of use, responsiveness, functionality, and features of our network,

     - attract and retain desirable tenants in SpeedMall, and

     - continue to improve the consumer purchasing experience on our network of Web sites.

     These efforts may require us to develop or license increasingly complex technologies. We may not be successful in developing or introducing new features, functions, and services, and the features, functions, and services that we develop may not result in increased traffic or revenue.

WE DEPEND ON SALES OF LICENSED PRODUCTS FOR A SIGNIFICANT PORTION OF OUR
REVENUE.

     We expect to continue to generate a significant portion of our revenue from the sale of Action Performance's products. Action Performance markets its products under licensing arrangements with race car drivers, team owners, sponsors, automobile and truck manufacturers, NASCAR, NHRA, CART, and other entities. The licensing arrangements vary in scope and duration, but generally authorize Action Performance to sell specified licensed products for short periods of time. The success of licensing arrangements depends on many factors, including the popularity, performance, image, and health of the individual drivers. A driver's popularity could be adversely affected if the driver fails to maintain a successful racing career or engages in behavior that the general public considers objectionable.

     In addition, Action Performance's ability to enforce its rights under licensing agreements may be limited by the interpretation and enforcement of those agreements. Some license agreements contain provisions that allow the licensor to terminate the agreement upon the occurrence of events that are outside of Action Performance's control, including a change in the driver's team owner or sponsor. Our business would be materially and adversely affected if we were unable to obtain licensed products from Action Performance or if Action Performance becomes unable to develop, enter into, renew, or enforce material licensing arrangements.

ANY DOWNTURN IN THE POPULARITY OF THE MOTORSPORTS INDUSTRY IN GENERAL, AND NASCAR RACING IN PARTICULAR, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Substantially all of our current business relates to the motorsports industry. Motorsports competes for television viewership, attendance, merchandise sales, and sponsorship funding with other sports, entertainment, and recreational events. The competition in the sports, entertainment, and recreation industries is intense. Any downturn in the popularity of the motorsports industry, or its appeal to consumers, could reduce sales of motorsports merchandise or corporate sponsorships, which would materially and adversely affect our business.

     A significant percentage of our revenue consists of die-cast replicas and other licensed merchandise related to NASCAR. Although Action Performance has expanded its product lines to include vehicles from other segments of motorsports, we expect that NASCAR-related products will continue to account for a significant percentage of our revenue for the foreseeable future. Any downturn in the popularity of NASCAR-sanctioned racing could have a material and adverse effect on our business.

WE DEPEND ON THIRD-PARTY MANUFACTURERS AND VENDORS.

     We do not manufacture any of the products that we sell. Action Performance and various SpeedMall tenants depend upon third parties to manufacture their products. Any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis could have a material adverse effect on us.

     Our suppliers, including Action Performance, and many SpeedMall tenants generally do not have long-term contracts with their third-party manufacturers. In particular, Action Performance obtains most of its die-cast products from its primary manufacturer in China under an agreement that has been in place since 1994 and that automatically renews for successive one-year terms unless terminated by either party giving written notice to the other at least 90 days prior to the end of the then-current term. We may not meet the demands and expectations of our customers and our operations may be adversely affected by any one or more of the following:

     - the loss of these relationships,

     - significant damage to the facilities of one or more of our suppliers or their third-party manufacturers,

     - the disruption or termination of one or more of the operations of our suppliers or their third-party manufacturers, or

     - the disruption or termination of transportation of products from one or more of our suppliers or their manufacturers, even for a relatively short period of time.

     Neither we nor any of our suppliers maintain an inventory of sufficient size to protect us against an interruption of supply for any significant period. We also may be subject to variations in the prices that we or our suppliers pay to third-party manufacturers for products if their raw materials, labor, and other costs increase. We may not be able to pass along price increases to our customers.

     Action Performance engages one third-party manufacturer in China to manufacture most of its die-cast collectible products. Action Performance's reliance on a single manufacturer for a substantial portion of its products increases those risks listed above.

     We also depend upon a number of third-party shippers, such as the U.S. Postal Service, United Parcel Service, and Federal Express, to deliver goods to us and our customers. Strikes or other service interruptions affecting our shippers would have a material adverse effect on our ability to deliver merchandise on a timely basis.

WE DEPEND ON THIRD-PARTY MANUFACTURERS IN CHINA FOR MOST OF OUR PRODUCTS.

     Action Performance obtains most of its products from overseas manufacturers, particularly one third-party manufacturer of die-cast products in China. As a result, we face risks in addition to the risks generally created by obtaining our products from third parties. Our suppliers' reliance on those third-party manufacturers to provide personnel and facilities in China and their maintenance of personnel, equipment, and inventories abroad expose them to a variety of economic and political risks commonly encountered in international operations, international trade, currency exchange, and financing matters. In particular, current tensions between the United States and China could adversely affect trade relations with China and impact Action Performance's ability to obtain die-cast collectible products from its manufacturers.

WE MAY NOT BE SUCCESSFUL IN ADDING NEW ONLINE OFFERINGS OR EXPANDING INTO NEW MARKETS.

     We may not be successful in our attempts to expand our motorsports-related offerings of news and information, community features, and products and services. We also may not be able to develop, acquire, or enter into strategic alliances for Web sites designed to attract automotive enthusiasts and suppliers of automotive-related products and services to our network. The success of our business will depend to a great extent on our ability to develop markets for new online offerings and an adequate online demand for the products and services offered by us and the tenants in SpeedMall. Developing, launching, and promoting new online offerings or expanding into new markets will require us to make significant investments of financial, management, and operational resources. These efforts also could strain our ability to support existing online offerings and provide an enjoyable online experience to visitors to our network. Our business could be materially and adversely affected if we fail to achieve these goals.

WE CURRENTLY LACK ADVERTISING SALES PERSONNEL.

     Advertising on the goracing network has not generated substantial revenue to date. We intend to develop a sales team to stimulate sales of advertising on our network of Web sites. Establishing our sales team involves a number of risks, including the following:

     - we have not previously employed dedicated sales personnel,

     - we may be unable to hire, retain, integrate, and motivate sales and sales support personnel, and

     - new sales personnel may require a substantial period of time to become productive.

Failure to develop and maintain an effective sales force would have a material adverse effect on our business.

FAILURE OF THE SPEEDMALL CONCEPT TO DEVELOP AS AN E-COMMERCE SOLUTION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Visitors to SpeedMall may decide not to make online purchases in the future if we do not provide a convenient, economical, and secure shopping experience or do not offer the products and services that they seek. Our existing tenants may not renew their leases in SpeedMall, and we may not be able to attract new tenants if online sales are lower than anticipated. The failure of SpeedMall to develop as a viable e-commerce solution could have a material adverse effect on our business.

WE WILL FACE ADDITIONAL RISKS AS WE EXPAND INTO INTERNATIONAL MARKETS.

     We plan to further expand our network to include additional Web sites serving international markets. Expanding our overseas operations may cost more than we expect. We also may be unsuccessful in expanding our presence in international markets, and we might lose all or part of our investment in those operations. As we expand into international operations, we will be increasingly subject to various risks associated with international operations in addition to the other business risks described in this prospectus. These risks include the following:

     - management of a multi-national organization,

     - compliance with local laws and regulatory requirements, as well as changes in those laws and requirements,

     - restrictions on the repatriation of funds,

     - employment and severance issues,

     - overlap of tax issues,

     - the business and financial condition of any overseas business partners,

     - political and economic conditions abroad, and

     - the possibility of

       -- expropriation or nationalization of assets,

       -- supply disruptions,

       -- currency controls,

       -- exchange rate fluctuations, or

       -- changes in tax laws, tariffs, and freight rates.

Our inability to effectively manage these and other risks could have a material adverse effect on our business.

WE MUST RESPOND TO RAPID MARKET CHANGES.

     The markets for products and services that the goracing network offers are subject to rapidly changing customer tastes, a high level of competition, seasonality, and a constant need to identify and market new products and services. Demand for motorsports and automotive products and services depends upon a wide variety of factors, including the following:

     - the popularity of drivers, teams, and other licensors,

     - the popularity of current product and service concepts or themes,

     - cultural and demographic trends,

     - marketing and advertising expenditures, and

     - general economic conditions.

     Because these factors can change rapidly, customer demand also can shift quickly. New products or services frequently can be successfully marketed for only a limited time.

     Our ability to increase our sales and marketing efforts to stimulate customer demand, secure popular high-quality products or services for sale, and maintain satisfactory delivery schedules are important factors in our long-term prospects. We could experience a material adverse effect on our business, operating results, and financial condition if we are unable to respond quickly to market changes or a slowdown in demand for the products we sell and services we provide as a result of ineffective marketing efforts, manufacturing difficulties, changing cultural and demographic trends, changing consumer tastes and spending patterns, economic conditions, or other broad-based factors.

WE FACE RISKS FROM MANY COMPETITIVE FACTORS.

     Markets for motorsports and automotive-related products and services are extremely competitive. Many of our competitors have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we possess. In addition, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from manufacturers exclusively or on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, and devote substantially more resources to Web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share, and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on us.

     The e-commerce market is new, rapidly evolving, and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal and competitors may develop and offer similar services in the future. We currently or potentially compete with several types of companies, including the following:

     - general integrated entertainment companies, such as Walt Disney Co. and its ESPN affiliate, Time Warner, and TNN,

     - Web sites targeted to sports enthusiasts generally, such as ESPN.com, Sportsline.com, CNNSI.com, and Foxsports.com,

     - NASCAR, which has a contract with Action Performance under which NASCAR has a right to buy some of Action Performance's products for its NASCAR.com e-commerce channel,

     - other motorsports and automotive-related Web sites, such as Speedvision.com, Jayski.com, Hemmings Motor News Online, and Ecklers.com,

     - traditional forms of media that cover motorsports, such as magazines, newspapers, radio, and television, and

     - online and offline retailers of motorsports merchandise, including various distributors of Action Performance.

     Our competitive position depends on a number of factors, both within and outside our control, including the following:

     - our ability to generate traffic on our network and to develop successfully an online community that attracts motorsports fans and automotive enthusiasts,

     - the quality, features, pricing, and diversity of the products offered on our network of Web sites,

     - our ability to recognize industry trends, anticipate shifts in consumer demands, and identify and market new products,

     - our relationships with and the popularity of the race car drivers, teams, and other licensors of the products we sell, and

     - our ability to develop and maintain effective marketing programs that enable us to sell products and services to motorsports fans and automotive enthusiasts, and

     - product and service offerings by our competitors.

We cannot assure you that we will be able to compete successfully in the future.

WE MAY REQUIRE ADDITIONAL CAPITAL TO SUPPORT GROWTH, AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

     Continued rapid growth could require us to make substantial capital investments in excess of resources provided by the proceeds of this offering, cash generated by operations, and funds available to us through our parent company. We cannot predict the timing and amount of any such capital requirements at this time. Upon completion of this offering, we will not be able to obtain funds available to Action Performance under its credit facility. We currently do not have arrangements for a credit facility of our own. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed. As a result, we may not be able to expand our business at the rate desired, which may adversely affect our operating results.

WE MAY BE UNABLE TO IDENTIFY OR SUCCESSFULLY INTEGRATE POTENTIAL ACQUISITIONS.

     We may wish to acquire complementary businesses, products, services, or technologies in the future. We may not be able to identify suitable acquisition candidates or make acquisitions on commercially acceptable terms. We may have difficulty integrating an acquired company's personnel, operations, products, services, or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses, and materially and adversely affect our business.

WE MUST EFFECTIVELY MANAGE OUR GROWTH.

     Our failure to manage our growth effectively could have a material adverse effect on our business, operating results, and financial condition. In order to manage our growth, we must take various steps, including the following:

     - arrange necessary capital to expand our facilities and equipment,

     - obtain products and services from suppliers, including Action Performance, on a timely basis, and

     - successfully hire, train, retain, and motivate additional employees.

     We will be required to increase staffing and other expenses as well as make expenditures on capital equipment to attempt to meet the anticipated demand of our customers. Sales of motorsports and automotive products are subject to changing consumer tastes. We may increase our expenditures in anticipation of future orders that do not materialize, which would adversely affect our profitability. Demand for popular products or services may increase orders on short notice, which would place an excessive short-term burden on our resources.

WE DEPEND ON MANAGEMENT AND OTHER KEY PERSONNEL.

     The development of our operations and those of Action Performance depend upon the efforts and abilities of our respective senior managements, including Fred W. Wagenhals and Christopher S. Besing. The loss of services of one or more of our or Action Performance's key employees could have a material adverse effect on our business.

     Our success also depends on our ability to continue to attract, retain, and motivate skilled employees. Competition for employees in the Internet industry is intense. We may be unable to retain our key employees or attract, motivate, or retain other qualified employees in the future. Any failure to attract and retain key employees will materially and adversely affect our business.

SEASONAL FLUCTUATIONS IN SALES MAY AFFECT OUR EARNINGS AND THE TRADING PRICE OF OUR CLASS A COMMON STOCK.

     We may experience seasonality in our business, which could result in unfavorable quarterly earnings comparisons and affect the trading price of our class A common stock. Our limited Internet operating history and the new and rapidly evolving Internet markets make it difficult to predict the effects of seasonality on our business. Because the auto racing season is concentrated between the months of February and November, the second and third calendar quarters of each calendar year generally are characterized by higher sales of motorsports products. Similarly, advertising sales in traditional media, such as television and radio, generally are lower in the first calendar quarter of each year. Seasonal fluctuations in quarterly sales may require us to take temporary measures, including changes in personnel levels, borrowing amounts, and marketing activities. These factors and any seasonal and cyclical patterns that emerge in Internet consumer purchasing or in Internet advertising spending could result in unfavorable quarterly earnings comparisons. As a result, it is difficult to predict our future revenue. Any shortfall in revenue may have a material adverse effect on our business and stock price. You should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that our operating results in some future periods may fall below the expectations of analysts and investors. In that event, the price of our class A common stock may decline.

WE MAY BE UNABLE TO SUPPORT INCREASED VOLUME ON OUR NETWORK.

     Growth in the number of users accessing our network of Web sites may strain or exceed the capacity of our computer systems and lead to impaired performance or system failures. If this occurs, customer service and satisfaction may suffer, which could lead to dissatisfied users, reduced traffic, and an adverse impact on our business. Our current systems may be inadequate to accommodate rapid traffic growth on our network. We plan to upgrade and add to our existing technology and network infrastructure and to implement new systems so that our network can perform better and handle increased traffic. Failure to implement these systems effectively or within a reasonable period of time could have a material adverse effect on our business, operating results, and financial condition.

SERVICE FAILURES OR INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Any sustained or repeated failure or interruption in our computer systems or equipment would reduce the appeal of our network of Web sites to customers, advertisers, and SpeedMall tenants. Unanticipated problems affecting our systems may cause interruptions in our services. Interruptions or failures could result if we fail to maintain our computer systems and equipment in effective working order or if our telecommunications providers fail to provide the capacity we require. We also must protect our computer systems against damage from fire, power loss, water, vandalism and other malicious acts, and similar unexpected adverse events. In addition, our users depend on telecommunications providers, Internet service providers, and network administrators for access to our Web sites. Our systems and equipment could experience outages, delays, and other difficulties as a result of system failures unrelated to our systems. Any damage, interruption, or failure that interrupts or delays our operations could cause users to stop using our services and have a material adverse effect on our business.

WE HAVE LIMITED PROTECTION OF OUR INTELLECTUAL PROPERTY, AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR RIGHTS.

     We rely upon all facets of intellectual property and related law to protect our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. Our failure to adequately protect our intellectual property could materially and adversely affect our business, operating results, and financial position.

     We currently are seeking federal registration of the trademarks "goracing.com," "RCCA SelectNet," and "SpeedMall" in the United States. The U.S. Patent and Trademark office has suspended our "goracing.com" application, pending review of other possibly conflicting trademark applications/registrations. We believe that our use of the "goracing.com" mark was first in time with respect to the business in which we engage, and that our acquisition of a potentially conflicting trademark gives our "goracing.com" application priority over all such other possibly conflicting applications or registrations. As a result, we do not believe that anyone else can obtain trademark protection for the "goracing.com" mark in the United States for the business in which we operate. However, we cannot assure you we will be successful in obtaining a federal registration for the "goracing.com" mark. Our ability to prevent others from using similar trademarks may be adversely impacted if our "goracing.com" mark is regarded as a descriptive or weak trademark. Our inability to obtain trademark protection for our "goracing.com" mark could have a material adverse effect on our business.

     We may not be able to obtain effective trademark, service mark, copyright, and trade secret protection in every country in which our products and services are made available online. We may find it necessary to take legal action in the future to enforce or protect our intellectual property rights or to defend against claims of infringement. Litigation can be very expensive and can distract management's time and attention, which could adversely affect our business. In addition, we may not be able to obtain a favorable outcome in any intellectual property litigation.

     As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants. These agreements may be ineffective in preventing misappropriation of technology and could be unenforceable. Misappropriation of our intellectual property or the litigation costs associated with our intellectual property could have a material adverse effect on us.

WE MAY BE UNABLE TO ACQUIRE OR MAINTAIN THE NECESSARY WEB DOMAIN NAMES.

     We currently hold several Web domain names, including "goracing.com" and "SpeedMall.com." The acquisition of similar domain names by third parties could create confusion that diverts traffic to other Web sites, which could adversely affect our business. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Internet regulatory bodies may establish additional top-level domains, appoint new or additional domain name registrars, or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of our proprietary rights.

REGULATION OF CORPORATE SPONSORSHIP MAY ADVERSELY AFFECT THE MOTORSPORTS
INDUSTRY.

     Tobacco and alcohol companies provide a significant amount of advertising and promotional support of racing events, drivers, and car owners. In 1996, the U.S. Food and Drug Administration published regulations that would substantially restrict tobacco industry sponsorship of sporting events, including motorsports. The legality of these regulations has been challenged in court. The U.S. Supreme Court will review these regulations on appeal, and we expect the Court to issue its decision sometime during 2000. The FDA regulations, if ultimately approved, and any other legislation, regulations, or other initiatives that limit or prohibit advertisements of tobacco or alcohol products at racing events could adversely affect the popularity of motorsports, which could have a material adverse effect on our business and operating results.

     In November 1998, certain major manufacturers of cigarettes and smokeless tobacco products and the attorneys general of 46 states agreed to settle certain lawsuits filed by more than 40 of the settling states and potential claims that could be brought by the remaining settling states. The terms of the settlement, among other things, limit sponsorship of racing events by the participating manufacturers and substantially eliminate outdoor advertising of tobacco products and any marketing or distribution of tobacco brand name merchandise. The settlement, however, permits the participating manufacturers to engage in limited sponsorships of racing events, drivers, or teams. The participating manufacturers may not refer to any sponsored event, driver, or team in its other advertisements of tobacco products. The terms of the settlement will limit or prohibit our ability to sell licensed motorsports collectible and consumer products that include a tobacco brand name and our ability to sell online advertising to tobacco companies. Domestic and international tobacco advertisers heavily subsidize certain NASCAR, NHRA, CART, Formula One, and other racing series and teams, and those series and teams may not find similar sponsorships. The limitations on tobacco company sponsorship imposed by the settlement and any further limitations imposed on tobacco or alcohol sponsorship of racing events also could ultimately affect the popularity of motorsports, which could have a material adverse effect on our business and operating results.

WE FACE RISKS ASSOCIATED WITH "YEAR 2000" COMPLIANCE.

     We depend upon complex computer software and systems, including our parent's computer systems, for all phases of our operations. The failure of any of our software or systems or the software or systems of our parent to be Year 2000 compliant could disrupt the operation of our network, our financial and management controls, and reporting systems, or could prevent us from being able to process or fulfill orders from our customers.

     In addition to the systems and software that we use directly, our operations also depend on the performance of software and systems of our third-party vendors and service providers. These include providers of financial, telecommunications, and parcel delivery services. We cannot assure you that our service providers have, or will have, operating software and systems that are Year 2000 compliant.

     We have begun conducting an analysis of our material operating software and systems to assess and assure Year 2000 compliance. We also have been communicating with our third-party vendors and service providers and others with whom we do business to coordinate Year 2000 readiness. The responses we have received to date have indicated that steps are currently being undertaken by our third-party vendors and service providers to address this concern. However, any failure of our computer software and systems, Action Performance's computer software and systems, or the systems of third parties to achieve timely Year 2000 compliance could have a material adverse effect on our business, operating results, and financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

OUR NETWORK MAY BE ADVERSELY AFFECTED BY UNKNOWN SOFTWARE DEFECTS.

     Our network depends on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing by us, defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance, or divert our development resources, any of which could materially and adversely affect our business.

         RISKS ASSOCIATED WITH OUR RELATIONSHIP WITH ACTION PERFORMANCE

WE DEPEND ON ACTION PERFORMANCE TO OBTAIN FAVORABLE LICENSE ARRANGEMENTS AND DEVELOP NEW PRODUCTS.

     We depend upon Action Performance to supply us with most of the licensed motorsports merchandise that we sell and with licensing arrangements with popular motorsports personalities. We believe that these arrangements are important to the success of our business. Our earnings and growth prospects could be adversely affected if Action Performance is unable or unwilling to develop and maintain favorable licensing arrangements with popular motorsports personalities, to introduce new and creative product offerings and marketing opportunities on which we can capitalize, or to supply us with sufficient quantities of products for sale. Our inability to obtain products and favorable license arrangements from Action Performance could have a material adverse effect on our business, operating results, and financial condition.

     Our operating results depend to a significant extent on the ability of Action Performance to develop and introduce on a timely basis new products and services that compete effectively in terms of price and that address customer tastes, preferences, and requirements.

WE DEPEND ON ACTION PERFORMANCE FOR SERVICES.

     We depend upon Action Performance for various management, financial, tax, human resource, and other functions that typically are performed by in-house personnel of public companies. We have entered into long-term agreements that require Action Performance to provide these services. Action Performance will have the right to terminate or decline to renew these agreements in some circumstances. We will need to renew or extend these agreements, engage other entities to perform these services or provide us with products, or perform these services ourselves if our agreements with Action Performance expire or are terminated. The cost of obtaining other services from third parties or devoting resources to provide them internally may exceed the cost under our agreements with Action Performance.

ACTION PERFORMANCE WILL CONTROL OUR COMPANY AFTER THIS OFFERING.

     Immediately after this offering, Action Performance will own all of our
outstanding class B common stock, representing approximately    % of the
combined voting power of our outstanding common stock. As a result of this ownership, Action Performance will be able to exercise a controlling influence over our business and affairs and to determine unilaterally the outcome of any matter submitted to a vote of our stockholders.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A CHANGE IN CONTROL OF ACTION PERFORMANCE.

     Action Performance is a public company. As long as Action Performance owns shares representing a majority of our voting power, if another person or entity gains control of Action Performance that person or entity would also be able to control us. A new owner may change our operating strategy or may enter into new markets that are different from those that appeal to motorsports fans or automotive enthusiasts. Fred W. Wagenhals may cease to serve with Action Performance following a change of control. Action Performance depends on Mr. Wagenhals to develop and maintain relationships with many of the most popular motorsports personalities. In addition, many of Action Performance's license agreements contain a provision that gives the licensor the right to terminate the agreement if Mr. Wagenhals no longer serves with Action Performance. The loss of the services of Mr. Wagenhals might impair Action Performance's ability to enter into license arrangements with motorsports personalities and sanctioning bodies and might impair our ability to obtain favorable endorsement arrangements with motorsports personalities. We believe these relationships are important to our success. Any loss of these relationships would have a material adverse effect on our business.

WE AND ACTION PERFORMANCE HAVE CONFLICTS OF INTEREST.

     Because our business to a great extent depends on sales of Action Performance's licensed motorsports merchandise and its ability to provide us with valuable licensing arrangements, there exist numerous actual and potential conflicts of interest between us and Action Performance. We and Action Performance to some extent will compete with each other when offering products and services to potential customers. Our certificate of incorporation contains provisions addressing potential conflicts of interest between us and Action Performance and the allocation between us and Action Performance of transactions that could otherwise constitute corporate opportunities of both companies. These provisions provide that Action Performance need not make these opportunities available to us.

     Prior to the completion of this offering, we will enter into various agreements with Action Performance. Among other things, these agreements will govern the terms on which the parties will jointly market products and services and provide products and services to each other. The agreements generally contemplate that the parties will maintain their relationships in a manner consistent with their past practice. However, neither these agreements nor any future agreements between us and Action Performance will necessarily result from arm's-length negotiations. Therefore, these agreements may be less favorable to us than those we could obtain from unaffiliated third parties. Moreover, many of the transactions between us and Action Performance are informal and do not lend themselves to formulaic allocations of costs and benefits. Thus, there inevitably will be some discretion left to the parties, which are subject to the potentially conflicting interests described above. Action Performance is not obligated to engage in any future business transactions with us or jointly pursue opportunities, except for those expressly provided for in the intercompany agreements.

SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OR OFFICERS OF ACTION PERFORMANCE.

     As long as Action Performance owns shares representing a majority of the voting power of our stock, it will have the right to designate a majority of the members of our board of directors. In addition, as long as Action Performance owns shares representing at least 10% of the voting power of our stock, Action Performance will have the right to designate at least one person to serve as a member of our board of directors. We expect that some or all of the persons that Action Performance designates to serve on our board of directors also will be directors or officers of Action Performance. Persons designated by Action Performance to serve on our board of directors will have obligations to us as well as to Action Performance and therefore may have conflicts of interest when matters arise that actually or potentially involve both companies. Our certificate of incorporation includes provisions that are designed to help resolve these conflicts of interest. These provisions do not, however, change our directors' fiduciary duty of loyalty under Delaware law. Subject to applicable Delaware law, by becoming a stockholder of our company you will be deemed to have notice of and to have consented to the provisions in our certificate of incorporation. We cannot assure you that these provisions will resolve conflicts of interest between us and Action Performance in a manner that you would consider to be fair to our company.

THE SAME INDIVIDUALS WILL MANAGE US AND ACTION PERFORMANCE

     Following this offering, Fred W. Wagenhals, our Chairman of the Board, will continue to serve as a director and officer of Action Performance and Christopher S. Besing, our Chief Executive Officer, will continue to serve as a director of Action Performance. Certain of our other officers and employees will spend a substantial part of their professional time and efforts on behalf of Action Performance. In many instances, their efforts for Action Performance will relate to activities that are unrelated and, in some circumstances adverse, to our interests. In addition, Messrs. Wagenhals, Besing, Lonnie P. Boutte, our President, Roger J. Falcione, our Chief Technology Officer, and some of our other employees will continue to hold shares and options to purchase shares of Action Performance common stock or will continue to participate in Action Performance's stock option plans. These circumstances may present these officers and employees with incentives different from those of our stockholders and may magnify the conflicts of interests described above.

     In addition to Messrs. Wagenhals and Besing, our board of directors includes two directors who are also directors or officers of Action Performance. After this offering, a majority of our directors will be individuals who are directors or officers of Action Performance. For as long as Action Performance maintains voting control of our company, Action Performance will have the ability to change the size or composition of our board of directors.

WE FACE RISKS RELATING TO OUR INCLUSION WITHIN ACTION PERFORMANCE'S CONSOLIDATED GROUP FOR INCOME TAX PURPOSES.

     For as long as Action Performance continues to own at least 80% of the voting rights and value of our capital stock, we will be included in Action Performance's consolidated group for federal income tax purposes. Upon completion of this offering, we will enter into a tax allocation agreement with Action Performance. We will agree to pay to Action Performance the amount of federal, state, and local income taxes that we would be required to pay to the relevant taxing authorities if we were a separate taxpayer not included in Action Performance's consolidated or combined returns. In addition, by virtue of its controlling ownership of our company and the tax allocation agreement, Action Performance will effectively control all of our tax decisions. Under the tax allocation agreement, Action Performance will have sole authority to respond to and conduct all tax proceedings, including tax audits relating to us, to file all income tax returns on our behalf, and to determine the amount of our liability to or entitlement to payment from Action Performance. Despite the tax allocation agreement, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation. Thus, to the extent Action Performance or other members of the group fail to make any federal income tax payments required of them by law, we would be liable for the shortfall. Similar principles apply for state income tax purposes in many states.

     For as long as Action Performance continues to own at least 80% of the voting rights and value of our capital stock, we will be liable for pension funding, termination and excise taxes, and other pension-related matters in the event that Action Performance fails to satisfy fully its legally required pension obligations.

     Our intercompany indemnification agreement with Action Performance provides that Action Performance will indemnify us for some tax liabilities resulting from our relationship with it, including the costs of defending against any claims asserted against us. Action Performance may not be able to fulfill its obligations under the intercompany indemnification agreement, in which case we may be liable for those payments.

OUR AGREEMENTS WITH ACTION PERFORMANCE MAY REQUIRE US TO INDEMNIFY ACTION PERFORMANCE FOLLOWING A DISTRIBUTION OF OUR SHARES.

     Following this offering, Action Performance may distribute to its shareholders all or a portion of the class B common stock that it owns. We will indemnify Action Performance if it incurs any tax liability as a result of any action on our behalf or failure to act that makes the distribution taxable to Action Performance. We will indemnify Action Performance for any tax liability incurred as the result of the failure of the distribution to qualify as a tax-free transaction due to a takeover of our company or any other transaction involving our capital stock, assets, or business regardless of whether such transaction is within our control. If we become obligated to indemnify Action Performance for any tax liabilities that it incurs, our business, operating results, and financial condition, would be adversely affected.

                         RISKS RELATED TO THIS OFFERING

ACTION PERFORMANCE'S ABILITY TO DISTRIBUTE OR SELL SHARES OF OUR CLASS B COMMON STOCK MAY HAVE AN ADVERSE IMPACT ON THE VALUE OF OUR CLASS A COMMON STOCK.

     Following this offering Action Performance may distribute to its shareholders all or a portion of our common stock that it owns. Action Performance is under no obligation to distribute any of our stock and has the sole discretion to determine the timing and the terms of any such distribution. We cannot assure you as to whether, when, or if Action Performance will distribute any shares of our common stock or as to the terms of any distribution. We also cannot predict the effect that a distribution, or any delay or inability to make a distribution, might have on the market price of our class A common stock.

     Action Performance also will have the right to require us to register its shares of our common stock under the securities laws for sale in the public market if it does not complete a distribution or other similar transaction. Sales by Action Performance or others of substantial amounts of our common stock in the public market following this offering, or the perception that sales might occur, could have a material adverse effect on the market price of the class A common stock.

     Sales of substantial amounts of common stock following this offering, or even the potential for such sales, may have a depressive effect on the market price of our class A common stock. Action Performance will have registration rights that will enable it to sell its shares of our common stock in the public market following this offering. In addition, Action Performance may sell or distribute our common stock, which may adversely affect our stock price.

DIFFERENCES IN VOTING RIGHTS MAY LOWER THE MARKET VALUE OF CLASS A COMMON STOCK.

     Shares of class A common stock are entitled to one vote per share while shares of class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. See "Description of Capital
Stock -- Common Stock." The difference in the voting rights of the class A common stock and class B common stock could adversely affect the price of the class A common stock to the extent that investors or any potential future purchaser of our common stock assign value to the superior voting rights or other rights of the class B common stock.

THE MARKET PRICE OF OUR CLASS A COMMON STOCK MAY BE VOLATILE.

     The trading price of our class A common stock could be subject to wide fluctuations in response to a number of factors, including the following:

     - quarterly variations in our operating results or the operating results of Action Performance,

     - actual or anticipated announcements of new products or services by us, Action Performance, or other business partners or competitors,

     - announcements of technological innovations by us or our competitors,

     - investor perception of our business prospects or the Internet industry in general,

     - changes in analysts' estimates of our financial performance,

     - general conditions in the markets in which we compete, and

     - worldwide economic and financial conditions.

     The stock market also has experienced extreme price and volume fluctuations that have affected the market prices for many rapidly expanding companies, particularly Internet-related companies. These fluctuations often have been unrelated to the operating performance of those companies. Broad market fluctuations and other factors may adversely affect the market price of our class A common stock. If the market price of our class A common stock experiences significant market volatility, some stockholders may file a class action lawsuit. We could incur substantial legal costs and our management's attention could be diverted to defend this type of litigation, even if we are ultimately successful in our defense. Declines in the market price of our common stock also could adversely affect employee morale, our ability to attract and retain qualified employees, and our access to additional capital. All of these factors could materially and adversely affect our business, operating results, and financial condition.

WE DO NOT ANTICIPATE THAT WE WILL PAY ANY DIVIDENDS.

     For the foreseeable future, we intend to retain future earnings, if any, to finance our business operations and do not anticipate paying any cash dividends with respect to our common stock.

INVESTORS WILL SUFFER IMMEDIATE DILUTION.

     The initial public offering price per share will exceed our net tangible book value per share. Accordingly, investors purchasing shares in this offering
will incur immediate and substantial dilution of approximately $       in the
book value per share of the class A common stock from the assumed offering price
of $     per share. Any exercises of outstanding options to purchase class A common stock will further dilute existing stockholders. See "Dilution."

OUR BUSINESS COULD SUFFER IF WE DO NOT USE THE PROCEEDS OF THIS OFFERING IN A MANNER BENEFICIAL TO US.

     We intend to use the net proceeds from this offering for the following purposes:

     - to promote the goracing network and expand sales and marketing activities,

     - to add online content, community features, and e-commerce opportunities on our network,

     - to hire management and other personnel,

     - to enhance our technology, software, and basic infrastructure,

     - to enter into strategic relationships and acquisitions,

     - to repay $2,000,000 of intercompany payables to Action Performance, and

     - to provide working capital and funds for general corporate purposes.

     We have not yet determined the actual expenditures and cannot estimate the amounts we will use for each specified purpose. The actual amounts and timing of these expenditures may vary significantly depending on a number of factors, including the amount of cash generated by our operations and the market response to the introduction of new product or service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds of this offering. If we do not use the proceeds in a manner beneficial to us, our business could suffer and our stock price could decline.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Our certificate of incorporation, bylaws, and Delaware law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control over us, even when those attempts may be in the best interests of our stockholders. Our certificate of incorporation gives the class B common stock super-voting rights, provides for a classified board of directors, and authorizes the board of directors, without stockholder approval, to issue one or more series of preferred stock that could have voting, liquidation, dividend, conversion, or other rights that adversely affect or dilute the voting power of the holders of our common stock. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of Delaware Law."

     Our intercompany agreements with Action Performance permit Action Performance to terminate those agreements in the event of a change of control. These provisions make it more difficult for others to obtain control over us.

RIGHTS TO ACQUIRE SHARES OF COMMON STOCK WILL RESULT IN DILUTION TO OTHER HOLDERS OF COMMON STOCK.

     As of                  , 1999, options to acquire a total of approximately
               shares of class A common stock were outstanding under our 1999 Incentive Stock Plan. We also have issued options to acquire shares of class A common stock to race car drivers, team owners, and other motorsports participants in connection with various endorsement and other arrangements. Holders of these options will have the opportunity to profit from an increase in the market price of the class A common stock, with resulting dilution in the interests of holders of all classes of common stock. The existence of these stock options could adversely affect the terms on which we can obtain additional financing, and the option holders can be expected to exercise these options at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our common stock on terms more favorable to us than those provided by the exercise of these options.

                     RISKS RELATED TO THE INTERNET INDUSTRY

INCREASED USE OF THE INTERNET WILL BE CRITICAL TO OUR SUCCESS.

     Our future success depends to a significant extent on the continued growth in Internet use. Use of the Internet as a commercial marketplace is relatively new and is rapidly evolving. Demand for and market acceptance of products and services offered over the Internet remain uncertain. We cannot predict whether a large enough number of motorsports fans and automotive enthusiasts will shift from traditional to online activities. For example, our target market may not prefer to obtain their motorsports news and information online or make online purchases. Many factors may inhibit Internet usage, including poor access, unreliable performance, and security and privacy concerns. Our business would be adversely affected if Internet usage does not continue to grow.

FAILURE OF THE INTERNET TO DEVELOP AS AN ADVERTISING MEDIUM MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We expect to generate a significant portion of our revenue in the future from sponsorship and advertising on our network. The Internet advertising market is new and rapidly evolving, and we cannot gauge its effectiveness as compared with traditional advertising media. Most of our current or potential advertising and e-commerce partners have limited experience using the Internet for advertising purposes and have allocated only a limited portion of their advertising budgets to Internet advertising. Advertisers and merchants may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Industry researchers continue to develop standards to measure the effectiveness of Internet advertising or the demographics of a company's user base. If such standards do not develop, advertisers may not advertise on the Internet.

     We currently are implementing additional systems designed to track and analyze usage patterns of visitors to the goracing network. Our ability to implement these systems may be affected by concerns about Internet privacy. If we do not implement these systems successfully, we may not be able to accurately evaluate usage patterns. Advertisers and e-commerce marketers may choose not to advertise on goracing.com or may pay less for advertising on the goracing network if they do not perceive our measurements to be reliable or if the market for Internet advertising fails to develop or develops more slowly than expected. Any of these factors could have a material adverse effect on us.

WE MAY NOT BE ABLE TO ADAPT TO RAPIDLY CHANGING TECHNOLOGIES OR WE MAY INCUR SIGNIFICANT COSTS IN DOING SO.

     The Internet is characterized by rapidly changing technologies, evolving industry standards, frequent new service introductions, and changing customer demands. As a result of the rapidly changing nature of the Internet environment, we may be subject to risks, now and in the future, of which we are not currently aware. To be successful, we must adapt to our rapidly evolving market by continually enhancing our network of Web sites and introducing new products and services to address our users' changing demands. We may use new technologies ineffectively or we may fail to adapt our network, transaction-processing systems, and infrastructure to meet customer requirements, competitive pressures, or emerging industry standards. We could incur substantial costs if we need to modify our services or infrastructure. Our business could be materially and adversely affected if we incur significant costs to adapt, or cannot adapt, to these changes.

FAILURE OF OUR ONLINE SECURITY MEASURES WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Like any computer network, our network is vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions. We expect that these problems will occur from time to time. Security breaches and inadvertent transmissions of computer viruses could expose us to litigation or to a material risk of loss, which could have a material adverse effect on our business.

     We rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Unauthorized persons may be able to compromise or breach the algorithms that we use to protect our consumers, transaction data, or software, to misappropriate proprietary information, or to cause interruptions in our operations. We may be required to invest a significant amount of money and other resources to protect against security breaches or to alleviate problems caused by any breaches that do occur. Any well-publicized compromise of security could deter use of the Internet in general or use of our network to conduct commercial transactions.

LEGAL UNCERTAINTIES SURROUND THE DEVELOPMENT OF THE INTERNET.

     There currently are few laws or regulations that specifically regulate communications or commerce on the Internet. However, federal, state, or foreign governments may adopt laws and regulations in the future to address issues such as

     - user privacy,

     - pricing issues,

     - the characteristics and quality of products and services,

     - access charges,

     - consumer protection issues,

     - cross-border commerce, and

     - transmission of certain types of information over the Internet.

Regulation of these and other issues could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel, and personal privacy apply to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

OUR SALES COULD DECREASE IF WE BECOME SUBJECT TO ADDITIONAL SALES OR OTHER
TAXES.

     Our sales and operating results could be adversely affected if one or more states or foreign countries successfully asserts that we should collect sales or other taxes on the sale of our products. We currently do not collect sales or other similar taxes for physical shipments of goods into states other than those in which we operate. One or more local, state, or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operations in other states or countries outside those in which we operate could subject us to sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customers' orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades would increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us if they have to pay sales tax. As a result, we may need to lower prices to retain these customers.

WE COULD BE SUBJECT TO LIABILITY FOR INFORMATION DISPLAYED ON OUR NETWORK OF WEB SITES.

     We may be subjected to claims for defamation, negligence, copyright, or trademark infringement or claims based on other theories relating to the information we publish on our network of Web sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We also could be subjected to claims based upon the content that is accessible from our network through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements and information contained in this prospectus concerning our future, proposed, and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the motorsports and automotive industries in general, and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined in the securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere in the section entitled "Risk Factors."

                                USE OF PROCEEDS

     We intend to sell      shares of class A common stock in this offering.
Assuming an initial offering price of $     per share, we estimate that we will
receive net proceeds of $     million ($     million if the underwriters'
over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering

     - to promote the goracing network and expand sales and marketing activities,

     - to add online content, community features, and e-commerce opportunities on our network,

     - to hire management and other personnel,

     - to enhance our technology, software, and basic infrastructure,

     - for strategic relationships and acquisitions,

     - to repay $2,000,000 of intercompany payables to Action Performance, and

     - for working capital and general corporate purposes.

     The amounts and purposes for which we allocate the net proceeds of this offering may vary significantly depending upon a number of factors, including future revenue and the amount of cash generated by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. Pending the uses described above, the net proceeds will be invested in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1999 (a) our actual combined capitalization, (b) our pro forma consolidated capitalization, and (c) our pro forma consolidated capitalization as adjusted to reflect the sale of the shares of class A common stock in this offering (assuming an
offering price of $     per share) and the application of the estimated net
proceeds from this offering, after deducting estimated underwriting discounts and offering expenses.

                                                                       MARCH 31, 1999
                                                          ----------------------------------------
                                                                                      PRO FORMA
                                                          ACTUAL    PRO FORMA(1)    AS ADJUSTED(2)
                                                          ------    ------------    --------------
                                                                       (IN THOUSANDS)
Due to Action Performance Companies, Inc................  $8,156       $2,000           $
                                                          ======       ======           ======
Long-term debt..........................................  $   --       $   --           $
Stockholders' equity (deficit)..........................
  Serial preferred stock, $.0001 par value, 10,000,000
     shares authorized, no shares issued or outstanding
     actual and as adjusted.............................      --           --
  Class A common stock $.0001 par value, 100,000,000
     shares authorized, no shares issued or outstanding
     actual;           shares issued and outstanding as
     adjusted(2)........................................      --           --
  Class B common stock $.0001 par value, 100,000,000
     shares authorized, 35,000,000 shares issued and
     outstanding pro forma; 35,000,000 shares issued and
     outstanding as adjusted............................      --            4
  Capital accounts of contributed subsidiaries(1)(3)....       1           --
  Additional paid-in capital............................       2        7,155
  Accumulated deficit...................................    (894)        (894)
                                                          ------       ------           ------
     Total stockholders' equity (deficit)...............    (891)       6,265
                                                          ------       ------           ------
Total capitalization....................................  $ (891)      $6,265           $
                                                          ======       ======           ======

------------------------

(1) Pro forma consolidated capitalization reflects (a) the consolidation of the contributed entities; (b) additional assets contributed to us by Action Performance; and (c) the conversion of a portion of amounts due to Action Performance to our capital.

(2) The number of shares of class A common stock excludes (a) an aggregate
    of     additional shares reserved for issuance under our 1999 Stock
    Incentive Plan,        of which we plan to grant to management at an
    exercise price equal to the initial public offering price; and (b) an
    aggregate of           additional shares reserved for issuance pursuant to
    stock option agreements with racing personalities and teams,           of
    which we plan to grant at an exercise price equal to the initial public offering price. The pro forma consolidated as adjusted capitalization assumes no exercise of the underwriters' over-allotment option. If the underwriters exercise their over-allotment option in full, we will have shares of class A common stock issued and outstanding, total
    stockholders' equity of $          , and total capitalization of
    $          .

(3) Capital accounts of contributed subsidiaries includes (a) Action Interactive, Inc. common stock, $.01 par value, 4,000 shares authorized, 1,000 shares issued and outstanding; (b) Action Direct Marketing, LLC membership interest; and (c) Action Racing Collectables Club of America, Inc. common stock, $.01 par value, 4,000 shares authorized, 1,000 shares issued and outstanding.

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 1999 was approximately $6.3 million, or $0.18 per share of class B common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of class B common stock assumed to be outstanding as of March 31, 1999. Our pro forma net tangible book value as of March 31, 1999, after giving effect to the issuance and sale of the shares of class A common stock in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses
would have been $     million, or $     per share. This represents an immediate
increase in pro forma net tangible book value of $     per share to Action
Performance and an immediate dilution of $          per share to new investors.
The following table illustrates this per share dilution:

Initial public offering price per share.....................           $
                                                                       --------
  Pro forma net tangible book value per share before this
     offering...............................................  $0.18
                                                              -----
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       --------
Dilution per share to new investors.........................           $
                                                                       ========

     The following table summarizes, on a pro forma basis, as of March 31, 1999, the number of shares of class A common stock purchased in this offering; and the aggregate cash consideration paid and average price per share paid by Action Performance for class B common stock and by new investors purchasing shares of class A common stock in this offering:

                                    SHARES PURCHASED        TOTAL CONSIDERATION
                                 ----------------------    ----------------------    AVERAGE PRICE
                                   NUMBER      PERCENT       AMOUNT      PERCENT       PER SHARE
                                 ----------    --------    ----------    --------    -------------
Action Performance.............  35,000,000            %   $7,155,000            %       $0.20
New investors..................
                                 ----------    --------    ----------    --------
     Total.....................                        %   $                     %
                                 ==========    ========    ==========    ========

                        SELECTED COMBINED FINANCIAL DATA

     The selected combined balance sheet data set forth below as of September 30, 1997 and 1998 and the selected combined statements of operations data for the years ended September 30, 1996, 1997, and 1998 have been derived from our combined financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and which appear elsewhere in this prospectus. The selected balance sheet data as of March 31, 1999 and the selected statements of operations data for the six months ended March 31, 1998 and 1999 have been derived from our unaudited financial statements that, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, that management considers necessary for a fair presentation of the information set forth below. The results of operations for the six months ended March 31, 1999 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes thereto included elsewhere in this prospectus.

     The accompanying combined financial data includes the following:

     - Action Interactive, Inc., a wholly owned subsidiary of Action Performance, as restated for the acquisition of Tech 2000 Worldwide, Inc., which was accounted for as a pooling of interests;

     - the operations of the Collectors' Club, an operating division of Action Performance that became a wholly owned subsidiary of Action Performance on June 1, 1998; and

     - Action Direct Marketing, L.L.C., a wholly owned subsidiary of Action Performance since December 31, 1998.

     On July 1, 1999, Action Performance contributed to us all of its interest in Action Interactive, Action Racing Collectables Club of America, and Action Direct Marketing.

                                                                                        SIX MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,                   MARCH 31,
                                     ------------------------------------------------   -----------------
                                      1994      1995       1996      1997      1998      1998      1999
                                     -------   -------   --------   -------   -------   -------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue............................  $ 4,873   $ 9,409   $ 13,042   $22,948   $38,666   $14,646   $21,199
Cost of product sales..............    2,349     4,368      5,884    10,240    18,548     7,333     9,858
                                     -------   -------   --------   -------   -------   -------   -------
Gross profit.......................    2,524     5,041      7,158    12,708    20,118     7,313    11,341
Selling, general, and
  administrative expenses..........    1,852     3,575      5,741     8,581    13,581     5,916     9,023
                                     -------   -------   --------   -------   -------   -------   -------
Income before income taxes.........      672     1,466      1,417     4,127     6,537     1,397     2,318
Provision for income taxes.........      269       586        750     1,660     2,800       590     1,029
                                     -------   -------   --------   -------   -------   -------   -------
Net income.........................  $   403   $   880   $    667     2,467   $ 3,737   $   807   $ 1,289
                                     =======   =======   ========   =======   =======   =======   =======
Basic and diluted net income per
  share(1).........................  $  0.01   $  0.03   $   0.02   $  0.07   $  0.11   $  0.02   $  0.04
                                     =======   =======   ========   =======   =======   =======   =======
Basic and diluted weighted average
  shares outstanding(1)............   35,000    35,000     35,000    35,000    35,000    35,000    35,000
                                     =======   =======   ========   =======   =======   =======   =======

                                                                      SEPTEMBER 30,
                                                            ---------------------------------   MARCH 31,
                                                             1995     1996    1997    1998(2)     1999
                                                            ------   ------   -----   -------   ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $    5   $    3   $  17   $     1    $   106
Working capital (deficit).................................     (10)     (16)   (621)   (1,637)    (1,981)
Total assets..............................................      18      275     318     9,829      8,386
Long-term debt, net of current maturities.................       5      617      --        --         --
Total equity (deficit)....................................      (1)    (451)   (464)     (917)      (891)

---------------
(1) We did not exist as a separate company during the historical periods presented. We computed earnings per share based on the shares outstanding following our recapitalization on July 2, 1999, as if such shares were outstanding from the beginning of the periods presented.

(2) The increase in working capital (deficit), total assets, and total equity (deficit) as of September 30, 1998 is due to (a) the formation of Action Racing Collectables Club of America, Inc. on June 1, 1998 and the simultaneous transfer of Collectors' Club assets and liabilities, including inventory of $8.6 million, fixed assets of $676,000, and liabilities of $1.2 million to the Collectors' Club by Action Performance at historical cost; and (b) the continued funding of our operations by Action Performance. For financial reporting purposes, the Collectors' Club was treated as an operating division of Action Performance prior to its formation as a subsidiary of Action Performance through the creation of Action Racing Collectables Club of America, Inc. As such, the financial position of the Collectors' Club was not included in the September 30, 1997 historical balance sheet, as the Collectors' Club did not have specific title to assets nor was it specifically obligated for liabilities prior to its existence as a subsidiary on June 1, 1998.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION

     The following unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 1998 and the six months ended March 31, 1999 give effect to the various intercompany agreements that we and Action Performance intend to execute upon completion of this offering, assuming that those intercompany agreements were in effect on October 1, 1997. The unaudited pro forma condensed consolidated statements presented herein do not purport to represent what our actual results of operations would have been had those intercompany agreements been in effect on that date or to project our results of operations for any future period.

     The pro forma statements are derived from our historical combined financial statements. Therefore, the pro forma statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, our audited and interim unaudited combined financial statements, including the notes thereto, which are included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998

                                                           HISTORICAL     PRO FORMA      PRO FORMA
                                                            COMBINED     ADJUSTMENTS    CONSOLIDATED
                                                           ----------    -----------    ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Net product sales......................................   $37,277        $    --        $37,277
  Advertising and other..................................     1,389             --          1,389
                                                            -------        -------        -------
Total revenue............................................    38,666             --         38,666
Cost of product sales....................................    18,548          7,555(1)      26,103
                                                            -------        -------        -------
Gross profit.............................................    20,118         (7,555)        12,563
Operating expenses.......................................    13,581           (766)(2)     12,815
                                                            -------        -------        -------
Income (loss) before income taxes........................     6,537         (6,789)          (252)
Provision for (benefit from) income taxes................     2,800         (2,901)(3)       (101)
                                                            -------        -------        -------
Net income (loss)........................................   $ 3,737        $(3,888)       $  (151)
                                                            =======        =======        =======
Basic and diluted net income (loss) per share(4).........   $  0.11                       $  0.00
                                                            =======                       =======
Basic and diluted weighted average shares
  outstanding(4).........................................    35,000                        35,000
                                                            =======                       =======

---------------
(1) Reflects the effects of the intercompany distributor agreements under which we will purchase products from Action Performance at its established wholesale selling price plus a markup of 20% to 30% depending upon the type of product sold and the third-party royalty obligation of Action Performance for such products.

(2) Reflects the provisions of the intercompany services agreement as follows:

     (a) elimination of certain corporate overhead allocations for goodwill amortization, marketing, and indirect product design and development costs. Those costs totaled $1,188,000 for the fiscal year ended September 30, 1998; and

     (b) a markup of 4% on the cost of services provided to us by Action Performance totaling $422,000 for the fiscal year ended September 30, 1998.

(3) Reflects the recognition of income tax expense (benefit) in accordance with the intercompany tax sharing agreement. Our effective income tax rate is estimated to be approximately 40%.

(4) We did not exist as a separate company during the historical periods presented. We computed earnings per share based on the shares outstanding following our recapitalization on July 2, 1999, as if such shares were outstanding from the beginning of the periods presented.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1999

                                                           HISTORICAL      PRO FORMA      PRO FORMA
                                                            COMBINED      ADJUSTMENTS    CONSOLIDATED
                                                           -----------    -----------    ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Net product sales......................................   $ 20,557        $    --        $ 20,557
  Advertising and other..................................        642             --             642
                                                            --------        -------        --------
Total revenue............................................     21,199             --          21,199
Cost of product sales....................................      9,858           4,532(1)        14,390
                                                            --------        -------        --------
Gross profit.............................................     11,341         (4,532)          6,809
Operating expenses.......................................      9,023           (408)(2)       8,615
                                                            --------        -------        --------
Income (loss) before income taxes........................      2,318         (4,124)         (1,806)
Provision for (benefit from) income taxes................      1,029         (1,751)(3)        (722)
                                                            --------        -------        --------
Net income (loss)........................................   $  1,289        $(2,373)       $ (1,084)
                                                            ========        =======        ========
Basic and diluted net income (loss) per share(4).........   $   0.04                       $  (0.03)
                                                            ========                       ========
Basic and diluted weighted average shares
  outstanding(4).........................................     35,000                         35,000
                                                            ========                       ========

---------------
(1) Reflects the effects of the intercompany distributor agreements under which we will purchase products from Action Performance at its established wholesale selling price plus a markup of 20% to 30% depending upon the type of product sold and the third-party royalty obligation of Action Performance for such products.

(2) Reflects the effects of the intercompany services agreement as follows:

     (a) elimination of certain corporate overhead allocations for goodwill amortization, marketing, and indirect product design and development costs. Those costs totaled $724,000 for the six-month period ended March 31, 1999; and

     (b) a markup of 4% on the cost of services provided to us by Action Performance totaling $316,000 for the six-month period ended March 31, 1999.

(3) Reflects the recognition of income tax expense (benefit) in accordance with the intercompany tax sharing agreement. Our effective income tax rate is estimated to be approximately 40%.

(4) We did not exist as a separate company during the historical periods presented. We computed earnings per share based on the shares outstanding following our recapitalization on July 2, 1999, as if such shares were outstanding from the beginning of the periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements including the related notes, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     We are a leading online provider of worldwide motorsports-related news and information, a global meeting place and community for motorsports fans, and a leading e-commerce marketplace for motorsports-related die-cast collectibles, apparel, and souvenirs. We operate the Collectors' Club, which offers on an exclusive basis limited edition lines of die-cast replicas of racing vehicles and other licensed products to the more than 166,000 members as of June 30, 1999.

     We were incorporated in the state of Delaware on May 5, 1999 as a wholly owned subsidiary of Action Performance. Our combined results of operations include the following:

     - the Internet operations of Action Interactive, Inc., which Action Performance formed in October 1998 for the purpose of merging with Tech 2000 Worldwide, Inc. Tech 2000 was a privately held Internet company that provided motorsports and automotive-related content through its Web site at www.goracing.com. The merger was consummated on November 23, 1998 and was accounted for as a pooling-of-interests. Accordingly, the financial statements of Action Interactive include the historical operating results and financial position of Tech 2000;

     - the operations of the Collector's Club, an operating division of Action Performance that became a wholly owned subsidiary of Action Performance on June 1, 1998; and

     - the operations of Action Direct Marketing, LLC since its inception on December 31, 1998.

     We generate revenue from four primary sources:

     - sales of licensed motorsports merchandise, including die-cast scaled replicas of racing vehicles, apparel, and souvenirs through SpeedMall and through our inbound telemarketing center,

     - fees paid for advertising on our network,

     - fees paid for third-party tenants in SpeedMall, and

     - fees paid for Web development and hosting services.

     Sales of licensed motorsports merchandise to our Collectors' Club members accounted for a substantial majority of our revenue to date, and we anticipate that such sales will continue to account for a majority of our revenue for the foreseeable future. In May 1999, online Collectors' Club orders represented approximately 50% of total Collectors' Club orders for products introduced to club members in May. While we anticipate that sales of licensed motorsports merchandise to our Collectors' Club members will continue to grow, we anticipate that sales of licensed motorsports merchandise to non-club members will grow at a faster rate in the future. We currently expect that fees paid for advertising and participation in SpeedMall also will grow in relation to increased traffic on our network.

     We are subject to seasonal fluctuations in our product sales and results of operations. Because the auto racing season is concentrated between the months of February and November, our results of operations during the second and third calendar quarters generally are characterized by higher sales of motorsports products. Similarly, advertising sales in traditional media, such as television and radio, generally are lower in the first calendar quarter of each year. Seasonal fluctuations in quarterly sales may require us to take temporary measures, including changes in personnel levels and marketing activities that could result in unfavorable quarterly earnings comparisons.

     The combined financial statements presented elsewhere in this prospectus include expenses that Action Performance has allocated to us on a specific identification basis, plus our allocated portion of the costs associated with resources we share with Action Performance. Our parent has allocated such shared resources primarily on a proportional cost method based on a number of factors, including headcount, square footage, related revenue, and CPU usage. Our selling, general, and administrative expenses consist of salaries and wages, advertising, information technology, marketing expenses, art and graphics, accounting, and other expenses allocated to us by Action Performance.

     In addition, we purchased all of the products that we sold from or through Action Performance or one of its subsidiaries or operating divisions at an amount equal to Action Performance's costs plus the costs associated with such purchases, including freight, handling, and tooling depreciation. We also bore the expenses associated with third-party royalties related to the licensed motorsports merchandise that we sold. Therefore, our combined financial statements do not necessarily reflect the results of operations or the financial position that would have existed had we operated as an independent company.

     We and Action Performance plan to enter into a number of intercompany agreements that will govern all transactions between us, including services that Action Performance will provide to us and the pricing of merchandise that we purchase from Action Performance. Had the intercompany agreements been in effect during the historical periods, our results of operations would have been materially different from those presented in our combined financial statements. Additionally, we have relied on Action Performance to provide financing for our operations. Therefore, our cash flows to date do not necessarily reflect the cash flows that would have resulted had we operated as an independent company.

     In view of the changes that will result upon completion of this offering, we believe that an analysis of the historical operating results is not necessarily meaningful. You should not rely on this information as an indication of our future performance.

PRO FORMA RESULTS OF OPERATIONS

     Historically, all transactions between us and Action Performance did not consider a profit motive, which is more typical in arm's-length transactions. The following table sets forth, for the periods indicated, the percentage of total revenue represented by pro forma revenue and expense, which reflects the effects of various intercompany agreements we plan to enter into with Action Performance.

                                                                                   SIX MONTHS ENDED
                                                      YEAR ENDED SEPTEMBER 30,        MARCH 31,
                                                     --------------------------    ----------------
                                                      1996      1997      1998      1998      1999
                                                     ------    ------    ------    ------    ------
Revenue:
  Net product sales................................   96.6%     94.4%     96.4%     94.4%     97.0%
  Advertising and other............................    3.4       5.6       3.6       5.6       3.0
                                                     -----     -----     -----     -----     -----
Total revenue......................................  100.0     100.0     100.0     100.0     100.0
Cost of product sales..............................   67.6      66.1      67.5      66.1      67.9
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   32.4      33.9      32.5      33.9      32.1
Selling, general, and administrative expenses......   40.6      31.9      33.1      38.0      40.6
                                                     -----     -----     -----     -----     -----
Income (loss) before income taxes..................   (8.2)      2.0      (0.7)     (4.1)     (8.5)
Provision for (benefit from) income taxes..........   (3.3)      0.8      (0.3)     (1.7)     (3.4)
                                                     -----     -----     -----     -----     -----
Net income (loss)..................................   (4.9)%     1.2%     (0.4)%    (2.5)%    (5.1)%
                                                     =====     =====     =====     =====     =====

HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenue represented by certain line items included in our historical combined statements of operations data.

                                                                                      SIX MONTHS
                                                      YEAR ENDED SEPTEMBER 30,     ENDED MARCH 31,
                                                     --------------------------    ----------------
                                                      1996      1997      1998      1998      1999
                                                     ------    ------    ------    ------    ------
Revenue:
  Net product sales................................   96.6%     94.4%     96.4%     94.4%     97.0%
  Advertising and other............................    3.4       5.6       3.6       5.6       3.0
                                                     -----     -----     -----     -----     -----
Total revenue......................................  100.0     100.0     100.0     100.0     100.0
Cost of product sales..............................   45.1      44.6      48.0      50.1      46.5
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   54.9      55.4      52.0      49.9      53.5
Selling, general and administrative expenses.......   44.0      37.4      35.1      40.4      42.6
                                                     -----     -----     -----     -----     -----
Income before income taxes.........................   10.9      18.0      16.9       9.5      10.9
Provision for income taxes.........................    5.8       7.2       7.2       4.0       4.9
                                                     -----     -----     -----     -----     -----
Net income.........................................    5.1%     10.8%      9.7%      5.5%      6.1%
                                                     =====     =====     =====     =====     =====

  Six Months Ended March 31, 1999 Compared with Six Months Ended March 31, 1998

     Revenue increased 45.2% to $21.2 million for the six months ended March 31, 1999 from $14.6 million for the comparable period of fiscal 1998. We attribute the increase in revenue during the fiscal 1999 period to (a) an increase in membership in the Collectors' Club to approximately 161,000 members at March 31, 1999 from approximately 123,000 members at March 31, 1998; (b) Action Performance's ability to add popular motorsports personalities to its extensive portfolio of licenses; (c) new product offerings by Action Performance under to cross-promotional marketing programs; (d) an increase in sales of Action Performance's "Elite" brand die-cast vehicles, which carry a higher retail selling price than its other die-cast products; and (e) our ability to capitalize on the continued strong growth in the base of motorsports fans and to sell increased quantities of die-cast vehicles, apparel, and souvenirs.

     Gross profit increased to $11.3 million in the first six months of fiscal 1999 from $7.3 million in the first six months of fiscal 1998, representing 53.5% and 49.9% of total revenue, respectively. The increase in gross profit as a percentage of total revenue resulted primarily from a price increase effective January 1999 and additional sales of Action Performance's "Elite" brand of die-cast vehicles, which typically carry higher gross margins than sales of its other products.

     Selling, general, and administrative expenses increased to $9.0 million in the six-month period ended March 31, 1999 from $5.9 million in the six-month period ended March 31, 1998, representing 42.6% and 40.4% of total revenue, respectively. The increase in such expenses as a percentage of total revenue resulted primarily from (1) increased advertising of the goracing.com brand; (2) design and development expenses associated with SpeedMall, the community center, and a redesign of the content section of goracing.com; and (3) additional investment in personnel and technology to manage e-commerce transactions and increased traffic to our network.

  Fiscal Year Ended September 30, 1998 Compared with Fiscal Year Ended September 30, 1997

     Revenue increased 69.0% to $38.7 million for the fiscal year ended September 30, 1998 from $22.9 million for the fiscal year ended September 30, 1997. We attribute the increase in revenue during fiscal year 1998 to (a) an increase in membership in our Collectors' Club to approximately 148,000 members at September 30, 1998 from approximately 100,000 members at September 30, 1997;
(b) Action Performance's ability to add popular motorsports personalities to its extensive portfolio of licenses; (c) new product offerings by Action Performance under cross-promotional marketing programs; (d) an increase in sales of Action Performance's "Elite" brand die-cast vehicles, which carry a higher retail selling price than its other die-cast products; and (e) our ability to capitalize on the continued strong growth in the base of motorsports fans and to produce and sell increased quantities of die-cast vehicles, apparel, and souvenirs.

     Gross profit increased to $20.1 million in fiscal 1998 from $12.7 million in fiscal 1997, representing 52.0% and 55.4% of total revenue, respectively. The decrease in gross profit as a percentage of total revenue resulted primarily from an increase in the effective royalty rate associated with (1) licenses with popular personalities in motorsports; (2) cross-promotional marketing programs; and (3) NASCAR.

     Selling, general, and administrative expenses increased to $13.6 million in fiscal 1998 from $8.6 million in fiscal 1997, representing 35.1% and 37.4% of total revenue, respectively. The decrease in such expenses as a percentage of total revenue resulted primarily from an increase in revenue over a fixed base of expenses, which was partially offset by an increase in expenses associated with a new facility in Phoenix, Arizona, and an investment in personnel and technology to handle continued expansion of our Collectors' Club.

  Fiscal Year Ended September 30, 1997 Compared with Fiscal Year Ended September 30, 1996

     Revenue increased 76.2% to $22.9 million for the fiscal year ended September 30, 1997 from $13.0 million for the year ended September 30, 1996. We attribute the increase in revenue during fiscal 1997 to (a) an increase in membership in our Collectors' Club to approximately 100,000 members at September 30, 1997 from approximately 72,000 members at September 30, 1996; (b) Action Performance's ability to add popular motorsports personalities to its extensive portfolio of licenses; (c) new product offerings by Action Performance under cross-promotional marketing programs; and (d) our ability to capitalize on the continued strong growth in the base of motorsports fans and to sell increased quantities of die-cast vehicles, apparel, and souvenirs.

     Gross profit increased to $12.7 million in fiscal 1997 from $7.2 million in fiscal 1996, representing 55.4% and 54.9% of total revenue, respectively. The increase in gross profit as a percentage of total revenue resulted primarily from an increase in total revenue over a fixed portion of cost of product sales, primarily manufacturing setup charges and tooling depreciation.

     Selling, general, and administrative expenses increased to $8.6 million in fiscal 1997 from $5.7 million in fiscal 1996, representing 37.4% and 44.0% of total revenue, respectively. The decrease in such expenses as a percentage of total revenue resulted primarily from an increase in revenue over a fixed base of expenses.

LIQUIDITY AND CAPITAL RESOURCES

     On June 1, 1998, Action Performance established a separate legal entity for the Collectors' Club at which time it contributed certain assets to the Collectors' Club and established a corresponding liability payable to Action Performance. Prior to June 1, 1998, the Collectors' Club operated as a division of Action Performance. Therefore, the combined financial statements prior to June 1, 1998 do not reflect the financial position of the Collectors' Club. As a result, our combined working capital position and cash flows for certain historical periods are not necessarily meaningful. You should not rely on this information as an indication of future liquidity or sources and uses of cash.

     Our working capital position as of March 31, 1999 was $(1,981) compared to $(1,637) as of September 30, 1998. The reduction in working capital from September 30, 1998 resulted primarily from the repayment of a $600,000 note payable during the six-month period ended March 31, 1999.

     We generated cash flows from operations of $706,000 during fiscal 1996, $2.5 million during fiscal 1997, and $3.5 million during fiscal 1998. We also generated cash flows from operations of $876,000 during the six-month period ended March 31, 1998, and $3.0 million during the six-month period ended March 31, 1999. The primary factors that influence our cash flows from operations are net income generated during the period and inventory management. A substantial majority of our sales consist of cash or credit card transactions.

     Our cash flows from investing activities consist of purchases of property and equipment. We invested in property and equipment approximately $204,000 in fiscal 1996, approximately $16,000 in fiscal 1997, and approximately $454,000 during the six-month period ended March 31, 1999. There were no cash flows from investing activities during fiscal 1998.

     For the six-month period ended March 31, 1998, cash flows used in financing activities approximated $876,000. For the six-month period ended March 31, 1999, cash flows used in financing activities approximated $2.4 million. For the fiscal years ended September 30, 1996, 1997 and 1998, cash flows used in financing activities approximated $504,000, $2.5 million, and $3.5 million, respectively. Cash flows from financing activities consist principally of borrowings under note agreements with related parties and transfers of profits to our parent company associated with our revenue generating activities.

     Our future capital requirements will depend on a number of factors, including (a) acceptance of the goracing network; (b) our ability to expand product offerings and advertising fees; (c) the level of expenditures for sales and marketing; (d) the level of expenditures to upgrade technology and infrastructure; and (e) possible acquisitions of and formation of strategic alliances with other businesses.

     We cannot predict accurately the timing and amount of future capital expenditures. However, we believe that the proceeds from this offering, together with cash flows from operations, will be sufficient to fund our capital needs for the next 12 months. Adequate capital may not be available from these or other potential sources, and the lack of such capital could have a material adverse effect on our business.

     We currently participate under Action Performance's credit facility, which prohibits dividends other than to Action Performance. Upon completion of this offering, our participation under the credit facility will terminate.

YEAR 2000 COMPLIANCE

     We are heavily dependent upon complex computer software and systems for our operations, including, to a significant extent, our parent's computer systems. Many existing computer programs and systems use only two digits to identify a year in the date field. These programs and systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the January 1, 2000.

  State of Readiness

     All of our material operating software and our information technology systems and other systems, including telecommunications and warehouse systems, were developed or are supported by third-party vendors and Action Performance. Some of our third-party vendors have provided written warranties and assurances that the software will not be affected by the change in century. We are currently in the process of obtaining assurances from our remaining third-party vendors. We have been communicating with these third parties to coordinate Year 2000 readiness. The responses we have received to date have indicated that steps are currently being taken to prepare for the year 2000.

     In addition to the operating systems and software we use directly, our operations are also dependent upon the performance of operating software and systems used by our significant service providers, including our parent and providers of financial, telecommunications and parcel delivery services. Action Performance has engaged Computer Associates International Inc. to install and implement a Year 2000 compliant enterprise, information, and business application system. We expect this system will be fully operational by the fourth calendar quarter of 1999. We have contacted many of our other significant service providers and have obtained written assurances from some of them that the relevant operating software and systems are Year 2000 compliant or will be or by the end of the fourth calendar quarter of 1999. We are monitoring the status of all our significant service providers' Year 2000 compliance efforts to minimize the risk of any material adverse effect on our operations resulting from compliance failures. However, we cannot assure you that our service providers have, or will have operating software and systems that are Year 2000 compliant.

  Risks

     The failure of our software or systems to be Year 2000 compliant could prevent us from being able to process or fulfill orders from our customers, could cause users of our Web sites to consider alternative Web content and community providers, or could disrupt our financial and management controls and reporting systems. Any such worst-case scenario, if not quickly remedied, would have a material adverse effect on us.

Therefore, we are developing contingency plans with respect to such systems and software. We expect our contingency plans to be completed by the end of the third calendar quarter of 1999.

     In addition, a significant portion of purchases of merchandise from us will be made with credit cards, and our operations may be materially and adversely affected to the extent our customers are unable to use their credit cards due to Year 2000 issues that are not rectified by the end of calendar year 1999.

     To date, we have not identified any significant exposure to Year 2000 problems outside of the information technology issues identified above.

                                    BUSINESS

OVERVIEW

     We are a leading online provider of worldwide motorsports-related news and information, a global online meeting place and community for motorsports fans, and a leading e-commerce marketplace for motorsports-related die-cast collectibles, apparel, and souvenirs. In addition to providing comprehensive motorsports information coverage, our network also enables visitors to participate in chat groups, multimedia features, entertainment offerings, online auctions, and other interactive activities related to motorsports. Through SpeedMall, our virtual online shopping mall, our visitors can shop for motorsports and automotive products and services, including motorsports merchandise licensed by many of the leading race car drivers, team owners, and motorsports sanctioning bodies. Our SpeedMall tenants include our Collectors' Club. We offer on an exclusive basis limited edition lines of die-cast replicas of racing vehicles and other licensed motorsports products to the more than 166,000 members of the Collectors' Club. Our network had approximately 15.7 million page views and approximately 923,000 unique visitors during May 1999. From the early February 1999 launch of SpeedMall through June 30, 1999, our company-owned online stores received approximately 70,000 orders representing $9.0 million, an average of $129 per order.

     We have a unique relationship with our parent, Action Performance, a worldwide leader in the design and sale of licensed motorsports merchandise. Through Action Performance, we have strategic relationships with many of the most popular race car drivers, team owners, and crew chiefs who have agreed to endorse our network. These personalities include Dale Earnhardt, Jeff Gordon, Dario Franchitti, Don Prudhomme, Rusty Wallace, Bobby Labonte, Tony Stewart, and more than 30 others, each of whom has agreed to grant interviews, make personal appearances, participate in online chats, and provide items he used in races for our online auctions and promotions. Our motorsports network also hosts the Web sites of popular race car drivers and serves as the online home to several influential racing associations.

     We benefit from Action Performance's extensive portfolio of license arrangements with popular race car drivers, many team owners and sponsors, and various sanctioning bodies. We offer for sale online Action Performance's wide variety of licensed motorsports merchandise. This licensed motorsports merchandise features many of the leading racing series from around the world, including the National Association for Stock Car Racing, or NASCAR, the Formula One World Championship, the National Hot Rod Association, or NHRA, Championship Auto Racing Teams, or CART, and World Superbike.

INDUSTRY BACKGROUND

  Worldwide Growth and Popularity of the Motorsports Industry

     Motorsports racing consists of several distinct segments, each with its own organizing bodies and events. The largest segment in the United States, in terms of attendance and media exposure, is stock car racing, which is dominated by NASCAR. The other principal segments in the United States are

     - drag racing, with NHRA the most prominent body,

     - open wheel racing, controlled by CART and the Indy Racing League, or IRL,

     - dirt track racing, which includes the World of Outlaws,

     - sports car racing, which includes the United States Road Racing Championship and the American Le Mans Series, and

     - motorcycle racing, which includes the American Motorcycle Association.

Internationally, the Federation Internationale de l'Automobile governs the Formula One World Championship as well as the Formula 3000, GT, and World Rally Championships and other popular motorsports series.

     More than 17 million fans attended racing events in North America during 1998, according to the Goodyear Racing Attendance Report, compared with 1998 attendance for the National Football League at 15.4 million fans and the National Basketball Association at 20.4 million fans. Television reach is also

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

substantial. According to Nielson Media Research reports, NASCAR's televised events alone attracted an aggregate of 287 million estimated viewers in 115 million households in 1998. Nielsen also reports household viewership of NASCAR's televised Winston Cup events in the first six months of 1999 increased 15% from the first six months of 1998. Motorsports coverage currently is provided by broadcast and cable television networks, including NBC, ABC, CBS, ESPN, TBS, TNN, and Speedvision, a motorsports cable network, in addition to regional sports networks. Internationally, Formula One events are broadcast worldwide to approximately 130 countries.

     Since 1996, new speedways have been opened in the Los Angeles, Dallas/Ft. Worth, and Las Vegas metropolitan areas. Additional speedways have been announced for the New York, Chicago, Kansas City, and Denver metropolitan areas. These new speedways are bringing NASCAR, CART, and other major motorsports events to new geographic markets with much larger population bases than many of the traditional NASCAR venues located in the southeastern United States. We believe that the expansion of major motorsports events into these previously untapped markets will stimulate continued growth in the motorsports industry, exposing the sport to new racing fans who will seek information, products, and services related to their favorite drivers, teams, and racing series.

     The increasing popularity of motorsports in the United States and abroad has created significant fan demand for a variety of race-related merchandise and souvenirs. For example, NASCAR reports that total NASCAR-licensed product retail sales, which includes various product categories in addition to the types of products we sell, increased from approximately $80 million in 1990 to approximately $950 million in 1998. This report estimates that total NASCAR-licensed product retail sales will increase to approximately $1.1 billion in 1999. We believe that the worldwide market for motorsports-related merchandise is substantially larger than NASCAR-licensed product retail sales, and that there has been a lack of availability of merchandise related to other popular racing series, such as Formula One and CART.

     Large corporate advertisers have recognized the growing popularity of motorsports. The IEG Sponsorship Report indicates that corporate sponsors are expected to spend an estimated $1.2 billion, or 24% of all sports sponsorship dollars, on motorsports marketing programs in the United States in 1999.

  The Growth of the Internet and Electronic Commerce

     The Web is an increasingly significant global medium for information, communications, and commerce. International Data Corporation, or IDC, estimates there were 97 million domestic and international Web users at the end of 1998 and anticipates that there will be approximately 320 million Web users by the end of 2002. IDC estimates that the percentage of Web users buying goods and services on the Web will grow from approximately 28% in 1998 to 40% in 2002.

     Forrester Research, Inc. estimates that advertising dollars spent on the Internet will increase from approximately $1.5 billion in 1998 to $11 billion by 2002, a compound annual growth rate of 65%. The Internet contains features and functions that are unavailable in traditional media. These advantages permit online retailers and advertisers to target customers by capturing valuable data about customer tastes, preferences, and shopping and buying patterns.

THE NEED FOR A MOTORSPORTS AND AUTOMOTIVE ONLINE NETWORK

     We believe there is a need among motorsports fans and automotive enthusiasts for a convenient, efficient, and centralized gathering place to obtain and share news and information and to purchase motorsports and automotive-related merchandise. We also believe that corporate advertisers and merchants of motorsports and automotive-related products desire new ways to maximize the impact of their sponsorship and advertising programs and the opportunity to market their goods directly to a focused community of potential customers.

     Motorsports Fans. The ESPN CHILTON'S Sports Poll indicates that approximately 87 million people in the United States have an interest in motorsports and approximately 27 million people in the United States consider themselves "avid" NASCAR fans. According to this poll, 57% of auto racing fans have access to a personal computer, which is comparable to the national average.

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

     We believe that many motorsports fans are passionate about the sport and demand timely, in-depth, and accurate news and information about the world of motorsports that is more comprehensive than newspapers, magazines, television coverage, or other sports-related Web sites typically deliver. We also believe these fans desire licensed motorsports merchandise to further connect them with the sport. Motorsports-related products and services, however, are often difficult to buy due to the lack of reliable information about sought-after items or the limited number of convenient retail sources with wide product selection. Collectors who want to purchase, sell, or trade their collectibles also may have difficulty locating other collectors or may not find collectors with the particular items they seek.

     Automotive Enthusiasts. Automotive enthusiasts include individuals interested in classic cars and car restoration, aftermarket performance parts, car shows and events, and vintage and historical car racing and restoration. Automotive enthusiasts desire a central location to share information with fellow enthusiasts and to obtain parts and accessories. For example, these enthusiasts may want to obtain information about restoration tips, an automotive trade show or event, advice about the best performance parts to install in their vehicles, or the value of classic vehicles they would like to purchase. Without a centralized source, these individuals must resort to the time-consuming task of finding this information from highly fragmented sources, such as trade catalogs, classified advertisements, or through word-of-mouth referrals from fellow enthusiasts.

     Corporate Advertisers and Merchants. Motorsports fans and automotive enthusiasts represent attractive target audiences for corporate advertisers and merchants. Performance Research reports that NASCAR fans are more brand-loyal purchasers than other sports fans. These reports indicate that NASCAR fans will purchase brands from companies that sponsor NASCAR drivers, teams, and events approximately 72% of the time. In addition, 42% of polled NASCAR fans switched from one brand to another because a company began a NASCAR sponsorship. In order to take advantage of the brand loyalty of this audience, corporate advertisers and merchants currently must promote their products or services at motorsports events or on television broadcasts of these events. We believe corporate advertisers and merchants want a more targeted way to reach these brand-loyal motorsports fans.

THE GORACING.COM SOLUTION

     Our solution is an integrated online information source, meeting place and community, and shopping mall for motorsports fans and automotive enthusiasts. This allows us to provide merchants and advertisers targeted access to the growing base of motorsports fans and automotive enthusiasts. Our solution involves the following key elements:

     Content. We provide a timely, comprehensive, and integrated source for worldwide motorsports race coverage, news, and information. Our relationships with popular race car drivers, team owners and sponsors, race tracks, automobile manufacturers, and sanctioning bodies enhance our original and unique content.

     Community Features.  We create community at goracing.com by uniting

      - our offerings of proprietary news and information,

      - the growing base of members of our Collectors' Club,

      - the fan clubs of popular drivers and the Web sites of many of the most influential organizations in motorsports located on our network, and

      - the interactive features of our fan and celebrity chat rooms, bulletin boards, online auctions, contests, entertainment features, and fantasy racing.

We believe the community features of goracing.com attract visitors to our network; increase the number, duration, and frequency of repeat visits; and position the goracing network as the primary Internet destination for motorsports fans.

     Commerce. We believe the growing number of motorsports fans and automotive enthusiasts interested in the news, information, and community features offered by the goracing network provide an attractive target

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

audience for merchants seeking to sell motorsports and automotive merchandise and services as well as advertisers seeking to reach these consumers. Our e-commerce offerings include a wide variety of licensed products from Action Performance, as well as the products and services of other motorsports and automotive-related SpeedMall tenants and our online sponsors and advertisers.

     We believe the Internet provides a powerful communications tool that enables motorsports fans and automotive enthusiasts to share information and that allows for a convenient and efficient shopping experience. We believe our solution provides an entertaining environment that encourages users to visit our network more frequently and for longer periods of time, which in turn results in additional e-commerce, advertising, and sponsorship activity on our network.

GROWTH STRATEGY

     Our goal is to be the leading destination on the Internet for motorsports fans and automotive enthusiasts around the world. We believe achieving this goal will maximize our e-commerce, advertising, and sponsorship opportunities. Our strategy to achieve this goal involves the following elements:

  Capitalize on Our Unique Relationship With Action Performance

     We intend to take advantage of our unique relationship with Action Performance, a worldwide leader in the design and sale of licensed motorsports collectibles, apparel, and souvenirs. We believe this relationship gives us a competitive advantage as a result of our ability to offer online our parent's popular products, many of which are exclusive to us. We also are able to take advantage of the licensing arrangements, relationships, production sources, marketing expertise, warehouse, order fulfillment, shipping, and other resources of our parent.

  Leverage Our Strategic Relationships

     We intend to leverage our relationships with drivers, team owners, and sponsors to increase traffic on our network. We have arrangements with some of the most popular drivers and successful team owners to endorse and promote the goracing network to increase fan awareness. We plan to further develop our network through alliances with third-party providers of content and other products and services.

  Increase Our Online Motorsports Content, Community, and Commerce Offerings

     We plan to enhance our network's features through internal development, strategic alliances, and acquisitions to generate additional revenue from product sales, tenant fees, sponsorships, and advertising. We plan to expand the breadth and depth of our content, take advantage of new Internet technologies and capabilities, and add to our community features. We will continue to offer new products of Action Performance and plan to expand our e-commerce offerings to include a growing number of third-party suppliers of products and services that appeal to our focused audience of motorsports fans.

  Expand Offerings to Automotive Enthusiast Market

     We intend to expand our network features to attract additional automotive enthusiasts to our network and suppliers of automotive parts, accessories, and other products and services as tenants of SpeedMall and as advertisers on our network. We plan to expand our content and online community to appeal to and attract automotive enthusiasts. We also plan to explore strategic alliances and acquisitions to expand offerings that appeal to the automotive enthusiast market.

  Develop Sponsorship and Advertising Programs That Benefit From Our Audience Demographics

     We intend to increase revenue by developing sponsorship and advertising programs with new and existing sponsors of motorsports events. By providing targeted access to the growing base of motorsports fans, we believe the goracing network enables a broad range of advertisers and merchants to take advantage of the brand loyalty of our visitors. We believe these sponsorship and advertising programs are more effective

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

than non-targeted banner advertising in supporting broad marketing objectives, including brand promotion and awareness, product introductions, and the integration of advertising with editorial content. We believe that these sponsorship and advertising arrangements will have longer-term contracts and higher dollar values than banner advertising arrangements as a result of their targeted nature and the strong brand loyalty of our motorsports visitors.

  Expand Internationally

     We believe that the international market for motorsports news, information, products, and services is significantly underserved. To expand our network internationally, we intend to leverage our experience in the U.S. motorsports industry. We believe that our right to offer online Action Performance's Formula One and other international motorsports products gives us an advantage in the international market, where we believe motorsports-related merchandise is scarce and fan demand for products is high. We intend to expand our international presence by

     - taking advantage of growing international interest in U.S. motorsports by providing our comprehensive domestic racing news, information, features, and products to the international market,

     - developing relationships with additional international drivers, teams, sponsors, and racing series in order to offer additional products and services that appeal to the international market,

     - entering into additional international strategic alliances and acquisitions and expanding our coverage of international racing news, events, and information,

     - developing innovative community features that appeal to motorsports fans and automotive enthusiasts outside the United States, and

     - creating regional Web sites for European, Asian, and Latin American markets.

  Increase Worldwide Brand Recognition

     We intend to continue to build the goracing.com brand worldwide through increased spending for traditional advertising media, which may include print, radio, television, and event-based promotions. We also intend to advertise on popular Web search engines and other third-party Web sites that attract our target audience. In addition, we plan to develop strategic relationships with traditional and Internet providers of news, information, and entertainment. We believe these relationships will enable us to reach a wider audience, increase awareness, and attract more visitors to our network.

THE GORACING NETWORK

     We believe the world of motorsports recognizes the goracing network as a leading provider of motorsports news and information on the Web. In May 1999, the goracing network attracted approximately 923,000 unique visitors who generated approximately 15.7 million page views. Our network offers a broad range of news, information, and features and serves as the official online home to SpeedMall, racing associations, driver fan clubs, race tracks, and other motorsports related Web sites. Our network currently includes the following motorsports and automotive-related Web sites:

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

                              THE GORACING NETWORK

            WEB SITE                           URL                             DESCRIPTION
---------------------------------  ---------------------------   ---------------------------------------
goracing                           goracing.com                  goracing.com is a comprehensive online
                                                                 source for worldwide motorsports news
                                                                 and information and is the gateway to
                                                                 our network. We have created an online
                                                                 community that positions this Web site
                                                                 as the primary Internet destination of
                                                                 motorsports fans and automotive
                                                                 enthusiasts.

SpeedMall                          speedmall.com                 SpeedMall is our online shopping mall
                                                                 and is the online home of our
                                                                 Collectors' Club. Through SpeedMall, we
                                                                 sell the products of Action Performance
                                                                 and enable other motorsports and
                                                                 automotive-related companies to utilize
                                                                 the traffic generated by the goracing
                                                                 network to sell their products and
                                                                 services.

Racing Associations
  National Hot Rod Association     nhraonline.com                Each of these Web sites serves as the
  International Hot Rod            ihra.com                      online home of the respective
  Association                      goracing.com/outlaws          sanctioning body or racing series,
  World of Outlaws                 goracing.com/ardc             providing comprehensive news,
  American Racing Drivers Club     havatamparacing.com           information, and multimedia offerings.
  Hav-A-Tampa Racing Series        americanracetrucks.com        Each site provides schedules, race
  American Race Truck Series       dragracing.com                results, driver profiles, photos, and
  Svensk Racing                                                  other information regarding the
                                                                 particular association.

Fan Clubs
  NASCAR                           speedmall.com/nascarfanclub   Each of these Web sites serves as the
  Dale Earnhardt                   earnhardtfan.com              home for the respective racing
  Dale Earnhardt, Jr.              dalejr.com                    association's or driver's fan club.
  Bobby Labonte                    bobbylabontefan.com           Each site contains membership
  Darrell Gwynn                    darrellgwynn.com              information, news about the driver or
  The Dodge Boys                   thedodgeboys.com              series, autograph information,
  Rusty Wallace                    rustywallace.com              interactive materials, message forums,
  Dario Franchitti                 franchitti.com                games, and other features.

Race Tracks
  Old Bridge Township                                            Each of these Web sites serves as the
    Raceway Park                   etownraceway.com              online home for the respective raceway.
  Norwalk Raceway Park             norwalkraceway.com            Each site contains race track
  Moroso Motorsports Park          moroso.com                    calendars, race results, information
                                                                 regarding hotel or camping
                                                                 accommodations near the race track, and
                                                                 other features, such as chat rooms and
                                                                 multimedia offerings.

Performance Professor              performanceprofessor.com      This Web site educates automotive
                                                                 enthusiasts regarding theoretical and
                                                                 practical aspects of high-performance
                                                                 components. A respected columnist with
                                                                 over 30 years of experience in
                                                                 automotive performance posts lectures
                                                                 regarding topics such as engine cycle
                                                                 analysis, basic air flow, and
                                                                 performance parts.

     We intend to increase the number of racing associations, fan clubs, race tracks, and other Web site participants in the goracing network through our unique relationship with Action Performance and our relationships with other motorsports and automotive personalities and entities.

MOTORSPORTS NEWS AND INFORMATION

     We provide a comprehensive online source for news and information about the world of motorsports. The goracing network is the official online home to some of the most influential organizations in motorsports. We believe that our up-to-date news and other information encourage visitors to return regularly to our network. Our unique coverage of motorsports events includes the following:

     Race Coverage. Our field reporters cover races and events throughout the motorsports community. These reporters produce original stories and comprehensive event coverage that are exclusive to the goracing network. Our reporters electronically transmit to us from remote locations the news, photos, audio interviews, and video that we use to report motorsports news on a timely basis. We also obtain news and information from editorial staffs of other Web sites in the goracing network. These staff and other resources help us to produce timely, comprehensive, and worldwide coverage of motorsports. We supplement our motorsports news with stories from the news wire services. In addition to our in-depth event coverage, we deliver comprehensive information about dates, times, and locations of upcoming races. We plan to increase the size of our reporting and editorial staff to enhance the news coverage and unique content on our network.

     Race of the Week. In addition to our comprehensive race coverage, we highlight one racing event each week. Our reporters provide stories regarding developments leading up to the race; conduct interviews with drivers, crew chiefs, and other celebrities; obtain behind-the-scene insights from racing personalities; and create other unique content regarding the featured race.

     Daily Diary. We arrange for popular race car drivers and crew chiefs to produce a daily diary of a race weekend. Our staff follows the driver or crew chief during the race weekend and reports events as they occur. This diary allows the viewer to see how the driver or crew chief practices during the week, prepares for the race day, and spends time before, during, and after the race. We believe this feature gives our users a unique perspective into the daily lives of drivers or other motorsports personalities that is unavailable from other sources.

     Live Race Webcasts. We plan to Webcast races and other motorsports events live on our network. In May 1999, we produced the first live Webcast of a World of Outlaws event. We intend to Webcast additional races and events in the future. We also intend to utilize state-of-the-art technology to enhance our users' viewing experiences.

     Driver Database and Track Locator. Through our driver database, users may search for information regarding their favorite race car driver. The database provides each driver's personal information, career statistics, race performance, and fan club information. Through our track locator, users may search our database to obtain information about specific race tracks, including local weather conditions, contact information, and personalized directions to the race track.

THE GORACING COMMUNITY

     The Internet provides an opportunity for people with similar interests to share information easily and quickly. Our network offers an online community where motorsports fans and automotive enthusiasts can

     - interact in chat rooms with others that have similar interests,

     - participate in chats with their favorite motorsports celebrities,

     - share information on topic-specific bulletin boards,

     - track the value of and trade their collectibles,

     - participate in online auctions,

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

     - play games related to motorsports, and

     - find links to other Web sites for motorsports and automotive-related products, services, and information.

We believe the traffic generated by these unique features and services will lead to increased sales on our network and makes our network an attractive advertising medium for providers of motorsports and automotive products and services.

     Chat Rooms. Our chat rooms enable visitors to communicate with other motorsports fans and automotive enthusiasts who share similar interests. Chat room visitors can discuss topics that include the issues of the week in racing, participate in a weekly chat with editors covering the various racing circuits, and chat with special guests who discuss timely issues in motorsports. We offer the Collectors' Chat, which allows visitors to discuss the latest developments in the market for motorsports collectibles. We sponsor celebrity chats that allow visitors to ask questions directly of and receive answers directly from motorsports celebrities. Since February 1999, we have hosted over 30 celebrity chats with popular race car drivers, including Dale Earnhardt, Jeff Gordon, Rusty Wallace, Dale Jarrett, and Dario Franchitti.

     Bulletin Boards. In addition to chat rooms, we provide bulletin boards on which users can share information about a variety of topics. We designate particular discussion topics for the bulletin boards and enable users to create new bulletin board topics. Users ask or answer questions by posting information on various bulletin boards for others to read. The bulletin boards encourage users to return to goracing.com frequently and for longer periods to view responses to their questions or to comment about a particular subject.

     Fan Clubs. We operate fan clubs for several popular race car drivers and for NASCAR. These clubs include "Club E," which is the Dale Earnhardt fan club; the Dale Jarrett Fan Club; the Rusty Wallace Fan Club; the Bobby Labonte Fan Club; the John Force Fan Club; and the NASCAR Fan Club. These fan clubs had a total of approximately 83,000 members as of June 30, 1999. We host the Web sites of most of these fan clubs and lease space to those Web sites in SpeedMall. Membership packages typically include a quarterly newsletter, personalized membership card, and exclusive benefits and discounts that are provided only to club members. Through our alliance with Action Performance, we provide to fan club members unique product offerings and other benefits that are not available through any other distribution channel.

     Collectors' Database. Our Collectors' Database application provides a method by which avid collectors can record information about their own motorsports collections. The database generates a listing of a collector's motorsports items in a user-friendly format that helps the user to determine the market value of the collection and encourages the user to return to goracing.com on a regular basis to update that information. The database also helps us track information about individual collectors so that we can directly market special promotions of motorsports collectibles to them.

     Online Auctions. We provide our users with the ability to buy, sell, and trade their collectibles through weekly auctions on our network. The auction environment creates a convenient and attractive secondary marketplace in which motorsports collectors can buy or sell their collectibles or gauge the value of their collections. We believe that this service will create increased demand for the collectible products that we sell. We have an arrangement under which Beckett Auction organizes, conducts, and services the auctions and charges sellers a posting fee and a commission on their product sales. We share with Beckett Auction all revenue generated from posting fees and commissions. We plan to expand our online auction services to offer popular items, such as autographed memorabilia and items used in races, including drivers' gloves, helmets and race car parts.

     Personalized Services. We are developing personalized services that will enable users to tailor their visits to our network by indicating their geographic location, favorite drivers and racing events, and news they would like to receive. Once we determine a user's interests, we can target news and information, banner advertising, and product offerings to the individual to maximize the utility of our network for that user. We believe that tailoring our Web sites to the interests of our individual users encourages them to visit our

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

network for longer periods of time, generates strong brand loyalty, and results in higher revenue to us in the form of "click-through" revenue on banner advertisements and increased product sales.

     Promotions. We provide our visitors with a variety of contests and promotions, including trivia contests, scavenger hunts, and "collection of the week" contests. We award various prizes for these contests, such as cash awards or tickets to racing events. We believe that these contests and promotions generate a sense of community and, in turn, generate traffic to our network.

     Other Community Activities. We provide other features and services to our users that help to develop strong brand loyalty and generate additional traffic. These features include the following:

     - multimedia files displaying the latest photos, video clips, and audio clips in motorsports,

     - a fantasy racing game that enables participants to compete against each other by assembling a fictional race team consisting of NASCAR drivers, and

     - the ability to send friends online greeting cards with motorsports-related photos.

OUR COLLECTORS' CLUB AND MOTORSPORTS AND AUTOMOTIVE E-COMMERCE

     We currently generate revenue primarily through the operation of our Collectors' Club, which offers exclusive lines of licensed motorsports products online as well as through a print catalog. We also generate revenue through online sales of other licensed motorsports products and by operating SpeedMall.

  Racing Collectables Club of America

     We sell Action Performance's products through our Collectors' Club. We offer on an exclusive basis limited edition lines of die-cast replicas of racing vehicles and other licensed motorsports products. We also offer licensed motorsports apparel and souvenirs through our Collectors' Club.

     Members of our Collectors' Club pay a lifetime membership fee that entitles them to receive a membership kit, a quarterly magazine, catalogs, and other special sales materials highlighting Action Performance's collectibles and other products. Membership in the Collectors' Club increased from approximately 22,000 members in September 1994 to approximately 166,000 members in June 1999, a compound annual growth rate of approximately 53%. We advertise our Collectors' Club in publications that focus on motorsports or the collectibles industry, through banner advertisements on the Internet, and through limited radio and television advertisements. We strive to increase collector interest in Collectors' Club products and to enhance the value of these products as collectibles by

     - offering many items exclusively through our Collectors' Club,

     - offering a limited number of each collectible, and

     - limiting the number of a particular item that each member may purchase.

     Until recently, members of our Collectors' Club purchased products through our catalog by calling our customer service representatives. Since the February 1999 launch of SpeedMall, users can join the Collectors' Club and view and purchase products online. In May 1999, online Collectors' Club orders represented approximately 50% of total Collectors' Club orders for products introduced to club members in May.

     Each month, we send e-mail to our online club members notifying them of new product offerings. We attempt to notify all of our club members of new products either by e-mail, catalog, or on SpeedMall before we begin accepting orders to assure all of our club members have an equal opportunity to purchase collectible products. Items that we offer exclusively to our club members are made available to non-club members after a period of time.

     We also employ customer service representatives and an automated call distribution telephone system to accept membership applications, take customer orders, and handle customer inquiries. We utilize an advanced telephone and computer system that combines telemarketing functions, computerized order processing, and automated warehouse operations to process telephone orders to our Collectors' Club.

     In order to enhance the user's online experience, increase customer acceptance of the online shopping alternative, and lower the cost of customer service, we plan to implement "click to call" technology on our online store. This feature will allow users to interact with sales and customer service representatives during their visits to our online store. This technology will enable our sales and customer service representatives and users to view Web pages at the same time from different locations and allow our representatives to suggest purchasing opportunities by remotely delivering Web pages to users.

  SpeedMall

     Online Product Sales. Motorsports fans and automotive enthusiasts who visit goracing.com can access SpeedMall, our online shopping mall that is dedicated to motorsports and automotive products and services. Our Action Collectibles Store, Action Apparel Store, Racing Collectables Club of America Store, and SelectNet, serve as "anchor" tenants of SpeedMall. These stores sell selected licensed motorsports collectible and consumer products, including die-cast scaled replicas of motorsports vehicles, apparel, and souvenirs, that we obtain from Action Performance. As of June 30, 1999, we had 36 tenants in SpeedMall. These stores enable other motorsports and automotive-related entities to utilize the traffic generated by the goracing network to sell their products and services online. SpeedMall's diverse tenant base includes the following:

TENANTS                                            PRODUCT OR SERVICE OFFERINGS
-------                                            ----------------------------
Action Collectibles..............................  licensed die-cast collectibles
Action Apparel...................................  motorsports apparel and accessories
Racing Collectables Club of America..............  licensed die-cast collectibles for
                                                   Collectors' Club members
Action SelectNet.................................  licensed die-cast collectibles for
                                                   SelectNet members
Hasbro's "Winner's Circle" Brand Toys............  toy cars and trucks, games, and puzzles
Dura Lube........................................  automotive lubricants, products, paints, and polishes
Carparts.com.....................................  automotive parts and accessories
Beckett Auction..................................  online auction to buy, sell, or trade collectibles
The Perfect Curve................................  hat apparel and accessories
Sun Time.........................................  NASCAR licensed sports watches and golf accessories
Buck Baker Racing School.........................  race car driving school
NASCAR Silicon Motor Speedway....................  driving games and entertainment
Lynch Tours......................................  group race tours and travel

     Tenant Fees. Third-party SpeedMall tenants pay us fees under a variety of arrangements, including fees based on the amount of traffic the tenant receives on a per click-through basis, a percentage of revenue that the tenant receives from sales generated by traffic from SpeedMall, or a flat monthly rate. We plan to convert our traffic into additional revenue by broadening our base of tenants and creating opportunities to collect increased tenant fees.

     Target Marketing. We intend to capitalize on the unique capabilities of the Internet to maximize the buying potential of our audience. Our operating infrastructure and technology can track the usage patterns for each visitor to SpeedMall, allowing us to target promotions and cross-sell products to repeat SpeedMall visitors. This highly personalized approach to selling takes advantage of the Internet's unique capabilities to structure the presentation of products and information around the characteristics of a specific audience. We believe this use of technology will provide a much more personalized shopping experience than more traditional distribution channels, such as catalogs. Personalized selling also will allow the merchandiser to suggest products and potentially create sales that might not otherwise take place.

OTHER REVENUE SOURCES

  Online Advertising and Sponsorships

     We believe that selling sponsorships and advertisements on our network represents a significant opportunity for future revenue growth. As a result, we intend to use a portion of the proceeds from this offering to hire our own sales personnel to sell various advertising and sponsorship packages on our network. To date, we have engaged a third-party advertising agency to sell advertising on the goracing network. This agency currently provides us with our primary source of advertising revenue and charges us commissions for advertisements that it places. Advertisers may choose from three different methods to advertise on our network.

     Impression Advertising. We sell "generally available" advertising space on all of the sites on our network. Advertisers pay us a fixed rate in exchange for a guaranteed number of impressions on our Web sites. Although we guarantee a fixed number of impressions under this model, we do not guarantee that the advertisement will appear on any particular Web site on our network.

     Reserved Internet Space. We sell "reserved" advertising space on each of the sites on our network. Advertisers pay us a fixed rate in exchange for a guaranteed number of impressions on a particular Web page. This advertising method appeals to some advertisers because it enables them to target advertising to users with a particular interest. Reserved Internet space advertising generally bears higher rates than impression advertising.

     Sponsorships. We enable advertisers to sponsor certain areas on the goracing network. We are developing various sponsorship packages for advertisers and plan to offer opportunities to sponsor celebrity chats, live Webcasts, and special areas of SpeedMall. We believe these sponsorship packages are more effective than traditional banner advertising in supporting broad marketing objectives, including brand promotion, product introductions and awareness, and the integration of advertising with editorial content. We plan to seek sponsorship arrangements that have longer-term contracts and higher dollar values than typical banner advertising arrangements. We believe these sponsorship packages offer advertisers a unique opportunity to promote their products to a focused group of users and represent an attractive method of advertising.

     We believe that a thorough understanding of the demographic profiles and purchasing habits of our users is critical to effective and successful advertising and merchandising. Our users must register for some of our features, which gives us an opportunity to collect information relating to the demographic makeup and purchasing and browsing behavior of our user base. We plan to share this information with advertisers on our network. Collecting such demographic consumer data permits us and our advertisers to target advertising and promotional e-mail campaigns directly to specific customers.

  Web Site Development

     We provide Web site development and hosting services on a fee basis to other entities in the motorsports and automotive industries. Our services include the design of fully customized sites for current and potential long-term SpeedMall tenants that desire larger sites or more advanced features.

STRATEGIC ALLIANCES AND RELATIONSHIPS

     We pursue strategic alliances and relationships to increase our access to online customers, build brand recognition, and expand our online presence. Our principal strategic alliances and relationships include the following:

  Action Performance

     Upon completion of this offering, we will enter into a comprehensive strategic alliance with Action Performance that covers licensing, sales, and promotional arrangements for the Internet and other interactive electronic media. Under this alliance, Action Performance will have a right of first refusal to procure licensing arrangements with motorsports personalities for many of the products that we sell online as well as for endorsements and promotion of the goracing network. We will retain the right to procure licensing rights for our use if Action Performance is unable to do so.

     Our alliance with Action Performance also will designate us as Action Performance's primary e-commerce distribution channel for sales of its products. Except for (1) online sales by Action Performance's other wholesale distributors, (2) sales of products to NASCAR including its NASCAR.com online channel, (3) online sales of corporate promotional products by the corporate sponsors, (4) online sales of licensed products by the licensors of those products, and (5) online sales by manufacturers or suppliers that retain the right to sell their products online, Action Performance will not directly or indirectly sell its products through any electronic media other than goracing.com. This arrangement will include comprehensive distribution and supply agreements with Action Performance. We also will have the right of first refusal to design, operate, host, and control Action Performance's Web sites, other than its corporate Web site, and any new Internet or interactive electronic opportunities that Action Performance develops or that third parties bring to its attention. Action Performance also will use its best efforts to put our "goracing.com" name or logo on its product packaging and to advertise and promote our network. We believe that our strategic alliance with Action Performance will provide us with access to unique motorsports and automotive news, information, and e-commerce opportunities that will not be available from any other online source.

  Motorsports Personalities

     Through Action Performance, we have strategic relationships with many of the most popular motorsports drivers, team owners, and crew chiefs, including the following:

  Dale Earnhardt         Rusty Wallace
  Jeff Gordon            Bobby Labonte
  Dario Franchitti       Steve Kinser
  Don Prudhomme          Tony Stewart
  Joe Gibbs Racing       Dale Earnhardt, Jr.
  Ray Evernham           Richard Childress Racing

     Each of these personalities has agreed to endorse the goracing network for motorsports and automotive-related products, services, and information. These endorsements include publicly acknowledging goracing.com when appropriate, making personal appearances and commercials on our behalf, granting interviews and participating in on-line chats on our network, providing us with race-used items for online auctions and promotions, and permitting us to use the endorser's name, signature, and likeness for advertising, marketing, and promotional purposes. Through Action Performance, each of these drivers, team owners, and crew chiefs will either add the endorser's Web site to the goracing network or grant us the right to design, operate, host, and control the endorser's motorsports or automotive-related Web sites. We granted options to acquire our class A common stock in connection with these arrangements.

LICENSES

     Our strategic alliance with Action Performance enables us to market licensed motorsports products that Action Performance designs and sells. Action Performance focuses on developing long-term relationships with and engages in comprehensive efforts to license the most popular drivers, team owners, and other personalities in each top racing category, their sponsors, various sanctioning bodies, and others in the motorsports industry. Action Performance continually strives to strengthen its relationships with licensors and to develop opportunities to market innovative collectible and consumer products that appeal to motorsports fans. We believe that Action Performance's license agreements with top race car drivers and other licensors significantly enhance the consumer appeal and marketability of the Action Performance-branded products that we sell.

     Action Performance maintains an extensive portfolio of license arrangements with various drivers, team owners, sponsors, and sanctioning bodies, including the following:

     - NASCAR champions Dale Earnhardt, Jeff Gordon, and Rusty Wallace, as well as NASCAR drivers Bobby Labonte, Dale Jarrett, Mark Martin, Tony Stewart, and Dale Earnhardt, Jr.;

     - NASCAR team owners Robert Yates Racing, Richard Childress Racing Enterprises, Joe Gibbs Racing, and Dale Earnhardt, Inc.;

     - NHRA champions John Force and Kenny Bernstein;

     - Formula One teams McLaren International Ltd, Williams Grand Prix, Benetton Formula Ltd, and Jordan Grand Prix Ltd; and

     - NASCAR, CART, and the World of Outlaws.

     These licenses are either exclusive or grant Action Performance a right of first refusal to make products bearing the driver's name and likeness or the likeness and number of each owner's racing vehicles. To the extent that Action Performance exercises its right of first refusal, the licensor generally is prohibited from personally marketing or permitting others to market, through the distribution channels used by Action Performance, any of the licensed products. Under these licenses, Action may make various die-cast collectibles, apparel, and souvenir products bearing the licensors' name and likeness, car number and colors, or logo, as applicable. In addition, Action Performance has licenses with various car and truck manufacturers, which permit Action Performance to reproduce the manufacturers' vehicles.

     Action Performance also has a license agreement with Hasbro, Inc. that covers the sale by Hasbro of motorsports-related products in the mass-merchandise market. Action Performance secures and maintains for Hasbro exclusive or non-exclusive licenses from race car drivers, owners, manufacturers, and sponsors. The licensed products consist of die-cast replicas of motorsports vehicles, 1:18th-scale plastic toy cars, radio-controlled cars, slot car sets, games (including electronic and CD-ROM interactive games), plush toys, figurines, play sets, and other products. Hasbro manufactures, distributes, and markets these products under the "Winner's Circle" brand name. The Hasbro Winner's Circle Toy Store is a tenant of SpeedMall.

PRODUCT SOURCING

     We currently obtain most of the licensed motorsports products that we sell from Action Performance. Upon completion of this offering, we will purchase products from Action Performance under the terms of several intercompany agreements. See "Transactions With Action Performance Companies, Inc. -- Intercompany Agreements." We believe that our arrangement to serve as the primary online distribution channel for Action Performance's unique lines of high-quality die-cast collectibles, apparel, and other products, many of which are not available from any other source, provide us with a competitive advantage in the e-commerce motorsports marketplace.

     Action Performance designs each die-cast collectible that it markets and devotes a significant amount of time and effort to the production of those collectibles to assure that the resulting products display a level of quality and detail that is superior to competing products. Action Performance engages one third-party manufacturer in the People's Republic of China to manufacture most of its die-cast collectible products. Action Performance owns a significant portion of the tooling that the third-party manufacturer uses and has partial control over the production of its die-cast collectibles. Action Performance obtains its other die-cast collectibles from three other manufacturers in China. Although Action Performance has advised us that it believes that there are alternative manufacturing arrangements available if needed, there are significant risks inherent in relying on a single manufacturer for a substantial portion of its die-cast products.

     Action Performance obtains substantially all of its licensed motorsports apparel, souvenirs, and other consumer products on a purchase order basis from third-party manufacturers and suppliers located primarily in the United States. Action Performance screen prints and embroiders a portion of the licensed motorsports apparel that it sells. Action Performance also purchases and resells certain finished items, such as tote bags and coolers, from companies that have licenses for those items. Action Performance works closely with third-party apparel and souvenir manufacturers to ensure that the products conform to its design specifications and meet or exceed its quality requirements. Action Performance has advised us that it believes that a number of alternative manufacturers for each of these products are readily available in the event that it is unable to obtain products from any particular manufacturer.

MARKETING AND PROMOTION

     We have achieved our current level of success with a limited amount of marketing and promotion of our brand. We plan to increase our brand recognition through increased use of strategic alliances, personal endorsements, and traditional and Internet advertising media.

     Strategic Alliances. We plan to establish strategic alliances to obtain content and community features for our network, provide marketing and cross-promotional opportunities, increase worldwide brand recognition of the goracing network, and build traffic on our network. We will carefully evaluate each potential alliance and will analyze whether any fees associated with it are cost effective in terms of the potential new customers, potential revenue, level of exclusivity, and brand exposure.

     Personal Endorsements. Through existing relationships with Action Performance, popular race car drivers such as Dale Earnhardt, Jeff Gordon, Dario Franchitti, Rusty Wallace, Don Prudhomme, and 33 other motorsports personalities have agreed to endorse the goracing network as a leading Web site for motorsports fans. We have agreed to grant options to purchase shares of class A common stock at the initial public offering price for the endorsements of the goracing network. We believe that our relationships with these drivers and other notable motorsports participants helps position the goracing network as a leading network for motorsports fans.

     Traditional and Internet Advertising. We plan to utilize numerous marketing techniques, including both traditional and online advertising, to increase brand recognition and traffic. We intend to use a portion of the proceeds of this offering to increase our marketing efforts. We have obtained a limited amount of our advertising through barter arrangements in which we provide space for motorsports and automotive-related companies in exchange for advertising in other publications. Upon completion of this offering, we intend to

     - increase our cash payments for promotion of the goracing network in print publications,

     - utilize outdoor media, radio, and television promotions, and

     - purchase preferred search terms and banner advertisements on various Web search engines to promote our network when users perform searches utilizing particular search terms.

INFRASTRUCTURE, OPERATIONS, AND TECHNOLOGY

     A large array of high-availability, high-performance servers located at Exodus Communications, Inc. in Waltham, Massachusetts hosts our network. Exodus has an extensive data center with servers that run a sophisticated suite of content management and deployment software, enterprise-class clustered databases, and specialty Internet applications, such as chat rooms, message boards, and streaming multimedia. We continually monitor our network of Web sites for performance and availability.

     We deliver the goracing network to the Internet via multiple redundant high-bandwidth Internet connections through Exodus. High-speed connections to network peering points and to other Internet backbone providers help to obtain adequate download times even during peak use periods.

     We consider security and reliability to be of paramount importance for a successful network. Exodus provides 24-hour security personnel, gas-based fire suppression systems, and fully redundant power with multiple backup generators. When customers use credit cards to execute an online purchase, our systems encrypt this sensitive information with Secure Sockets Layer, or SSL, technology, which protects the data from being read while in transit. We protect sensitive data with multiple "firewalls" and strict server- and application-level security policies. SSL provides data encryption, server authentication, message integrity, and client authentication for Internet connections. All of our production data is copied to backup tapes each night and stored at a third-party, off-site storage facility. We are in the process of developing a comprehensive disaster recovery plan to respond to system failures. We keep all of our production servers behind firewalls for security purposes and do not allow outside access, at the operating systems level, except via special secure channels. We follow strict password management and physical security measures.

     Like other Internet sites, sites on our network from time to time have experienced interruption and overload. Our business requires the uninterrupted operation of our network of sites on the Internet and transaction processing system. Our site operators attempt to maintain, to the greatest extent possible, the reliability of these systems.

COMPETITION

     Markets for motorsports and automotive-related products and services are extremely competitive. Many of our competitors have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we possess. In addition, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established, and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from manufacturers exclusively or on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, and devote substantially more resources to Web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share, and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on us.

     The e-commerce market is new, rapidly evolving, and intensely competitive; and we expect competition to intensify in the future. Barriers to entry are minimal and competitors may develop and offer similar services in the future. We currently or potentially compete with several types of companies, including the following:

     - general integrated entertainment companies, such as the Walt Disney Co. and its ESPN affiliate, Time Warner, and TNN,

     - Web sites targeted to sports enthusiasts generally, such as ESPN.com, Sportsline.com, CNNSI.com, and Foxsports.com,

     - NASCAR, which has a contract with Action Performance under which NASCAR has a right to buy some of Action Performance's products for its NASCAR.com e-commerce channel,

     - other motorsports and automotive-related Web sites, such as Speedvision.com, Jayski.com, Hemmings Motor News Online, and Ecklers.com,

     - traditional forms of media that cover motorsports, such as magazines, newspapers, radio, and television, and

     - online and offline retailers of motorsports merchandise, including various distributors of Action Performance.

     Our competitive position depends on a number of factors, both within and outside our control, including the following:

     - our ability to generate traffic on our network and to develop successfully an online community that attracts motorsports fans and automotive enthusiasts,

     - the quality, features, pricing, and diversity of the products offered on our network of Web sites,

     - our ability to recognize industry trends, anticipate shifts in consumer demands, and identify and market new products,

     - our relationships with and the popularity of the race car drivers, teams, and other licensors of the products we sell,

     - our ability to develop and maintain effective marketing programs that enable us to sell products and services to motorsports fans and automotive enthusiasts,

     - product and service offerings by our competitors.

We cannot assure you that we will be able to compete successfully in the future.

     We believe that Action Performance's relationships and licenses with top race car drivers, car owners, sanctioning bodies, and other popular licensors provide us with a significant advantage over competitors that may attempt to develop a motorsports Web site or offer motorsports collectible and consumer products online. Through Action Performance, we plan to expand and strengthen these relationships and to develop opportunities to market innovative licensed collectible and consumer products that appeal to motorsports fans and automotive enthusiasts.

INTELLECTUAL PROPERTY

     Our performance and ability to compete depend to a significant degree on our proprietary technology and other rights. We rely on a combination of trademark, copyright, and trade secret laws, confidentiality agreements with employees and non-compete agreements executed by certain of our executive officers; and technical measures to establish and protect our proprietary rights.

     We are seeking protection of the "goracing.com," "RCCA SelectNet," and "SpeedMall" trademarks in the United States. We may not be able to secure protection for our service marks or trademarks. Our competitors or others may adopt product or service names similar to "goracing.com," or other of our service marks or trademarks, which could impede our ability to build brand identity and lead to customer confusion. Our inability to protect the name "goracing.com" adequately could have a material adverse effect on our business, operating results and financial condition.

     Our proprietary software is protected by copyright laws. The source code for our proprietary software also is protected under applicable trade secret laws. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation, and other proprietary information. The steps we take may not prevent misappropriation of our technology, and the agreements we enter into for that purpose may not be enforceable. Despite our precautions, third parties could copy or otherwise obtain and use our software or other proprietary information without our authorization. These third parties also may independently develop similar software. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult for us to control the ultimate destination or security of transmitted software or other data. The laws of other countries may afford us little or no effective protection of our intellectual property.

     We may receive notices from third parties that claim our software or other aspects of our business infringe their rights. While we are not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, all of which could have a material adverse effect on our business, financial condition, and results of operations. These royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all. In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

     We also rely on a variety of technologies that we license from third parties, including our database and Internet server software, which perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until we identify, license, develop, and integrate equivalent technology. Any such delays could have a material adverse effect on our business, financial condition, and results of operations.
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

GOVERNMENTAL REGULATION

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. As a result of the increasing popularity and use of the Internet and other online services, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services. These laws and regulations could cover issues such as user privacy, pricing, content, copyrights, distribution, and the characteristics and quality of products and services. The growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on companies that conduct business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which in turn could decrease the demand for the products and services we offer, increase our cost of doing business, or otherwise have an adverse effect on us. We are uncertain as to how existing laws that govern issues such as property ownership, sales and other taxes, and personal privacy will apply to the Internet and other online services. Any such developments may take years to resolve.

     Because our network is available over the Internet in multiple states and foreign countries and we sell to numerous consumers residing in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations of jurisdictions whose laws we believe do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on our business.

EMPLOYEES

     As of July 1, 1999, we had 103 full-time employees. We have experienced no work stoppages and are not a party to a collective bargaining agreement. We believe that we maintain good relations with our employees.

FACILITIES

     Our corporate headquarters are located in Phoenix, Arizona. We share these offices with Action Performance, which leases the property under a lease with an initial term that expires in August 2007. The lease includes two five-year renewal options. Following this offering, we expect to continue to use a portion of this property pursuant to a space-sharing arrangement with Action Performance. As we expand, we plan to lease that additional space on prevailing terms.

     We also lease approximately 6,000 square feet of office space in Canton, Massachusetts under a lease expiring in March 2000. Our Web site developers use this office space to develop the goracing network.

LEGAL PROCEEDINGS

     We currently are not involved in any legal proceeding that we believe would have a material adverse effect on our business, results of operations, or financial position.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding our directors and executive officers.

NAME                                           AGE               POSITION HELD
----                                           ---               -------------
Fred W. Wagenhals............................  57     Chairman of the Board
Christopher S. Besing........................  38     Chief Executive Officer and Director
Lonnie P. Boutte.............................  48     President and Director
David A. Husband.............................  30     Acting Chief Accounting Officer and
                                                      Director
Roger J. Falcione............................  49     Chief Technology Officer
Tod J. Wagenhals.............................  34     Director

     Fred W. Wagenhals has served as our Chairman of the Board since May 1999. Mr. Wagenhals founded Action Performance in May 1992 and has served as its Chairman of the Board, President, and Chief Executive Officer since November 1993.

     Christopher S. Besing has served as our Chief Executive Officer and as a director since May 1999. Mr. Besing has served as Vice President and Chief Financial Officer of Action Performance since January 1994 and as a director of Action Performance since May 1995. Mr. Besing will resign as an officer of Action Performance upon completion of this offering, but will continue to serve as a director of Action Performance. Prior to joining Action Performance, Mr. Besing held several financial and accounting positions with Orbital Sciences Corporation ("OSC") from September 1986 to December 1993, most recently as Director of Accounting and Controller of OSC's Launch Systems Group in Chandler, Arizona. Prior to joining OSC, Mr. Besing was employed as an accountant with Arthur Andersen LLP from January 1985 to August 1986. Mr. Besing also serves as a director of LBE Technologies, Inc., a privately held corporation that operates "NASCAR Silicon Motor Speedway" entertainment centers that feature real-time interactive racing simulators. Mr. Besing is a Certified Public Accountant.

     Lonnie P. Boutte has served as our President since May 1999 and as a director since July 2, 1999. Mr. Boutte served as the General Manager of our Collectors' Club from June 1995 until February 1999, and has served as President of our wholly owned subsidiary Action Interactive, Inc., since February 1999. Prior to joining Action Performance, Mr. Boutte served as the Vice President of Operations for SkyMall, Inc., a public in-flight shopping catalog company, from February 1992 until June 1995.

     David A. Husband has served as a director since July 2, 1999. Mr. Husband also is serving as our Acting Chief Accounting Officer until we engage his successor. Mr. Husband has served as Vice President -- Finance and Accounting and as the Chief Accounting Officer of Action Performance since May 1998 and will assume the role of Action Performance's Chief Financial Officer upon the completion of this offering. Mr. Husband was employed as an accountant with Arthur Andersen LLP from July 1992 to May 1998, where he was primarily engaged in auditing publicly-held companies. Mr. Husband is a Certified Public Accountant.

     Roger J. Falcione has served as our Chief Technology Officer since November 1998. Mr. Falcione was the President, Chief Executive Officer, and a founder of Tech 2000 Worldwide, Inc., a full-service Internet development company from September 1995 until its acquisition by Action Performance in November 1998. Prior to forming Tech 2000, Mr. Falcione served in a variety of positions during an 18-year career at Bay State Gas Company, most recently as Manager of Network Services.

     Tod J. Wagenhals has served as a director since July 2, 1999. Mr. Wagenhals has served as Executive Vice President of Action Performance since July 1995, as a director of Action Performance since December 1993, and as Secretary of Action Performance since November 1993. Mr. Wagenhals served as a Vice President of Action Performance from September 1993 to July 1995. Mr. Wagenhals served in various marketing capacities with Action Performance from May 1992 until September 1993. Mr. Wagenhals was

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

National Accounts Manager of Action Products, Inc. from January 1989 to October 1991. Mr. Wagenhals is the son of Fred W. Wagenhals.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our bylaws authorize the board of directors to appoint among its members one or more committees consisting of one or more directors. Immediately following this offering, our board of directors will establish an audit committee and a compensation committee. The audit committee and the compensation committee will each consist of at least two independent directors who are not affiliated with us or Action Performance. The audit committee will review the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors and will discuss with the auditors any other audit-related matters that may arise. The compensation committee will review and act on matters relating to compensation levels and benefit plans for our key executives.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Directors who are employees of our company or Action Performance do not receive any additional compensation for serving as members of our board of directors. Non-employee directors are eligible to participate in our 1999 Incentive Stock Plan. Our directors also will be eligible to receive other grants of stock options or awards pursuant to the discretionary program of the 1999 Incentive Stock Plan. See "Executive Compensation -- 1999 Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, our board of directors has not had a compensation committee. All compensation decisions relating to our executive officers have been made by the compensation committee of the board of directors of Action Performance, which compensated these individuals in their capacity as executive officers of Action Performance. Once formed, the compensation committee of our board of directors will make all compensation decisions regarding our executive officers. None of our non-employee directors have any contractual or other relationships with us or Action Performance except as directors.

EXECUTIVE COMPENSATION

     During 1996, 1997, and 1998, Messrs. Wagenhals, Besing, and Boutte were compensated by Action Performance for services rendered to Action Performance, participated in executive benefit plans sponsored by Action Performance, and did not receive compensation from our company. During those periods, Mr. Falcione received compensation as the President and Chief Executive Officer of Tech 2000.

     During the periods presented, the compensation committee of the board of directors of Action Performance determined the base salaries and bonuses of Messrs. Wagenhals, Besing, and Boutte. After this offering, the compensation committee of the board of directors of our company will determine the base salaries and bonuses of our executive officers.

     The following table sets forth certain information concerning the compensation for the fiscal years ended September 30, 1996, 1997, and 1998 earned by our Chief Executive Officer and by our other executive officers whose cash salary and bonus exceeded $100,000 during fiscal 1998 (the "Named Officers"). All amounts listed represent compensation paid by Action Performance or Tech 2000, as applicable, to the Named Officers for services rendered in all capacities to those companies for the periods presented.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                          COMPENSATION
                                                                          -------------
                                                                             AWARDS
                                                                          -------------
                                                                           SECURITIES      ALL OTHER
                                                                           UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR   SALARY($)(1)   BONUS($)   OPTIONS(#)(2)      ($)(3)
---------------------------              ----   ------------   --------   -------------   ------------
Fred W. Wagenhals......................  1998     $459,676     $100,000      60,000(4)       $3,200
  Chairman of the Board                  1997      276,923       50,000      16,000           1,952
                                         1996      250,000       75,000          --           4,854

Christopher S. Besing..................  1998     $160,962     $ 40,000      40,000(5)       $3,200
  Chief Executive Officer and Director   1997      113,462       21,000      15,000           2,535
                                         1996       75,000       26,000      20,000           1,572

Lonnie P. Boutte.......................  1998     $100,000     $ 10,000      10,000(6)       $1,000
  President and Director                 1997       80,192       10,500      10,000              --
                                         1996       70,000        4,000       2,000              --

Roger J. Falcione......................  1998     $101,000           --          --              --
  Chief Technology Officer               1997      101,000           --          --              --
                                         1996       89,885           --          --              --

---------------
(1) Messrs. Wagenhals and Besing also received certain perquisites, the value of which did not exceed 10% of their salary and bonus during fiscal 1998.
(2) The securities listed represent options to purchase Action Performance common stock.
(3) Amounts shown for fiscal 1998 represent matching contributions made by Action Performance to its 401(k) Plan.
(4) Includes 30,000 options that were cancelled and reissued in June 1998.
(5) Includes 20,000 options that were cancelled and reissued in June 1998.
(6) Includes 5,000 options that were cancelled and reissued in June 1998.

     We currently plan to pay annual base salaries of $250,000 to Mr. Besing, $200,000 to Mr. Boutte, and $175,000 to Mr. Falcione. Our board of directors may grant performance-based bonuses to our executive officers.

  Option Grants

     The following table provides information on options to purchase Action Performance common stock granted to our Named Officers during the fiscal year ended September 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                           -------------------------------------------------------        VALUE AT ASSUMED
                             NUMBER OF      % OF TOTAL                                     ANNUAL RATES OF
                            SECURITIES       OPTIONS                                  STOCK PRICE APPRECIATION
                            UNDERLYING      GRANTED TO                                   FOR OPTION TERM(2)
                              OPTIONS      EMPLOYEES IN    EXERCISE     EXPIRATION    -------------------------
          NAME             GRANTED(#)(1)   FISCAL YEAR    PRICE($/SH)      DATE           5%            10%
          ----             -------------   ------------   -----------   ----------    -----------   -----------
Fred W. Wagenhals........     30,000(3)        6.0%         $30.75       1/29/04(3)           --            --
                              30,000           6.0%         $25.91       6/02/04        $264,316      $599,642
Christopher S. Besing....     20,000(3)        4.0%         $30.75       1/29/04(3)           --            --
                              20,000           4.0%         $25.91       6/02/04        $176,210      $399,761
Lonnie P. Boutte.........      5,000(3)        1.0%         $30.75       1/29/04(3)           --            --
                               5,000           1.0%         $25.91       6/02/04        $ 44,053      $ 99,940

---------------
(1) The options were granted at the fair value of the shares on the date of grant and have six-year terms. One-third of the options vest and become exercisable on each of the first, second, and third anniversaries of the date of grant.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future price of Action Performance's common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of Action Performance's common stock.

(3) These options were cancelled and reissued in June 1998.

  Option Exercises and Year-end Option Values

     The following table provides information on options to purchase Action Performance common stock that were exercised in the last fiscal year by our Named Officers and the value of each such officer's unexercised options at September 30, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                     OPTION VALUE AS OF SEPTEMBER 30, 1998

                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT         IN-THE MONEY OPTIONS
                                                                   FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
                               SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                           ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           ---------------   -----------   -----------   -------------   -----------   -------------
Fred W. Wagenhals............      200,000       $4,375,000      95,333         40,667       $2,109,497      $116,823
Christopher S. Besing........       26,472       $  818,978      18,333         36,667       $  255,828      $206,052
Lonnie P. Boutte.............           --               --       4,999          6,668       $   28,063      $ 29,889

---------------
(1) Calculated based upon the closing price of Action Performance common stock as reported on the Nasdaq National Market on September 30, 1998 of $27.00 per share.

1999 STOCK INCENTIVE PLAN

     On July 2, 1999, our board of directors adopted and our sole stockholder approved the 1999 Incentive Stock Plan. The incentive plan provides for the grant of incentive and nonqualified stock options to acquire class A common stock, the direct grant of class A common stock, the grant of stock appreciation rights, or

SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to us. We believe that the incentive plan represents an important factor in attracting and retaining executive officers and other key employees, directors, and consultants and constitutes a significant part of our compensation program. The incentive plan provides these individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and to give them an additional incentive to use their best efforts for our long-term success.

     The maximum number of shares of our class A common stock that we may issue under the incentive plan initially will be equal to 10% of our outstanding class A common stock and class B common stock. As we issue additional shares of stock in the future, the number of shares issuable under the incentive plan will automatically increase by 10% of the additional shares outstanding, up to a
maximum of           shares of class A common stock. The maximum number of
shares of stock with respect to which options or other awards may be granted to any individual employee (including officers) during the term of the incentive plan may not exceed 50% of the shares of class A common stock covered by the
incentive plan. We plan to grant stock options to purchase           shares of
class A common stock at an exercise price equal to the initial per share offering price to various persons, including directors, officers, and employees of our company. Of these options, it is anticipated that options will be granted
to purchase           shares to Mr. Wagenhals,           to Mr. Besing,
          to Mr. Boutte, and           to Mr. Falcione.

     The power to administer the incentive plan with respect to our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock rests exclusively with the board of directors or a committee consisting of two or more non-employee directors. The power to administer the incentive plan with respect to other persons rests with the board of directors or a committee of the board of directors.

     The incentive plan will terminate in July 2009, and options may be granted at any time during the life of the incentive plan. The plan administrator will determine when options become exercisable, as well as the exercise prices of options. If an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all classes of our stock) of the fair market value of the class A common stock at the time of the grant. We may not reprice any stock options granted to executive officers, directors, or 10% stockholders under the incentive plan unless our stockholders approve the repricing within 12 months.

     The incentive plan also includes an automatic grant program that automatically grants options to our non-employee directors. Under the automatic grant program, each non-employee whose election to the board of directors is proposed as of date of this prospectus will receive an option to acquire shares of class A common stock on that date. Each subsequent newly elected non-employee member of the board of directors will receive as an
initial grant an option to acquire                shares of class A common stock
on the date of his or her first appointment or election to the board of
directors. In addition, an option to acquire                shares of class A
common stock will be granted to each non-employee director at the meeting of the board of directors held immediately after each annual meeting of stockholders. A non-employee member of the board of directors will not be eligible to receive this annual grant if the option grant date of such annual grant would be within 90 days of such non-employee member receiving his or her initial grant. Each initial grant will vest and become exercisable in a series of three equal and successive installments, with the first installment vested on the date of grant (or the date of election to the board of directors, if later) and the next two installments 12 months and 24 months after the date of grant. Each annual grant will vest and become exercisable on the earlier of (a) the day prior to the date of the next annual meeting of stockholders, or (b) 12 months after the date of grant. Each automatic option will vest and become exercisable, however, only if the optionholder has not ceased serving as a director as of such vesting date.

     The exercise price per share of class A common stock subject to an initial grant of automatic options on date of this prospectus will be equal to the initial public offering price per share. The exercise price per share of class A common stock subject to other automatic options will be equal to 100% of the fair market value of our class A common stock on the date, such option is granted. Each automatic option will expire on the tenth anniversary of the date of grant. In the event the non-employee director ceases to serve as a member of the board of directors or dies while serving as a director, the optionholder or the optionholder's estate or successor by bequest or inheritance may exercise any automatic options that have vested by the time of cessation of service until the earlier of (1) 90 days after the cessation of service, or (2) the expiration of the term of the automatic option. We believe that the grant of automatic options to non-employee directors is necessary to attract, retain, and motivate independent directors.

     The incentive plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our class A common stock, stock awards, or any other type of award. To the extent permitted by applicable law and the requirements of Nasdaq, we may issue additional options, warrants, or stock-based awards other than pursuant to the incentive plan without stockholder approval.

              TRANSACTIONS WITH ACTION PERFORMANCE COMPANIES, INC.

     The following paragraphs provide a summary description of the material agreements between Action Performance and us. These agreements relate to this offering and define the mutual rights and obligations between Action Performance and us after this offering. These descriptions summarize the material terms of the agreements, but they are not complete. We will file the actual agreements with the SEC as exhibits to the registration statement of which this prospectus is a part. You should refer to those exhibits for the complete text of these agreements.

HISTORICAL INTERCOMPANY RELATIONSHIPS

     Prior to this offering, we have been a wholly owned subsidiary of Action Performance. As our parent, Action Performance has provided a variety of services to us, including

     - administration services, such as accounting, human resources, and legal,

     - order fulfillment, warehouse operations, and inventory management,

     - information technology,

     - creative, advertising, and public relations, and

     - the services of a number of its executives and employees.

     Our historical financial statements contained in this prospectus include allocations for these services. Although we believe that the amounts allocated are reasonable, those amounts do not necessarily reflect the actual expenses that we would have incurred if we had operated as a separate, stand-alone company during the periods presented.

     We purchased all of our inventory from Action Performance during fiscal 1998 and the six months ended March 31, 1999. We also have relied on Action Performance to provide us with financing for our cash flows. As a result, our cash flows to date do not necessarily indicate the cash flows that we would have experienced if we had operated as an independent company prior to this offering.

INTERCOMPANY AGREEMENTS

     Upon completion of this offering, our relationship with Action Performance will be governed by several intercompany agreements. In general, the terms of these agreements will begin on the closing date of this offering and will continue for 25 years. Any amendments to these agreements must be approved by a majority of directors on our board who are not officers, directors, or 5% stockholders of Action Performance. We may terminate any of the agreements by mutual agreement and either party may terminate any of the agreements under certain other circumstances. In addition, Action Performance generally may terminate any or all of these agreements if there is a "change of control" of our company. Under the intercompany agreements, a change of control will occur if

     - any person other than Action Performance or one of its affiliates directly or indirectly acquires securities representing 50% or more of our voting power, except that this provision will not apply to any public or private offering of our common stock; or

     - during the term of the agreements, the individuals who serve as members of our board of directors as of the closing date of this offering cease to constitute a majority of our board of directors, unless the election or nomination for election of each new director was approved by unanimous vote of the original directors and/or previously approved directors; or

     - a tender offer or exchange offer is made and the effect of the offer is the change in beneficial ownership of 50% or more of our stock; or

     - we are merged, consolidated, or reorganized and as a result of the transaction less than 50% of our equity securities are owned by our former stockholders; or

     - we transfer all or substantially all of our assets to a person that is not one of our wholly owned subsidiaries.

Sales or other transfers of our common stock by Action Performance or its affiliates, including a distribution of our common stock by Action Performance to its stockholders, will not be considered in determining whether a change of control has occurred.

  Master Intercompany Agreement

     We will enter into a master intercompany agreement with Action Performance that governs our relationship. The following paragraphs describe the significant terms that will govern our relationship.

     Product Sales. Generally, we will act as the primary online distributor of Action Performance's lines of die-cast merchandise, apparel, and souvenirs. Action Performance will not sell its products online. Action Performance, however, may permit distributors of its products to sell those products online. The licensors of products that Action Performance sells and corporate sponsors of promotional products that Action Performance sells will be able to retain the right to sell those products online. Action Performance buys some of its licensed products from third-party suppliers and resells those products to us and others. Those third-party suppliers may retain the right to sell those products online. Action Performance, however, will use commercially reasonable efforts to obtain those suppliers' agreements not to sell their products online.

     Action Performance will be prohibited from (a) developing a collectors' club or similar organization that competes with the Collectors' Club or (b) selling our exclusive Collectors' Club products through any other distribution channels. We will have the right to sell Action Performance's products through catalog or direct mail channels. Action Performance will retain the right to sell its products in catalogs, by direct mail, or otherwise, so long as it does not conduct those activities online.

     We will agree to maintain the high standards of operation, quality, integrity, and goodwill associated with Action Performance's products and the Collectors' Club. We and Action Performance will jointly own the Collectors' Club membership database as it exists on the date of this prospectus. We will own and have all rights to any additions to that database after completion of this offering. If Action Performance terminates our intercompany agreements because we discontinue the Collectors' Club or stop selling Action Performance's products, or because a change of control of our company has occurred, Action Performance will have the right to a one-time print-out of the information in the database at the time of termination.

     We will purchase products from Action Performance pursuant to our intercompany agreements. We must offer and sell Action Performance's products directly to retail consumers and we may not offer or sell these products to other resellers. These restrictions will not prohibit sales to collectors who may ultimately resell their collectibles.

     We will agree to actively promote and sell the products of Action Performance. Action Performance will agree to use commercially reasonable efforts to maintain favorable license arrangements and the production and other operations that may be reasonably necessary to produce and supply products to us. If we desire to have new products or product lines made for us, Action Performance will have a right of first refusal to make those products or product lines. If Action Performance does not exercise its right of first refusal, we will be permitted produce those products or product lines ourselves or have a third party produce them for us.

     Internet Services. Action Performance will grant us a right of first refusal to control all of its current and future Internet sites and electronic media-based interactive ventures and opportunities and any such opportunities that it develops or that a third party brings to its attention in the future. We will not, however, control Action Performance's corporate Web site. Action Performance will be permitted to pursue online ventures and opportunities only if we are unable or unwilling to pursue them.

     Advertising. Action Performance will use its best efforts to include our name or logo on its product packaging and to include our name or logo in its advertisements. Except for its existing obligations to include the Nascar.com logo on its product packaging, Action Performance will not advertise or promote other online motorsports networks. We will provide banner advertising to Action Performance in an amount not to exceed 5% of available unsold advertising inventory on our network. Each party will provide the other with the right to use the other party's tradenames and trademarks for advertising, endorsements, and promotional purposes.

     Cooperation with Transactions. Under the master intercompany agreement, we will cooperate with Action Performance to complete this offering and any offerings of our securities prior to the time, if ever, that Action Performance distributes our shares to its stockholders. If Action Performance decides to distribute our class B common stock to its stockholders in the future, we will cooperate with Action Performance to complete any transactions necessary to distribute those shares. We will pay the expenses related to this offering and any future offerings of our securities. Action Performance will pay any expenses related to a tax-free distribution of our common stock.

     Access to Information. Generally, we and Action Performance will provide each other with access to information relating to the assets, business, and operations of the requesting party. We and Action Performance will keep our books and records for a period of time. Also, we and Action Performance will cooperate with the other party with respect to any claims brought against the other relating to the conduct of our business prior to completion of any spin-off or similar transaction.

     Covenants. For so long as Action Performance is required to consolidate our results of operations and financial position, we will:

     - provide Action Performance certain financial information regarding our company and our subsidiaries,

     - provide Action Performance copies of all quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to such filings, as well as final copies upon filing,

     - provide Action Performance with copies of our budgets and financial projections, as well as the opportunity to meet with our management to discuss such budgets and projections,

     - consult with Action Performance regarding the timing and content of earnings releases and cooperate fully and cause our accountants to cooperate fully with Action Performance in connection with any of its public filings,

     - not change our auditors without Action Performance's prior written consent, which will not be unreasonably withheld, and use our reasonable best efforts to enable our auditors to complete their audit of our financial statements such that they will date their opinion the same date that they date their opinion on Action Performance's financial statements,

     - provide to Action Performance and its auditors all information required for Action Performance to meet its schedule for the filing and distribution of its financial statements,

     - make our books and records available to Action Performance and its auditors, so that they may conduct reasonable audits relating to our financial statements,

     - adhere to certain specified accounting standards,

     - agree with Action Performance on any changes to our accounting policies, and

     - agree with Action Performance regarding our accounting estimates and principles.

     Maintenance Right. In order for our company to be included in Action Performance's consolidated group for federal income tax purposes, Action Performance must own 80% of the vote and value of our capital stock. For so long as we are included in Action Performance's consolidated group for income tax reporting purposes, at any time that we sell or otherwise issue additional shares of our capital stock, Action Performance will have the right to maintain its percentage of ownership by acquiring shares of our voting or non-voting stock on the same terms that we sell or otherwise issue those securities to third-parties. This will allow Action Performance to continue to include us in its consolidated group for income tax reporting purposes.

     Corporate Governance. For so long as Action Performance owns shares representing 50% or more of the voting power of our company, Action Performance will have the right to designate a majority of our board of directors. For so long as Action Performance owns shares representing at least 10% but less than 50% of our voting power, Action Performance will have the right to designate a proportionate number of directors to our board of directors. For so long as Action Performance owns shares representing at least 10% of the voting power of our company, Action Performance will have the right to designate at least one member to each committee of our board of directors.

     Indemnification and Release. We will give to Action Performance, and Action Performance will give us, a full and complete release and discharge as of the closing date of this offering of all liabilities, known or unknown, existing or arising from all acts, events or conditions occurring or failing to occur or alleged to have occurred or to have failed to occur between us and Action Performance on or before the closing date of this offering, except as expressly set forth in the master intercompany agreement.

     Except as provided in the master intercompany agreement, we will indemnify, defend and hold harmless Action Performance and its affiliates for, from, and against all liabilities relating to, arising out of or resulting from (a) our failure of or the failure of any other person to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms; (b) any breach by us of any of the intercompany agreements; and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information contained in this prospectus or the registration statement of which it forms a part or in connection with future offerings of our securities, except for any liability that occurs in reliance on and in conformity with written information provided by Action Performance expressly for use in connection with those securities offerings.

     Except as provided in the master intercompany agreement, Action Performance will indemnify, defend, and hold us and each of our affiliates for, from, and against all liabilities relating to, arising out of or resulting from (a) the failure of Action Performance or any other person to pay, perform or otherwise promptly discharge any liabilities of Action Performance other than our liabilities; (b) any breach by Action Performance of the intercompany agreements; and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information contained in this prospectus or the registration statement of which it forms a part or in connection with future offerings of our securities, but only to the extent that the liability occurs in reliance on and in conformity with written information provided by Action Performance expressly for use in connection with those securities offerings. Neither we nor Action Performance will be obligated to indemnify the other for (1) any liability assumed, transferred, assigned or allocated to the other under any of the intercompany agreements; (2) any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business between the parties prior to the closing date of this offering; (3) any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one party at the request or on behalf of the other; (4) any liability that either party may have with respect to indemnification or contribution for claims brought against the other party by third persons; or (5) generally, any liability the release of which would result in the release of any person other than a person released pursuant to the master intercompany agreement.

  Talent Agreement

     Action Performance has relationships with many of the popular race car drivers, team owners and sponsors, and other motorsports personalities. Action Performance has agreements with many of these personalities to provide endorsements for the goracing network. We will enter into a talent agreement with Action Performance that will provide us with the use of the services of these personalities to endorse, promote, or advertise our network or motorsports or automotive-related online opportunities on our network. If we wish to obtain endorsements from or enter into online opportunities with new or additional motorsports personalities in the future, we will notify Action Performance of the identity of the person and the proposed terms of the agreement that we seek. Action Performance will then have the responsibility to negotiate with the motorsports personalities on our behalf, although our representatives will be able to accompany Action Performance's representatives and participate in the negotiations. Action Performance generally will enter into contracts for the services of these personalities on our behalf. If Action Performance enters into any new or additional agreements on our behalf for online endorsements by or online opportunities with motorsports personalities, Action Performance will immediately assign its rights to us. We may enter into contracts directly with the motorsports personalities that we designate only if Action Performance is unable or unwilling to enter into an agreement with these personalities, provided that any agreement that we enter into directly must be on substantially the same terms that we requested Action Performance to enter into on our behalf. We may pay these personalities cash, options to purchase shares of our class A common stock, royalties, or other consideration in exchange for their endorsements.

  Intercompany Services Agreement

     After this offering, Action Performance will continue to provide services to us, including accounting, human resources, information technology, creative and advertising, order fulfillment and warehouse operations, and public relations. In exchange, we will pay Action Performance 104% of its direct and indirect costs and expenses to provide these services. Under this agreement, we will pay for all expenses incurred by Action Performance for our benefit for upgrades or expansion to the computer systems, telephone systems, warehouse space or equipment, and any other furniture or equipment.

  Distributor Agreements; Processing and Fulfillment Agreement

     We will have the exclusive right to purchase Collectors' Club products from Action Performance. We also will act as the primary online retail distributor for Action Performance's non-club die-cast, apparel, and other merchandise. We generally will commit to purchase a percentage of all non-club die-cast items produced by Action Performance. We may not commit to purchase, however, more than 30% of these products during the first year following this offering or more than 50% of all products during the second year following this offering. We will have the right to decrease, but not increase this percentage commitment for individual products.

     Action Performance will fulfill all orders for products that we purchase from it either through our intercompany services agreement or a processing and fulfillment agreement. Action Performance will provide the labor and materials, warehouse space, inventory receiving, storage, and handling, invoicing, credit card processing, and returns receiving and processing. We will pay Action Performance either (a) a fixed price per fulfilled order, plus costs for materials and shipping, or (b) 104% of Action Performance's direct and indirect costs and expenses to provide these services. We will provide customer services for all of our product sales.

  Registration Rights Agreement

     We will enter into a registration rights agreement with Action Performance prior to the closing of this offering that will cover the shares of our Class B common stock owned by Action Performance. Under that agreement, at any time beginning 180 days after the date of this prospectus, but not more than once in any 12-month period, Action Performance may demand that we file a registration statement under the securities laws covering all or a portion of our securities held by Action Performance. The securities to be registered, however, either must have a reasonably anticipated aggregate public offering price of at least $5.0 million or represent all of the remaining registrable securities. In some circumstances, we will have the right to delay the filing of a registration statement or we can require the holders of registrable securities to suspend sales of those securities.

     Action Performance also will have registration rights that apply if we propose to register any class A common stock or other securities under the securities laws. In that case, Action Performance may require us to include all or a portion of our securities that it owns in such registration. The managing underwriter of the offering, however, will have the right to restrict the number of registrable securities proposed to be included in the registration.

     We will bear all registration expenses incurred in connection with the first two demand registrations and all piggyback registrations. Action Performance will pay all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of our securities owned by it. The registration rights of Action Performance under the registration rights agreement will terminate when Action Performance may sell all of its shares in a three-month period under Rule 144 under the securities laws, or when all of the registrable securities have been sold under a registration statement.

  Tax Allocation Agreement

     For so long as Action Performance continues to own at least 80% of the voting rights and value of our capital stock, we will be included in Action Performance's consolidated group for federal income tax purposes. We will enter into a tax allocation agreement with Action Performance. Under that agreement, we will pay to Action Performance the amount of federal, state, and local income taxes that we would be required to pay to the relevant taxing authorities if we were a separate taxpayer not included in Action Performance's consolidated or combined returns. If we incur a net operating loss, Action Performance may use it to reduce its tax liability. To the extent that it uses our tax benefit, Action Performance will be required to establish a receivable for our benefit. Action Performance will offset the amount of the receivable to the extent we owe any amounts to Action Performance for income taxes in the future. When we are no longer included in Action Performance's consolidated tax group, Action Performance will be required to pay us cash for any amount remaining in the receivable established for our benefit, less any amount that we are required to pay our parent under the tax allocation agreement.

     By virtue of its controlling ownership of our company and the tax allocation agreement, Action Performance will effectively control all of our tax decisions. Under the tax allocation agreement, Action Performance will have sole authority to respond to and conduct all tax proceedings relating to us, including tax audits, to file all income tax returns on our behalf, and to determine the amount of our liability to or entitlement to payment from Action Performance. Under the tax allocation agreement, we have agreed to indemnify Action Performance, and Action Performance has agreed to indemnify us, for, from, and against any tax or loss attributable to (a) failure of the indemnifying party to make any payment required under the agreement, or (b) negligence of the indemnifying party in supplying the other party with inaccurate or incomplete information in connection with the preparation of a tax return or an audit.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Action Performance acquired all of the outstanding stock of Tech 2000 Worldwide, Inc., currently an indirect wholly owned subsidiary of our company, in November 1998. Prior to the acquisition, Tech 2000 operated the goracing.com Web site. In connection with the acquisition, Action Performance issued 137,923 shares of its common stock to the former shareholders of Tech 2000, valued at approximately $4.7 million. Roger J. Falcione, our Chief Technology Officer, was a principal stockholder of Tech 2000.

     We and Action Performance also plan to enter into a series of intercompany agreements in connection with this offering, which are discussed above.

                             PRINCIPAL STOCKHOLDERS

     Action Performance beneficially owns all of the shares of our class B common stock outstanding as of the date of this prospectus. Immediately after this offering, Action Performance will continue to own all of our outstanding
class B common stock, which will represent approximately      % of the combined
voting power of our outstanding common stock. If the underwriters exercise their over-allotment option in full, Action Performance's ownership will represent
approximately      % of the combined voting power of our outstanding common
stock.

     The following table sets forth certain information regarding the shares of our outstanding common stock and the common stock of Action Performance beneficially owned as of June 30, 1999 by each of our directors and executive officers, all directors and executive officers as a group, and each person who is known by us to be the beneficial owner of more than 5% of the common stock of Action Performance. Other than Action Performance, no other person beneficially owns or exercises voting or dispositive control over more than 5% of our common stock.

                                            SHARES OF GORACING.COM                    SHARES OF ACTION PERFORMANCE
                                        COMMON STOCK BENEFICIALLY OWNED             COMMON STOCK BENEFICIALLY OWNED
                              ---------------------------------------------------   --------------------------------
                              NUMBER OF SHARES                  VOTING POWER(3)     NUMBER OF SHARES
                               AND NATURE OF                  -------------------     AND NATURE OF
NAME AND ADDRESS OF              BENEFICIAL      PERCENTAGE    BEFORE     AFTER        BENEFICIAL        PERCENTAGE
BENEFICIAL OWNER(1)             OWNERSHIP(2)      OWNED(2)    OFFERING   OFFERING       OWNERSHIP         OWNED(2)
-------------------           ----------------   ----------   --------   --------   -----------------    -----------
DIRECTORS AND EXECUTIVE
  OFFICERS
Fred W. Wagenhals...........                                                            2,014,266(4)        11.8%
Christopher S. Besing.......                                                               29,998(5)           *
Lonnie P. Boutte............                                                                4,999(6)           *
David A. Husband............                                                                6,666(7)           *
Roger J. Falcione...........                                                               86,107(8)           *
Tod J. Wagenhals............                                                               40,321(9)           *
All directors and executive
  officers as a group (6
  persons)(10)..............                                                            2,305,812           13.4%

5% STOCKHOLDERS
Action Performance
  Companies, Inc............        --             100.0%      100.0%                          --             --
FMR Corp....................        --                --          --                    2,018,301(11)       11.9%
Pilgrim Baxter &
  Associates................        --                --          --                    1,189,700(12)        7.0%
Rainier Investment
  Management, Inc...........        --                --          --                    1,087,350(13)        6.4%
AMVESCAP PLC................        --                --          --                      971,780(14)        5.7%

---------------
* Less than 1%

 (1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached at 4707 East Baseline Road, Phoenix, Arizona 85040.

 (2) The percentages shown are calculated based upon      shares of class A
common stock and
     shares of class B common stock of goracing.com outstanding on           ,
1999, and 16,924,752 shares of common stock of Action Performance outstanding on June 30, 1999. The numbers and percentages shown include the shares of common stock actually owned as of June 30, 1999 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of June 30, 1999 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

 (3) The percentages shown indicate the voting power of the common stock and reflect that holders of class A common stock are entitled to one vote per share while holders of class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. See "Description of Securities -- Common Stock."

 (4) Represents 1,903,600 shares of Action Performance common stock and vested options to acquire 110,666 shares of Action Performance Common Stock. Includes 200,000 shares of Action Performance common stock held by Diecast Investments Limited Partnership and 100,000 shares of Action Performance common stock held by Pebble Ridge Investments Limited Partnership. Mr. Wagenhals and Lisa K. Wagenhals are co-trustees of the Wagenhals Family Trust U/A 8/7/98, which serves as the general partner of each such entity. Accordingly, Mr. and Mrs. Wagenhals have shared voting power and shared dispositive power over these 300,000 shares.

 (5) Represents vested options to acquire 29,998 shares of Action Performance common stock.

 (6) Represents vested options to acquire 4,999 shares of Action Performance common stock.

 (7) Represents vested options to acquire 6,666 shares of Action Performance common stock.

 (8) Represents shares of Action Performance common stock including 11,724 shares held in escrow to secure Mr. Falcione's representations, warranties, and covenants made in connection with Action Performance's acquisition of Tech 2000.

 (9) Represents 1,456 shares of Action Performance common stock and vested options to acquire 38,865 shares of Action Performance common stock.

(10) All directors and executive officers as a group includes seven additional executive officers and/or directors of Action Performance who are not listed individually in the table. All of these directors and executive officers may be reached at Action Performance at 4707 East Baseline Road, Phoenix, Arizona 85040.

(11) Represents 2,018,301 shares of Action Performance common stock beneficially owned by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail Johnson, Director of FMR Corp. FMR Corp., Mr. Johnson, and Ms. Johnson have sole voting power with respect to 135,900 shares and sole dispositive power with respect to 2,018,301 shares of common stock. All shares of the common stock are held by various subsidiaries or entities either wholly owned or controlled by FMR Corp., Mr. Johnson, or Ms. Johnson that serve as investment advisers to various investment companies. The address of FMR Corp., Mr. Johnson, and Ms. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(12) Represents 1,189,700 shares of Acton Performance common stock beneficially owned by Pilgrim Baxter & Associates, Ltd. ("Pilgrim"). Pilgrim has sole voting power with respect to 1,189,700 shares and sole dispositive power with respect to 1,013,400 shares of common stock. The address of Pilgrim is 825 Duportail Road, Wayne, Pennsylvania 19087.

(13) Represents 1,087,350 shares of Action Performance common stock beneficially owned by Rainier Investment Management, Inc. ("Rainier"). Rainier has sole voting power with respect to 969,500 shares and sole dispositive power with respect to 1,087,350 shares of common stock. All shares of the common stock are held by individual and institutional clients for which Rainier serves as investment adviser. Rainier is the owner of record and disclaims beneficial ownership of such shares. The address of Rainier is 601 Union Street, Suite 2801, Seattle, Washington 98101.

(14) Represents 971,780 shares of Action Performance common stock beneficially owned by AMVESCAP PLC. AMVESCAP PLC and six of its subsidiaries have shared voting power and shared dispositive power with respect to 971,780 shares of common stock. Such shares of common stock are held by the six subsidiaries of AMVESCAP PLC on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from such shares or the proceeds from the sale of such shares. The interest of any of such persons does not exceed 5% of the outstanding shares of common stock. AMVESCAP PLC and its subsidiaries may disclaim beneficial ownership of such shares. The address of AMVESCAP PLC is 1315 Peachtree St. NE, Atlanta, Georgia 30309.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of                shares of class A
common stock, par value $.0001 per share,                shares of class B
common stock, par value $.0001 per share and                shares of serial
preferred stock, par value $.0001 per share.

     The following descriptions of our capital stock and selected provisions of our Restated Certificate of Incorporation and Bylaws are summaries. Complete copies of our Restated Certificate of Incorporation and Bylaws will be filed with the Securities and Exchange Commission as exhibits to the registration statement containing this prospectus.

COMMON STOCK

     We are offering                shares of class A common stock under this
prospectus. We reserved                shares for issuance upon conversion of
class B common stock into class A common stock. Action Performance holds shares of class B common stock, which represents all of the outstanding shares of class B common stock.

     Voting Rights. The holders of our class A and class B common stock generally have identical voting rights. However, holders of our class A common stock are entitled to one vote per share, while holders of our class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Shares of class B common stock also have conversion rights, which are described below.

     Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of class A and class B common stock present in person or represented by proxy, voting together as a single class. Holders of our preferred stock might in the future be granted the right to vote alongside holders of our common stock. When electing directors, those candidates receiving the most votes, even if not a majority of the votes cast, will be elected directors. Holders of shares of class A common stock and class B common stock are not entitled to cumulate their votes in the election of directors.

     Except as otherwise provided by law, and after honoring any voting rights granted to holders of any outstanding preferred stock, amendments to our Restated Certificate of Incorporation, including amendments to increase or decrease the authorized shares of any class, must be approved by a majority of the combined voting power of all of the class A and class B common stock, voting together as a single class. However, amendments to our Restated Certificate of Incorporation that would alter the powers, preferences or special rights of either the class A or class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. For purposes of these provisions, any provision for the voluntary, mandatory, or other conversion or exchange of the class B common stock into or for class A common stock on a one-for-one basis will not be considered as adversely affecting the rights of holders of the class A common stock.

     Dividends. Holders of class A common stock and class B common stock will share equally on a per-share basis in any dividend declared by the board of directors, after honoring any preferential rights of outstanding preferred stock. We will pay any stock dividends as follows:

     - we will pay dividend shares of class A common stock only to holders of shares of class A common stock, and we will pay dividend shares of class B common stock only to holders of class B common stock; and

     - we will pay dividend shares in proportion to each outstanding share of class A and class B common stock.

We may not subdivide or combine shares of either class A or class B common stock without at the same time proportionally subdividing or combining shares of the other class.

     Conversion. Each share of class B common stock is convertible at the option of the holder, into one share of class A common stock at any time prior to a tax-free spin-off of our company by Action Performance. Shares of class B common stock transferred prior to a tax-free distribution will automatically be converted into class A common stock on a one-to-one basis at the time of the disposition upon their transfer to a person other than Action Performance or any of Action Performance's affiliates or successors.

     Shares of class B common stock distributed by Action Performance to its stockholders in a transfer intended to be a tax-free distribution will not be converted into shares of class A common stock upon the occurrence of a tax-free distribution. Following a tax-free spin-off, shares of class B common stock will no longer be convertible into shares of class A common stock. Following a tax-free distribution, shares of class B common stock will generally be transferable as class B common stock to the extent allowed under applicable laws. We believe that Action Performance has no current plans with respect to a tax-free distribution of goracing.com. All conversions will be effected on a share-for-share basis.

     Other Rights. In the event of any merger or consolidation of goracing.com with or into another company in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, of the other company, all holders of class A common stock and class B common stock will be entitled to receive the same kind and amount of interest in the other company.

     On liquidation, dissolution, or winding-up of goracing.com, all holders of class A common stock and class B common stock are entitled to share ratably in any of our assets available for distribution to holders of shares of common stock, after payment in full of the amounts required to be paid to holders of our preferred stock, if any.

     Upon the closing of this offering, all the outstanding shares of class A common stock and class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors is authorized, without further stockholder approval,
to issue up to an aggregate of                of preferred stock in one or more
series. The board also is able to fix or alter the designations, preferences, rights and any qualifications, limitations, or restrictions of the shares of each series of preferred stock. There are no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

     Upon completion of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" (as these terms are described below) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

"Business combinations" include mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with his, her, or its affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock. The restrictions in this statute would not apply to a "business combination" with Action Performance or any of its subsidiaries, but they could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to goracing.com and could therefore discourage attempts to acquire goracing.com.

RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     Our restated certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the class A common stock. Our restated certificate of incorporation and bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) the authority of the board of directors to fill vacancies on the board, and (b) the authority of the board of directors to issue preferred stock in series with such voting rights, and (c) other powers as the board of directors may determine.

CLASSIFIED BOARD OF DIRECTORS

     Our board of directors will be divided into three classes of directors serving staggered, three-year terms. As a result, approximately one-third of the members of our board of directors will be elected each year. When coupled with the provision of our Restated Certificate of Incorporation authorizing the board of directors to fill vacant directorships and increase the size of the board of directors, these provisions may prevent stockholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removals with their own nominees.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Our bylaws require that timely notice in writing be provided by stockholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders.

     If no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 days earlier than or 70 days after that anniversary, notice will be timely if received not more than 120 days prior to the meeting and not later than the later of

     - 90 days prior to the meeting, or

     - the close of business on the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs.

     Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from timely bringing matters before, or from making nominations for directors at, an annual meeting of stockholders.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duty of care. Our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of goracing.com's directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to goracing.com or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

     - for any transaction from which the director derived an improper personal benefit.

Our Bylaws generally provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our Restated Certificate of Incorporation, our Bylaws, or other agreements; and

     - we must advance expenses, as incurred, to our directors and executive officers in defending any legal proceedings to the fullest extent permitted by Delaware law.

Prior to the closing of this offering, we intend to obtain directors' and officers' insurance providing indemnification for our directors, officers, and certain employees. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

     The limitation of liability and indemnification provisions in our Restated Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. Such provisions may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers in connection with these indemnification provisions.

     There is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

NO DUTY OF ACTION PERFORMANCE TO REFRAIN FROM COMPETING WITH US

     Our Restated Certificate of Incorporation provides that, except as we otherwise agreed with Action Performance:

     - Action Performance will have no duty to refrain from engaging in the same or similar or lines of business of goracing.com, thereby competing with goracing.com;

     - Action Performance, its officers, directors and employees will not be liable to goracing.com or its stockholders for breach of any fiduciary duty by reason of any activities of Action Performance in competition with goracing.com;

     - Action Performance will have no duty to communicate or offer corporate opportunities to goracing.com and will not be liable for breach of any fiduciary duty as a stockholder of goracing.com in connection with corporate opportunities; and

     - if a director or officer of goracing.com who is also a director or officer of Action Performance learns of a potential transaction or matter that may be a corporate opportunity for goracing.com or Action Performance, that director or officer may offer the corporate opportunity to goracing.com or Action Performance as such director or officer deems appropriate under the circumstances.

Our intercompany agreements with Action Performance will control our respective rights and obligations with respect to online opportunities and sales of products that we purchase from Action Performance. See "Transactions with Action Performance Companies, Inc."

     A director of officer will not be liable to goracing.com or its stockholders for breach of any fiduciary duty or duty of loyalty for failure to act in the best interests of goracing.com if:

     - the director or officer first offers the corporate opportunity to Action Performance; or

     - Action Performance pursues the corporate opportunity for itself or does not communicate information regarding the corporate opportunity to goracing.com.

These provisions of our restated certificate of incorporation eliminate rights that might have been available to stockholders under Delaware law had such provisions not been included in our restated certificate of incorporation. However, the enforceability of these provisions under Delaware law has not been established.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of these shares could discourage or make more difficult an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority in interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless its certificate of incorporation or bylaws requires a greater percentage. Following this offering, Action Performance, as the beneficial owner
of approximately      % of the voting power of our outstanding common stock,
will, on its own, be able to cause us to amend our Certificate of Incorporation and Bylaws.

LISTING

     We have applied for listing of our class A common stock on the Nasdaq National Market under the trading symbol "GRCN."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the class A common stock will be American Stock Transfer & Trust, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that sales might occur, could adversely affect the market price of our common stock. Sales of substantial amounts of common stock in the public market after the restrictions on resale described below lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding
               shares of class A common stock and                shares of class
B common stock. All of the                shares to be sold in this offering
will be freely tradable without restriction or further registration under the securities laws unless held by one or more of our "affiliates," as that term is defined under Rule 144 of the securities laws. Shares of class A common stock purchased by our affiliates may be sold in the public market only if they are registered for resale, if they are sold pursuant to Rule 144, or if they qualify for an exemption from registration under the securities laws.

LOCK-UP AGREEMENTS

     We, Action Performance, and our respective directors and officers have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of class A common stock in the public market for a period of 180 days after the date of this prospectus, without the prior written consent of Banc of America Securities LLC. These restrictions also apply to shares of our class B common stock held by Action Performance. The shares could be available for resale immediately upon the expiration of the 180-day period, subject to the limitations of Rule 144.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our class A common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of class A common stock then outstanding,
       which will equal approximately                shares after the closing of
       this offering, or

     - the average weekly trading volume of the class A common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of Form 144 with respect to the sale.

Sales under Rule 144 also are subject to manner-of-sale provisions, notice requirements, and the availability of current public information about our company. Certain persons are entitled to sell such shares without regard to any of the volume limitations or other requirements described above if:

     - such person is not an affiliate or has not been an affiliate within three months prior to sale, and

     - such person has beneficially owned the shares proposed to be sold for at least two years.

STOCK OPTIONS

     We have reserved                shares of class A common stock for issuance
under the 1999 Incentive Stock Plan. After this offering, we intend to register these securities under the securities laws by filing a registration statement with the SEC. After the effective date of such registration statement, shares issued under the 1999 Incentive Stock Plan will be freely tradable without restriction or further registration under the securities laws unless acquired by one or more of our affiliates, who will be subject to the volume and other limitations of Rule 144.

REGISTRATION RIGHTS

     Prior to the closing of this offering, we will enter into an agreement with Action Performance providing Action Performance with specific registration rights applicable to shares of our class B common stock held by it.

ADDITIONAL SHARES

     We may issue additional shares of common stock to raise additional capital or as part of any acquisition we may complete in the future. We may decide to register such securities under the securities laws before we offer and issue them. Registered shares generally will be freely tradable after their issuance by persons not affiliated with us. However, sales of these shares during the lock-up period would require the prior written consent of Banc of America Securities LLC.

                                  UNDERWRITING

     We are offering the shares of class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, William Blair & Company L.L.C., U.S. Bancorp Piper Jaffray Inc., and J.C. Bradford & Co., are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of class A common stock listed next to its name in the following table:

                                                                NUMBER OF
UNDERWRITER                                                      SHARES
-----------                                                     ---------
Banc of America Securities LLC..............................
William Blair & Company, L.L.C. ............................
U.S. Bancorp Piper Jaffray Inc..............................
J.C. Bradford & Co. ........................................
                                                                --------
     Total..................................................
                                                                ========

     The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $     per share. The underwriters
also may allow, and any other dealers may reallow, a concession of not more than
$     per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The class A common stock is offered subject to a number of conditions, including:

     - receipt and acceptance of our class A common stock by the underwriters, and

     - the right to reject orders in whole or in part.

     We have granted an option to the underwriters to buy up to additional shares of class A common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

     We, Action Performance, and our respective officers and directors have entered into lock-up agreements with the underwriters. Under those agreements, we and those holders of stock and options may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of class A common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

     We will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with this offering, the underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include:

     - short sales;

     - stabilizing transactions, and

     - purchase to cover positions created by short sales.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the class A common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

     The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the class A common stock, including:

     - over-allotment,

     - stabilization,

     - syndicate covering transactions, and

     - imposition of penalty bids.

     As a result of these activities, the price of the class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Prior to this offering, there has been no public market for our class A common stock. The initial public offering price will be negotiated between us and the underwriters. Among the factors to be considered in such negotiations are:

     - our history and prospects, and the history and prospectus of the industry in which we compete,

     - our past and present financial performance,

     - an assessment of our management,

     - the present state of our development,

     - our prospects for future earnings,

     - the prevailing market conditions of the applicable U.S. securities market at the time of this offer,

     - market valuations of publicly traded companies that we and the representatives believe to be comparable to us, and

     - other factors deemed relevant.

     The underwriters have reserved up to 5% of the class A common stock offered hereby for sale to certain of our employees, directors, and friends at the initial public offering price set forth on the cover page of this prospectus. Such persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these reserved shares.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for goracing.com, inc. by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona. Selected legal matters in connection with this offering will be passed upon for the Underwriters by Pillsbury Madison & Sutro LLP, Palo Alto, California.

                                    EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to goracing.com, inc. and the class A common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules.

     Anyone may inspect a copy of the registration statement without charge at the public reference facilities maintained by the Securities Exchange and Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Registration Statement is also available through the Securities and Exchange Commission's Web site at the following address: http://www.sec.gov.

     This prospectus includes statistical data regarding Internet usage and growth of the motorsports industry that were obtained from industry publications, including reports generated by International Data Corporation, Forrester Research, Inc., IEG, NASCAR, and ESPN CHILTON. These industry publications generally obtain information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data. We also have not sought the consent of any of these organizations to refer to their reports in this prospectus.

                               GORACING.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INTRODUCTION TO FINANCIAL STATEMENTS........................  F-2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS
  Unaudited Pro Forma Condensed Consolidated Balance
     Sheet..................................................  F-5
  Unaudited Pro Forma Condensed Consolidated Statements of
     Operations.............................................  F-6
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................  F-11
COMBINED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..................  F-12
  Combined Balance Sheets...................................  F-13
  Combined Statements of Operations.........................  F-14
  Combined Statements of Equity.............................  F-15
  Combined Statements of Cash Flows.........................  F-16
  Notes to Combined Financial Statements....................  F-17

                               goracing.com, inc.

                      INTRODUCTION TO FINANCIAL STATEMENTS

     goracing.com, inc., a Delaware corporation incorporated on May 5, 1999, is a wholly-owned subsidiary of Action Performance Companies, Inc. (the "Parent"). The combined financial statements of goracing.com, inc., include the historical operating results of Action Interactive, Inc., Action Direct Marketing, LLC, Racing Collectables Club of America and Action Racing Collectables Club of America, Inc., each of which was either a wholly-owned subsidiary or operating division of the Parent. The entities and divisions described above, including goracing.com, inc., are hereinafter collectively referred to as the "Company" unless specifically referred to otherwise.

ACTION INTERACTIVE, INC.

     Action Interactive, Inc. ("Action Interactive") was formed in October 1998, for the purpose of merging with Tech 2000 Worldwide, Inc. ("Tech 2000"), a privately-held Internet company that provides motorsports and automotive-related content through its Web site at www.goracing.com. Under the terms of the merger agreement, the Parent issued 137,923 shares of its common stock in exchange for all of the issued and outstanding common stock of Tech 2000, and Tech 2000 was merged into Action Interactive. The transaction was consummated on November 23, 1998 and was accounted for as a pooling-of-interests. Accordingly, the financial statements of Action Interactive include the historical operating results and financial position of Tech 2000.

ACTION RACING COLLECTABLES CLUB OF AMERICA, INC.

     Action Racing Collectables Club of America, Inc. ("ARCCA") was formed on June 1, 1998, as a wholly-owned subsidiary of the Parent that operates the Racing Collectables Club of America (the "Club"). At that time, specific assets and liabilities, including inventory of $8.6 million, fixed assets of $676,000 and liabilities of $1.2 million were transferred to ARCCA by the Parent at historical cost basis. Prior to that date, the Club operated as a division of the Parent. The Club markets die-cast scaled replica vehicles and other licensed motorsports merchandise exclusively to its member base of approximately 166,000 members as of June 30, 1999. The Club also operates fan clubs for several popular race car drivers and for the National Association for Stock Car Auto Racing ("NASCAR"), with a combined member base of approximately 80,000 members as of June 30, 1999. Club members are notified of new product offerings through a monthly publication and through advertisements on the www.goracing.com Web site. Historically, orders have been received via telephone by a live agent or through an interactive voice response system. Beginning February 1999, with the launch of the Company's e-commerce solution, SpeedMall at www.goracing.com, Club members also began placing orders online through the Company's Web site. For financial reporting purposes, the Club has been treated as an operating division of the Parent prior to its formation as a subsidiary of the Parent through the creation of ARCCA. As such, specific assets and liabilities of the Club are not included in the September 30, 1997 historical balance sheet, as the Club did not have specific title to assets nor was it specifically obligated for liabilities prior to its existence as a subsidiary on June 1, 1998.

ACTION DIRECT MARKETING, LLC

     Action Direct Marketing, LLC ("ADM"), was formed on December 31, 1998 to serve as the Internet distribution arm for all of the Parent's operating subsidiaries and divisions, other than ARCCA. ADM began operations in February 1999, when the Company commenced its e-commerce solution at www.goracing.com. ADM's products consist of licensed motorsports merchandise, including die-cast scaled replica vehicles, hats, t-shirts, jackets, souvenirs, and related products. The accompanying combined interim financial statements include the historical operations and financial position of ADM since its inception.

PRESENTATION OF COMBINED HISTORICAL FINANCIAL STATEMENTS

     The accompanying combined historical financial statements include expenses, which have been allocated to the Company by the Parent on a specific identification basis, plus its allocated portion of the costs associated with resources it shares with the Parent. Allocations from the Parent for such shared resources have been made primarily on a proportional cost method based on a number of factors, including headcount, square footage, related revenue, and CPU usage. In addition, all of the products sold by the Company were purchased from or through the Parent or one of its subsidiaries or operating divisions at an amount equal to the Parent's costs plus the costs associated with such purchases, including freight, handling, and tooling depreciation. The Company also bore the expenses associated with third-party royalties related to the licensed motorsports merchandise that it sold. Therefore, the combined historical financial statements of the Company do not necessarily reflect the results of operations or the financial position that would have existed had the Company been an independent company.

RECAPITALIZATION OF goracing.com, inc.

     On July 2, 1999, the Company amended its certificate of incorporation such that the authorized capital stock consists of 100 million shares of Class A Common Stock, par value $.0001 per share, 100 million shares of Class B Common Stock, par value $.0001 per share, and 10 million shares of Serial Preferred Stock, par value $.0001 per share. In connection therewith, all of the previously issued and outstanding capital stock of the Company was exchanged for 35 million shares of Class B Common Stock. There are currently no shares of Serial Preferred Stock or Class A Common Stock issued or outstanding.

INITIAL PUBLIC OFFERING AND REORGANIZATION

     The Company has filed a registration statement with the Securities and Exchange Commission for the proposed initial public offering ("IPO") of its Class A Common Stock. In connection therewith, the Parent contributed to the Company, on July 1, 1999, all of its interest in Action Interactive, ARCCA, and ADM, and converted $6.2 million of intercompany payables to capital of the Company. In addition, the Company and the Parent intend to enter into a number of intercompany agreements, as more fully described below, that more closely reflect an arms-length relationship between the Company and the Parent.

MASTER INTERCOMPANY AGREEMENT AND DISTRIBUTOR AGREEMENTS

     The Master Intercompany Agreement and Distributor Agreements establish general guidelines by which the Company and the Parent will conduct business in the future, including inventory pricing, exclusivity, non-competition, purchase order requirements, rights of return, and other general provisions. Under the terms of the agreements, the Company will purchase products from the Parent at the Parent's established wholesale selling price plus a markup of 20% to 30% depending upon the type of product sold and the third-party royalty obligation of the Parent for such products. All royalties for products purchased by the Company will be paid by the Parent. The agreements also establish the Company as the exclusive internet distributor of the Parent, subject only to contractual obligations of the Parent with respect to, or certain rights retained by, certain distributors, third-party licensors, suppliers, and NASCAR.

INTERCOMPANY SERVICES AGREEMENT

     Under the terms of the Intercompany Services Agreement, the Parent will continue to provide substantially all of the services it currently provides to the Company at 104% of its costs. These services include warehousing, fulfillment, marketing, art and graphics, information technology, human resources, accounting, and other administrative services. The costs for such services will be determined based on a specific identification basis plus the Company's allocated portion of the costs associated with resources it shares with the Parent. Allocations from the Parent for such shared resources will be made primarily on a proportional cost method based on a number of factors, including headcount, square footage, related revenues, and CPU usage.

TAX ALLOCATION AGREEMENT

     Following the IPO, the Company will be part of the Parent's combined group for federal and state income tax reporting purposes. Until such time that the Company no longer belongs to the Parent's taxpayer group, the Tax Allocation Agreement generally provides that the Company will pay its proportionate share of the Parent's tax liability computed as if the Company were filing a separate return. However, any tax benefits attributable to the Company will be used by the Parent to the extent the Company is unable to use such benefits at that time. The Parent will be required to establish a liability in favor of the Company to the extent it uses the Company's tax benefits.

TALENT AGREEMENT

     The Talent Agreement generally provides that the Parent will use its best efforts in securing and maintaining, on behalf of the Company, agreements with racing celebrities, teams, crew chiefs, and motorsports personalities or organizations for endorsements as well as internet and other interactive electronic ventures. All costs associated with such efforts, including licensing fees, signing bonuses, appearance fees, and administrative services, will be paid by the Company. The agreement prevents the Company from directly entering into the endorsement agreements without using the Parent as its agent, except that the Company can enter into an agreement with a particular individual or organization if the Parent is unwilling or unable to do so.

PRO FORMA FINANCIAL STATEMENTS

     Historically, all transactions between the Company and the Parent were effectuated without taking into consideration a profit motive, which is more typical in arms-length transactions. Had the agreements described above been in effect during the historical periods presented in the financial statements, the operating results would have been materially different from those presented. The unaudited condensed consolidated pro forma financial statements (the "Pro Forma Statements") reflect (i) the provisions of the various intercompany agreements as if those agreements were in place from the earliest period presented; (ii) the contribution by the Parent to the Company of its interest in Action Interactive, ARCCA, and ADM as of March 31, 1999, (iii) the conversion of a portion of the intercompany payables to capital of the Company and (iv) the recapitalization of goracing.com as of March 31, 1999.

     The Pro Forma Statements are derived from the historical financial statements of the Company. Therefore, the Pro Forma Statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the audited and unaudited interim combined financial statements of goracing.com, including the notes thereto, which are included elsewhere in this prospectus.

                               goracing.com, inc.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           HISTORICAL     PRO FORMA      PRO FORMA
                                                            COMBINED     ADJUSTMENTS    CONSOLIDATED
                                                           ----------    -----------    ------------
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................    $  106       $     --        $   106
  Accounts receivable, net...............................       287             --            287
  Inventory..............................................     6,902             --          6,902
  Prepaid expenses and other.............................         1             --              1
                                                             ------       --------        -------
          Total current assets...........................     7,296             --          7,296
PROPERTY AND EQUIPMENT, net..............................     1,090             --          1,090
OTHER ASSETS.............................................        --          1,000(a)       1,000
                                                             ------       --------        -------
          Total assets...................................    $8,386       $  1,000        $ 9,386
                                                             ======       ========        =======
                                       LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable, deferred revenue and other...........    $1,121       $     --        $ 1,121
  Due to Action Performance Companies, Inc., net.........     8,156         (6,156)(b)      2,000
                                                             ------       --------        -------
          Total current liabilities......................     9,277         (6,156)         3,121
                                                             ------       --------        -------
COMMITMENTS AND CONTINGENCIES
EQUITY:
  Serial preferred stock $.0001 par value, 10,000,000
     shares authorized, no shares issued or
     outstanding.........................................        --             --(c)          --
  Class A common stock, $.0001 par value, 100,000,000
     shares authorized, no shares issued or
     outstanding.........................................        --             --(c)          --
  Class B common stock, $.0001 par value, 100,000,000
     shares authorized, 35,000,000 shares issued and
     outstanding.........................................        --              4(c)           4
  Action Interactive, Inc. common stock, $.01 par value,
     4,000 shares authorized, 1,000 issued and
     outstanding.........................................        --             --(c)          --
  Action Direct Marketing, LLC membership interest.......         1             (1)(c)         --
  Action Racing Collectables Club of America, Inc. common
     stock, $.01 par value, 4,000 shares authorized,
     1,000 issued and outstanding........................        --             --(c)          --
  Additional paid-in capital.............................         2          7,153(d)       7,155
  Accumulated deficit....................................      (894)            --           (894)
                                                             ------       --------        -------
          Total equity (deficit).........................      (891)         7,156          6,265
                                                             ------       --------        -------
          Total liabilities and equity...................    $8,386       $  1,000        $ 9,386
                                                             ======       ========        =======

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

                               GORACING.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       HISTORICAL       PRO FORMA        PRO FORMA
                                                        COMBINED       ADJUSTMENTS      CONSOLIDATED
                                                       ----------      -----------      ------------
Revenue:
  Net product sales..................................   $20,557          $    --          $20,557
  Advertising and other..............................       642               --              642
                                                        -------          -------          -------
          Total revenue..............................    21,199               --           21,199
Cost of product sales................................     9,858            4,532(e)        14,390
                                                        -------          -------          -------
          Gross profit...............................    11,341           (4,532)           6,809
Operating expenses...................................     9,023             (408)(f)        8,615
                                                        -------          -------          -------
          Income (loss) before income taxes..........     2,318           (4,124)          (1,806)
Provision for (benefit from) income taxes............     1,029           (1,751)(g)         (722)
                                                        -------          -------          -------
          Net income (loss)..........................   $ 1,289          $(2,373)         $(1,084)
                                                        =======          =======          =======
Basic and diluted net income (loss) per share........   $  0.04                           $ (0.03)
                                                        =======                           =======
Basic and diluted weighted average shares
  outstanding........................................    35,000(h)                         35,000(h)
                                                        =======                           =======

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               GORACING.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          HISTORICAL      PRO FORMA      PRO FORMA
                                                           COMBINED      ADJUSTMENTS    CONSOLIDATED
                                                          ----------     -----------    ------------
Revenue:
  Net product sales.....................................   $13,819         $    --        $13,819
  Advertising and other.................................       827              --            827
                                                           -------         -------        -------
          Total revenue.................................    14,646              --         14,646
Cost of product sales...................................     7,333           2,350(e)       9,683
                                                           -------         -------        -------
          Gross profit..................................     7,313          (2,350)         4,963
Operating expenses......................................     5,916            (347)(f)      5,569
                                                           -------         -------        -------
          Income (loss) before income taxes.............     1,397          (2,003)          (606)
Provision for (benefit from) income taxes...............       590            (832)(g)       (242)
                                                           -------         -------        -------
          Net income (loss).............................   $   807         $(1,171)       $  (364)
                                                           =======         =======        =======
Basic and diluted net income (loss) per share...........   $  0.02                        $ (0.01)
                                                           =======                        =======
Basic and diluted weighted average shares outstanding...    35,000(h)                      35,000(h)
                                                           =======                        =======

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               GORACING.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL     PRO FORMA      PRO FORMA
                                                            COMBINED     ADJUSTMENTS    CONSOLIDATED
                                                           ----------    -----------    ------------
Revenue:
  Net product sales......................................   $37,277       $     --        $37,277
  Advertising and other..................................     1,389             --          1,389
                                                            -------       --------        -------
          Total revenue..................................    38,666             --         38,666
Cost of product sales....................................    18,548          7,555(e)      26,103
                                                            -------       --------        -------
          Gross profit...................................    20,118         (7,555)        12,563
Operating expenses.......................................    13,581           (766)(f)     12,815
                                                            -------       --------        -------
          Income (loss) before income taxes..............     6,537         (6,789)          (252)
Provision for (benefit from) income taxes................     2,800         (2,901)(g)       (101)
                                                            -------       --------        -------
          Net income (loss)..............................   $ 3,737       $ (3,888)       $  (151)
                                                            =======       ========        =======
Basic and diluted net income (loss) per share............   $  0.11                       $  0.00
                                                            =======                       =======
Basic and diluted weighted average shares outstanding....    35,000(h)                     35,000(h)
                                                            =======                       =======

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               GORACING.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL     PRO FORMA      PRO FORMA
                                                            COMBINED     ADJUSTMENTS    CONSOLIDATED
                                                           ----------    -----------    ------------
Revenue:
  Net product sales......................................   $21,659        $    --        $21,659
  Advertising and other..................................     1,289             --          1,289
                                                            -------        -------        -------
          Total revenue..................................    22,948             --         22,948
Cost of product sales....................................    10,240          4,921(e)      15,161
                                                            -------        -------        -------
          Gross profit...................................    12,708         (4,921)         7,787
Operating expenses.......................................     8,581         (1,253)(f)      7,328
                                                            -------        -------        -------
          Income before income taxes.....................     4,127         (3,668)           459
Provision for income taxes...............................     1,660         (1,476)(g)        184
                                                            -------        -------        -------
          Net income.....................................   $ 2,467        $(2,192)       $   275
                                                            =======        =======        =======
Basic and diluted net income per share...................   $  0.07                       $  0.01
                                                            =======                       =======
Basic and diluted weighted average shares outstanding....    35,000(h)                     35,000(h)
                                                            =======                       =======

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               GORACING.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       HISTORICAL      PRO FORMA       PRO FORMA
                                                        COMBINED      ADJUSTMENTS     CONSOLIDATED
                                                       ----------     -----------     ------------
Revenue:
  Net product sales..................................   $12,594         $    --         $12,594
  Advertising and other..............................       448              --             448
                                                        -------         -------         -------
          Total revenue..............................    13,042              --          13,042
Cost of product sales................................     5,884           2,932(e)        8,816
                                                        -------         -------         -------
          Gross profit...............................     7,158          (2,932)          4,226
Operating expenses...................................     5,741            (452)(f)       5,289
                                                        -------         -------         -------
          Income (loss) before income taxes..........     1,417          (2,480)         (1,063)
Provision for (benefit from) income taxes............       750          (1,176)(g)        (426)
                                                        -------         -------         -------
          Net income (loss)..........................   $   667         $(1,304)        $  (637)
                                                        =======         =======         =======
Basic and diluted net income (loss) per share........   $  0.02                         $ (0.02)
                                                        =======                         =======
Basic and diluted weighted average shares
  outstanding........................................    35,000(h)                       35,000(h)
                                                        =======                         =======

              The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               GORACING.COM, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

BALANCE SHEET

     (a) Reflects the Parent's contribution of advanced payments in connection with Internet Service and Sponsorship Agreements for celebrity talent.

     (b) Reflects the Parent's contribution of certain intercompany payables and receivables to equity of the Company.

     (c) Reflects the recapitalization of goracing.com on July 2, 1999, such that the authorized capital stock consists of 100 million shares of Class A
Common Stock, par value $.0001 per share, 100 million           shares of Class
B Common Stock, par value $.0001 per share, and 10 million shares of Serial Preferred Stock, par value $.0001 per share. In connection therewith, all of the issued and outstanding capital stock was exchanged for 35 million shares of Class B Common Stock. These pro forma adjustments also reflect the Parent's contribution of all of its interest in Action Interactive, ARCCA, and ADM to the Company and the consolidation of these entities into goracing.com.

     (d) Reflects the net contribution to capital from the transactions described above.

STATEMENTS OF OPERATIONS

     (e) Reflects the provisions of the intercompany Distributor Agreements whereby the Company will purchase products from the Parent at the Parent's established wholesale selling price plus a markup of 20% to 30% depending upon the type of product sold and the third-party royalty obligation of the Parent for such products.

     (f) Reflects the provisions of the intercompany Services Agreement as follows:

          (1) elimination of certain corporate overhead allocations for goodwill amortization, marketing, and indirect product design and development costs. Those costs totaled $621,000, $1,483,000, $1,188,000, $527,000, and
     $724,000 for the fiscal years ended September 30, 1996, 1997, and 1998 and for the six-month periods ended March 31, 1998 and 1999, respectively; and

          (2) a markup of 4% on the cost of services provided to the Company by the Parent. These amounts totaled $169,000, $231,000, $422,000, $180,000 and $316,000 for the fiscal years ended September 30, 1996, 1997, and 1998 and for the six-month periods ended March 31, 1998 and 1999, respectively.

     (g) Reflects the recognition of income tax expense (benefit) in accordance with the intercompany Tax Sharing Agreement. The Company's effective income tax rate is estimated to be approximately 40%.

     (h) goracing.com did not exist as a separate company during the historical periods presented. Earnings per share has been computed based on the shares outstanding following the recapitalization on July 2, 1999, as if such shares were outstanding from the beginning of the periods presented.

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To goracing.com, inc.:

     We have audited the accompanying combined balance sheets of GORACING.COM, INC. (a Delaware Corporation and a wholly owned subsidiary of Action Performance Companies, Inc. incorporated in May 1999) and the companies and divisions identified in Note 1 (collectively, the Company) as of September 30, 1998 and 1997, and the related combined statements of operations, equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Phoenix, Arizona,
   July 2, 1999.

                               GORACING.COM, INC.

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            SEPTEMBER 30,   SEPTEMBER 30,    MARCH 31,
                                                                1997            1998           1999
                                                            -------------   -------------   -----------
                                                                                            (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................      $ 17           $    1         $  106
  Accounts receivable, net of allowance for doubtful
     accounts of $1, $76, and $75, respectively...........       143              153            287
  Inventory...............................................        --            8,954          6,902
  Prepaid expenses and other..............................         1                1              1
                                                                ----           ------         ------
          Total current assets............................       161            9,109          7,296
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $78, $374, and $418, respectively.......................       157              720          1,090
                                                                ----           ------         ------
          Total assets....................................      $318           $9,829         $8,386
                                                                ====           ======         ======

                                        LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable, accrued expenses and deferred
     revenue..............................................      $182           $1,448         $1,121
  Notes payable...........................................       600              750             --
  Due to Action Performance Companies, Inc................        --            8,548          8,156
                                                                ----           ------         ------
          Total current liabilities.......................       782           10,746          9,277
                                                                ----           ------         ------
COMMITMENTS AND CONTINGENCIES

EQUITY:
  Action Interactive, Inc. common stock, $.01 par value,
     4,000 shares authorized, 1,000 issued and
     outstanding..........................................        --               --             --
  Action Direct Marketing, LLC membership interest........        --               --              1
  Action Racing Collectables Club of America, Inc. common
     stock, $.01 par value, 4,000 shares authorized, 1,000
     issued and outstanding...............................        --               --             --
  Additional paid-in capital..............................         1                2              2
  Accumulated deficit.....................................      (465)            (919)          (894)
                                                                ----           ------         ------
          Total equity (deficit)..........................      (464)            (917)          (891)
                                                                ----           ------         ------
          Total liabilities and equity....................      $318           $9,829         $8,386
                                                                ====           ======         ======

 The accompanying notes are an integral part of these combined balance sheets.

                               GORACING.COM, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                           -----------------------------    ------------------
                                            1996       1997       1998       1998       1999
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Revenue:
  Net product sales......................  $12,594    $21,659    $37,277    $13,819    $20,557
  Advertising and other..................      448      1,289      1,389        827        642
                                           -------    -------    -------    -------    -------
          Total revenue..................   13,042     22,948     38,666     14,646     21,199
Cost of product sales....................    5,884     10,240     18,548      7,333      9,858
                                           -------    -------    -------    -------    -------
          Gross profit...................    7,158     12,708     20,118      7,313     11,341
Selling, general and administrative
  expenses...............................    5,741      8,581     13,581      5,916      9,023
                                           -------    -------    -------    -------    -------
Income before income taxes...............    1,417      4,127      6,537      1,397      2,318
Provision for income taxes...............      750      1,660      2,800        590      1,029
                                           -------    -------    -------    -------    -------
          Net income.....................  $   667    $ 2,467    $ 3,737    $   807    $ 1,289
                                           =======    =======    =======    =======    =======
Basic and diluted net income per share...  $  0.02    $  0.07    $  0.11    $  0.02    $  0.04
                                           =======    =======    =======    =======    =======
Basic and diluted weighted average shares
  outstanding............................   35,000     35,000     35,000     35,000     35,000
                                           =======    =======    =======    =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                               GORACING.COM, INC.

                         COMBINED STATEMENTS OF EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          ACTION RACING
                                                                           COLLECTIBLES
                                    ACTION INTERACTIVE,                  CLUB OF AMERICA,
                                            INC.              ADM              INC.          ADDITIONAL    COMBINED
                                    --------------------   MEMBERSHIP   ------------------    PAID-IN     ACCUMULATED   COMBINED
                                    SHARES    PAR VALUE     INTEREST    SHARES   PAR VALUE    CAPITAL       DEFICIT      EQUITY
                                    -------   ----------   ----------   ------   ---------   ----------   -----------   --------
Balance, October 1, 1995..........   1,000        $--         $--          --       $--       $     1       $    (2)    $    (1)
  Net income (loss)...............      --        --           --          --       --          1,117          (450)        667
  Transfer of operating division
    profit to Parent..............      --        --           --          --       --         (1,117)           --      (1,117)
                                     -----        --          ---       -----       --        -------       -------     -------
Balance, September 30, 1996.......   1,000        --           --          --       --              1          (452)       (451)
  Net income (loss)...............      --        --           --          --       --          2,480           (13)      2,467
  Transfer of operating division
    profit to Parent..............      --        --           --          --       --         (2,480)           --      (2,480)
                                     -----        --          ---       -----       --        -------       -------     -------
Balance, September 30, 1997.......   1,000        --           --          --       --              1          (465)       (464)
  Formation of ARCCA on June 1,
    1998..........................      --        --           --       1,000       --              1            --           1
  Net income......................      --        --           --          --       --            880         2,857       3,737
  Transfer of operating division
    profit to Parent..............      --        --           --          --       --           (880)           --        (880)
  Transfer of subsidiary profit to
    Parent........................      --        --           --          --       --             --        (3,311)     (3,311)
                                     -----        --          ---       -----       --        -------       -------     -------
Balance, September 30, 1998.......   1,000        --           --       1,000       --              2          (919)       (917)
  Formation of ADM on December 31,
    1998 (unaudited)..............      --        --            1          --       --             --            --           1
  Net income (unaudited)..........      --        --           --          --       --             --         1,289       1,289
  Transfer of subsidiary profit to
    Parent (unaudited)............      --        --           --          --       --             --        (1,264)     (1,264)
                                     -----        --          ---       -----       --        -------       -------     -------
Balance, March 31, 1999
  (unaudited).....................   1,000        $--         $ 1       1,000       $--       $     2       $  (894)    $  (891)
                                     =====        ==          ===       =====       ==        =======       =======     =======

    The accompanying notes are an integral part of these combined financial statements.

                               GORACING.COM, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  FOR THE SIX MONTHS
                                              FOR THE YEAR ENDED SEPTEMBER 30,     ENDED MARCH 31,
                                              --------------------------------    ------------------
                                                1996        1997        1998       1998       1999
                                              --------    --------    --------    ------    --------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................  $   667     $ 2,467     $ 3,737     $ 807     $ 1,289
  Adjustments to reconcile net income to net
     cash provided by operating
     activities --
  Depreciation and amortization.............       36          42         112        34          85
  Change in assets and liabilities:
     Accounts receivable, net...............      (91)        (53)        (10)      (91)       (134)
     Inventory..............................       --          --        (376)       --       2,052
     Other assets...........................       (1)         --          --        --          --
     Accounts payable, accrued expenses and
       deferred revenue.....................       95          72          37       126        (327)
                                              -------     -------     -------     -----     -------
       Net cash provided by operating
          activities........................      706       2,528       3,500       876       2,965
                                              -------     -------     -------     -----     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment, net...     (204)        (16)         --        --        (454)
                                              -------     -------     -------     -----     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable...      613          --         150        --          --
  Payments on notes payable.................       --         (18)         --        --        (600)
  Transfer of operating division profit to
     Parent.................................   (1,117)     (2,480)       (880)     (876)         --
  Transfer of subsidiary profit to Parent...       --          --      (3,311)       --      (1,264)
  Borrowings from (payments to) Parent,
     net....................................       --          --         525        --        (542)
                                              -------     -------     -------     -----     -------
       Net cash used in financing
          activities........................     (504)     (2,498)     (3,516)     (876)     (2,406)
                                              -------     -------     -------     -----     -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....       (2)         14         (16)       --         105
CASH AND CASH EQUIVALENTS, beginning of
  period....................................        5           3          17        17           1
                                              -------     -------     -------     -----     -------
CASH AND CASH EQUIVALENTS, end of period....  $     3     $    17     $     1     $  17     $   106
                                              =======     =======     =======     =====     =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     In June 1998, in conjunction with the formation of ARCCA (see Note 1), assets and liabilities, including inventory of $8.6 million, fixed assets of $676,000 and liabilities of $1.2 million were transferred to the Company by the Parent.

    The accompanying notes are an integral part of these combined financial statements.

                               GORACING.COM, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) THE BUSINESS:

     goracing.com, inc., a Delaware corporation incorporated on May 5, 1999, is a wholly-owned subsidiary of Action Performance Companies, Inc. (the "Parent"). The combined financial statements of goracing.com, inc., include the historical operating results of Action Interactive, Inc., Action Direct Marketing, LLC, Racing Collectables Club of America and Action Racing Collectables Club of America, Inc., each of which was either a wholly-owned subsidiary or operating division of the Parent. The entities described above, including goracing.com, inc., are hereinafter collectively referred to as the "Company" unless specifically referred to otherwise. The Company has utilized the Parent's business relationships, infrastructure, and brand names and has relied on the Parent to provide financing to fund its operations (see Notes 2 and 3). The Company intends to file a registration statement with the Securities and Exchange Commission for the proposed initial public offering ("IPO") of its common stock. If the proposed IPO is not consummated, the Company will be dependent on the continued financial support of the Parent.

  Action Interactive, Inc.

     Action Interactive, Inc. ("Action Interactive") was formed in October 1998, for the purpose of merging with Tech 2000 Worldwide, Inc. ("Tech 2000"), a privately-held Internet company that provides motorsports and automotive-related content through its Web site at www.goracing.com. Under the terms of the merger agreement, the Parent issued 137,923 shares of its common stock in exchange for all of the issued and outstanding common stock of Tech 2000, and Tech 2000 was merged into Action Interactive. The merger was consummated on November 23, 1998 and was accounted for as a pooling-of-interests. Accordingly, the financial statements of Action Interactive include the historical operating results and financial position of Tech 2000.

  Action Racing Collectables Club of America, Inc.

     Action Racing Collectables Club of America, Inc. ("ARCCA") was formed on June 1, 1998, as a wholly-owned subsidiary of the Parent that operates the Racing Collectables Club of America (the "Club"). At that time, specific assets and liabilities, including inventory of $8.6 million, fixed assets of $676,000 and liabilities of $1.2 million were transferred to ARCCA by the Parent at historical cost basis. Prior to that date, the Club operated as a division of the Parent. The Club markets die-cast scaled replica vehicles and other licensed motorsports merchandise exclusively to its member base of approximately 166,000 members as of June 30, 1999. The Club also operates fan clubs for several popular race car drivers and for the National Association for Stock Car Auto Racing ("NASCAR"), with a combined member base of approximately 80,000 members as of June 30, 1999. Club members are notified of new product offerings through a monthly publication and through advertisements on the www.goracing.com Web site. Historically, orders have been received via telephone by a live agent or through an interactive voice response system. Beginning February 1999, with the launch of the Company's e-commerce solution at www.goracing.com, Club members also began placing orders online through the Company's Web site. For financial reporting purposes, the Club has been treated as an operating division of the Parent prior to its formation as a subsidiary of the Parent through the creation of ARCCA. Accordingly, specific assets and liabilities of the Club are not included in the September 30, 1997 historical combined balance sheet, as the Club did not have specific title to assets nor was it specifically obligated for liabilities prior to its existence as a subsidiary on June 1, 1998.

  Action Direct Marketing, LLC

     Action Direct Marketing, LLC ("ADM"), was formed on December 31, 1998 to serve as the Internet distribution arm for all of the Parent's operating subsidiaries and divisions other than ARCCA. ADM began operations in February 1999, when the Company commenced its e-commerce solution at www.goracing.com.

                               GORACING.COM, INC.

ADM's products consist of licensed motorsports merchandise, including die-cast scaled replica vehicles, hats, t-shirts, jackets, souvenirs, and related products.

  Reorganization

     In connection with the proposed IPO, the Parent contributed to the Company on July 1, 1999, all of its interest in Action Interactive, ARCCA, and ADM, and converted $6.2 million of intercompany indebtedness owed to the Parent to capital of the Company.

  Seasonality

     The Company is subject to seasonal fluctuations in its product sales and results of operations. Because the auto racing season is concentrated between the months of February and November, the Company's results of operations during the second and third calendar quarters generally are characterized by higher sales of motorsports products. Seasonal fluctuations in quarterly sales may require the Company to take temporary measures, including changes in its personnel levels and marketing activities that could result in unfavorable quarterly earnings comparisons.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying combined financial statements of the Company include the historical operating results of Action Interactive (as restated for the acquisition of Tech 2000, which was accounted for as a pooling-of-interests) and the Club for all periods presented. The combined financial statements also include the operations of ADM and ARCCA since their inception dates. The operating results attributable to the Club have been recorded as Additional Paid in Capital in the accompanying Combined Statements of Equity as these results were derived from an operating division as opposed to a subsidiary of the Company. The operating results attributable to Action Interactive, ADM and ARCCA have been recorded as additions or reductions to Combined Accumulated Deficit in the accompanying Combined Statements of Equity as these results were derived from subsidiaries of the Company.

     The combined financial statements include expenses, which have been allocated to the Company by the Parent on a specific identification basis, plus its allocated portion of the costs associated with resources it shares with the Parent. Allocations from the Parent for such shared resources have been made primarily on a proportional cost method based on a number of factors, including headcount, square footage, related revenues, and CPU usage. Management believes these allocations are reasonable.

     The combined financial statements of the Company do not necessarily reflect the results of operations or the financial position that would have existed had the Company been an independent company.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. The Company places its deposits with high-credit-quality financial institutions.

  Inventory

     Inventory consists entirely of finished goods and is stated at the lower of cost (first-in, first-out method) or market.

                               GORACING.COM, INC.

  Property and Equipment

     Property and equipment is stated at historical cost and is depreciated using the straight-line method over three to five years, the estimated useful lives of the assets.

     Property and equipment consists of the following at September 30, (in thousands):

                                                              1997    1998
                                                              ----    -----
Furniture, fixtures and equipment...........................  $158    $ 948
Leasehold improvements......................................    77      146
                                                              ----    -----
                                                               235    1,094
Less -- accumulated depreciation............................   (78)    (374)
                                                              ----    -----
                                                              $157    $ 720
                                                              ====    =====

  Stock-Based Compensation

     The Company accounts for its stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees" and complies with the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." For non-employee stock-based compensation, the Company applies the accounting requirements of SFAS No. 123. Accordingly, the fair value of stock-based compensation is deferred and amortized as related services are performed generally utilizing the straight-line method over the term of the service agreement. See Note 7.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts in the financial statements and footnotes thereto. The accompanying combined financial statements include significant estimates of expenses associated with the costs of resources shared with the Parent. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The fair value of financial instruments, which consist principally of cash and cash equivalents and accounts receivable, approximate their carrying value.

  Long-Lived Assets

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows is less than the carrying value of the long-lived assets being evaluated. There have been no impairment losses recorded to date.

  Due to Action Performance Companies, Inc.

     Amounts due to the Parent represent expenses and capital expenditures of the Company which have been funded by the Parent, net of cash collected by the Parent from the revenue-generating activities of the Company. The amounts due to the Parent also include assets and liabilities associated with income taxes paid

                               GORACING.COM, INC.

or benefits used by the Parent, as well as deferred tax assets and liabilities as if the Company was independent of the Parent. The net advances are unsecured, non-interest bearing and due on demand.

  Revenue Recognition

     Sales of the Company's products are recognized at the time the products are shipped to customers. Advertising revenue is recognized on a straight-line basis over the period during which the advertising is provided. Sales of the Company's advertising inventory by third parties under revenue sharing arrangements are recorded at the amounts reported by the revenue sharing partners, less agreed-upon commissions, when the advertising has been provided. When the Company enters into sponsorship arrangements or licenses its content or other intangible property rights to third parties for a specific project, rather than for a period of time, licensing revenue is recognized when all significant obligations have been met. Revenue generated from new membership fees is recognized when all significant obligations have been met, which is generally upon shipment of membership kits. Revenue generated from Web development and related services are recognized ratably as the services are performed.

  Advertising Costs

     The Company expenses the cost of advertising as incurred.

  Income Taxes

     Historically, the Company's results have been included in the Parent's combined federal and state income tax returns. The income tax provision in the accompanying combined financial statements is calculated as if the Company was independent of the Parent. Deferred tax assets and liabilities are recorded based upon temporary differences between the financial statement carrying values and the tax bases of the assets and liabilities. Additionally, deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company is reimbursed for any tax benefits which the Parent receives on the Company's behalf and is liable to the Parent for any tax liability incurred by the Company. The Parent pays all taxes relative to the Company. Accordingly, income taxes receivable and payable and deferred tax assets and liabilities have been included in the amounts due to the Parent.

  Earnings Per Share

     The Company has computed earnings per share in accordance with the provisions of SFAS No. 128, "Earnings per Share". Although goracing.com did not exist as a separate company during the periods presented in the historical combined financial statements, earnings per share has been computed based on the shares outstanding after the recapitalization discussed in Note 7, as if such shares were outstanding for all periods. The Company has not had any stock issuances or grants for nominal consideration.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. In management's opinion, the adoption of the provisions of SFAS No. 131 will not have a significant impact on the disclosures in the Company's financial statements.

                               GORACING.COM, INC.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. The adoption of this new standard is not expected to have a material effect on the Company's financial position or results of operations.

  Interim Financial Reporting

     The accompanying unaudited combined interim financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented have been made. The results of operations for the six-month period ended March 31, 1999 are not necessarily indicative of the operating results that may be expected for the entire year ending September 30, 1999.

(3) RELATED PARTY TRANSACTIONS:

     Historically, substantially all of the products sold by the Company were purchased from or through the Parent or one of its subsidiaries or operating divisions at an amount equal to the Parent's costs plus the costs associated with such purchases, including freight, handling, and tooling depreciation. The Company also bore the expenses associated with third-party royalties related to the licensed motorsports merchandise that it sold. For the years ended September 30, 1996, 1997, and 1998, such purchases and related costs (excluding third-party royalties) totaled $3.9 million, $6.8 million, and $12.6 million, respectively.

     Additionally, the Company received, and was charged its proportionate share of, various services from the Parent, including administrative, facilities, warehousing, fulfillment, information technology, and other services. Such charges totaled $3.3 million, $4.8 million, and $7.3 million for the fiscal years ended September 30, 1996, 1997, and 1998, respectively. Management believes all allocations for such charges are reasonable and have been made on a consistent basis; however, they are not necessarily indicative of, nor is it practical for management to estimate, the level of expenses which might have been incurred had the Company operated independent from the Parent (see Note 2).

     Pursuant to a note agreement dated August 1996, Tech 2000 borrowed approximately $600,000 from a then current shareholder. The note is non-interest bearing and was payable on April 1, 1998. The note was paid in full in conjunction with the merger with Tech 2000 in November 1998. Prior to the merger, in September 1998, Tech 2000 also borrowed $150,000 from Action Performance Companies, Inc. This note was converted to an intercompany payable to the Parent upon consummation of the merger.

(4) CREDIT FACILITY:

     The Company is currently a participant and a guarantor under the Parent's $20 million bank line of credit and $30 million letter of credit facility (collectively the "Credit Facility"). Obligations under the Credit Facility are subject to certain conditions including the maintenance of financial ratios and covenants by the Parent. The Credit Facility also limits the payment of dividends by the Parent. There were no outstanding borrowings under the Parent's Credit Facility at September 30, 1997 and 1998. The Company's participation in the Credit Facility will be terminated concurrent with the closing of the IPO (see Note 7).

                               GORACING.COM, INC.

(5) COMMITMENTS AND CONTINGENCIES:

     The Company utilizes certain equipment and facilities under non-cancelable operating leases of the Parent. As discussed in Note 3, the Company is charged its proportionate share of expenses for facilities and equipment provided by the Parent.

     In the ordinary course of business, the Company may become a party to pending or threatened lawsuits. In the opinion of management, upon consultation with legal counsel, there are no currently pending or threatened lawsuits that will have a material effect on the combined financial position or operations of the Company.

(6) INCOME TAXES:

     The provision for (benefit from) income taxes consists of the following:

                                                            YEAR ENDED SEPTEMBER 30,
                                                            -------------------------
                                                            1996      1997      1998
                                                            -----    ------    ------
Current:
  Federal...............................................    $ 638    $1,411    $2,388
  State.................................................      112       249       422
Deferred:
  Federal...............................................       --        --        (8)
  State.................................................       --        --        (2)
                                                            -----    ------    ------
          Total.........................................    $ 750    $1,660    $2,800
                                                            =====    ======    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been established for the net deferred tax assets recorded for pre-acquisition net operating losses incurred by Tech 2000. Significant components of the Company's deferred tax assets and liabilities as of September 30 are as follows:

                                                              1997     1998
                                                              -----    -----
Deferred tax asset -- net operating losses..................  $ 190    $ 369
Other, net..................................................     (4)      13
Valuation allowance.........................................   (186)    (372)
                                                              -----    -----
                                                              $  --    $  10
                                                              =====    =====

     The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
Statutory federal income tax expense........................   34%     34%     34%
State income tax expense, net of federal tax benefit........    6       6       6
Change in valuation allowance and other.....................   13      --       3
                                                               --      --      --
                                                               53%     40%     43%
                                                               ==      ==      ==

                               GORACING.COM, INC.

(7) SUBSEQUENT EVENTS:

  Lease commitments

     In June 1999, the Parent entered into certain non-cancelable operating lease agreements for the benefit of the Company. The expenses associated with these and any future leases, will be allocated to the Company by the Parent at 104% of cost determined on a specific identification basis.

  Recapitalization

     On July 2, 1999, the Company amended its certificate of incorporation such that the authorized capital stock of the Company consists of 100 million shares of Class A Common Stock, par value $.0001 per share, 100 million shares of Class B Common Stock, par value $.0001 per share, and 10 million shares of Serial Preferred Stock, par value $.0001 per share. In connection therewith, all of the previously issued and outstanding capital stock of the Company was exchanged for 35 million shares of Class B Common Stock. The Company's articles of incorporation provide that the Company's Board of Directors may at any time in the future establish rights and preferences under the Serial Preferred Stock.

  Initial Public Offering

     In the proposed IPO, the Company plans to issue shares of its Class A Common Stock to the public while the Parent will retain ownership of all of the issued and outstanding Class B Common Stock. Holders of Class A Common Stock will have identical rights to the holder of the Class B Common Stock, except with respect to voting, conversion, and transfer. The Class A Common Stock is entitled to one vote per share while the Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders. The shares of Class B Common Stock are convertible at any time at the option of the holder into shares of Class A Common Stock on a share-for-share basis. In addition, the shares of Class B Common Stock will be automatically converted into a like number of shares of Class A Common Stock upon a transfer to any person or entity other than the Parent or an affiliate of the Parent. If the Parent distributes the Class B Common Stock to its stockholders, the shares will no longer be convertible into Class A Common Stock and will retain their status as Class B Common Stock.

  Intercompany Agreements

     In connection with the proposed IPO, the Company and the Parent will enter into a number of intercompany agreements, as more fully described below, that more closely reflect an arms-length relationship between the Company and the Parent.

          MASTER INTERCOMPANY AGREEMENT AND DISTRIBUTOR AGREEMENTS -- The Master Intercompany Agreement and Distributor Agreements establish the general guidelines by which the Company and the Parent will conduct business in the future, including pricing, exclusivity, non-competition, purchase order requirements, rights of return, and other general provisions. Under the terms of the agreements, the Company will purchase products from the Parent at the Parent's established wholesale selling price plus a markup of 20% to 30% depending upon the type of product sold and the third-party royalty obligation of the Parent for such products. All royalties for products purchased by the Company will be paid by the Parent. The agreements also establish the Company as the exclusive internet distributor of the Parent, subject only to contractual obligations of the Parent with respect to, or certain rights retained by, certain distributors, third-party licensors, suppliers, and NASCAR.

          INTERCOMPANY SERVICES AGREEMENT -- Under the terms of the Intercompany Services Agreement, the Parent will continue to provide substantially all of the services it currently provides to the Company at 104% of its costs. These services include warehousing, fulfillment, marketing, art and graphics, information technology, human resources, accounting, and other administrative services. The costs for such services will be determined based on a specific identification basis plus the Company's allocated portion of the costs associated with resources it shares with the Parent. Allocations from the Parent for

                               GORACING.COM, INC.

     such shared resources will be made primarily on a proportional cost method based on a number of factors including, headcount, square footage, related revenues, and CPU usage.

          TAX ALLOCATION AGREEMENT -- Immediately following the proposed IPO, the Company will be part of the Parent's combined group for federal and state income tax reporting purposes. Until such time that the Company no longer belongs to the Parent's taxpayer group, the Tax Allocation Agreement generally provides that the Company will pay its proportionate share of the Parent's tax liability computed as if the Company were filing a separate return. However, any tax benefits attributable to the Company will be used by the Parent to the extent the Company is unable to use such benefits at that time. The Parent will be required to establish a liability in favor of the Company to the extent it uses the Company's tax benefits.

          TALENT AGREEMENT -- The Talent Agreement generally provides that the Parent will use its best efforts in securing and maintaining, on behalf of the Company, agreements with racing celebrities, teams, crew chiefs, and motorsports personalities or organizations for endorsements as well as internet and other interactive electronic ventures. All costs associated with such efforts, including licensing fees, signing bonuses, appearance fees, and administrative services will be paid by the Company. The agreement prevents the Company from directly entering into the endorsement agreements without using the Parent as its agent, except that the Company can enter into an agreement with a particular individual or organization if the Parent is unwilling or unable to do so.

     Had the intercompany agreements described above been in effect from the earliest period presented, the operating results would have been materially different than those presented in the accompanying historical combined financial statements.

  Stock Option Compensation -- Employees and Directors

     In conjunction with the proposed IPO, the Company has adopted the 1999 Stock Incentive Plan (the "Incentive Plan") for officers, employees, directors and other persons providing services to the Company. The Incentive Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, stock appreciation rights and restricted stock. Upon completion of the IPO, approximately 4,200,000 shares of Class A Common Stock will be reserved for grant. Either the Board of Directors or the Compensation Committee of the Board of Directors may determine the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise prices. No options have currently been granted under the Incentive Plan. The Company intends to issue options to employees and directors at the IPO date.

     The Company applies APB No. 25 and related interpretations in accounting for the Incentive Plan. Accordingly, no compensation expense will be recognized for employee and director options granted under the plan. The estimated fair market value of options granted will be estimated using the Black-Scholes option-pricing model with weighted average assumptions appropriate for such grants.

  Stock Option Compensation -- Celebrity and Non-Employee Options

     The Board of Directors has authorized the issuance of options to purchase common stock in conjunction with the proposed IPO to racing celebrities, teams, and crew chiefs as compensation and inducement to enter into Internet endorsement and service agreements between these celebrities and the Parent. The agreements generally provide for the endorsement of the Company's Web site at www.goracing.com, sponsorship rights, and a certain number of personal appearances and live chats on the Web site. No options have currently been granted.

     The estimated fair value of the options granted will be estimated using the Black-Scholes option-pricing model with weighted average assumptions appropriate for the options to be granted. The fair value of the options to be granted will be recorded in the financial statements as deferred stock option compensation and will be amortized using the straight-line method over the term of the service agreements, generally five years.

                            [INSIDE BACK COVER]
This page will contain pictures of various motorsports personalities who have agreed to endorse the goracing network.
In addition, this page will contain logos of our strategic partners.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 Shares

                              [GORACING.COM LOGO]

                            ------------------------
                                   Prospectus

                                           , 1999
                            ------------------------

                         BANC OF AMERICA SECURITIES LLC
                            WILLIAM BLAIR & COMPANY
                           U.S. BANCORP PIPER JAFFRAY
                              J.C. BRADFORD & CO.

     Until             , 1999, all dealers that buy, sell or trade the common
stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee and NASD and Nasdaq National Market filing fees.

SEC registration fee........................................    $
NASD filing fee.............................................
Blue Sky fees and expenses..................................
Nasdaq National Market......................................
Transfer agent and registrar fees...........................
Accountants' fees and expenses..............................
Legal fees and expenses.....................................
Printing and engraving expenses.............................
Miscellaneous fees..........................................
                                                                ----------
     Total..................................................    $
                                                                ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (and "Indemnitee").

     Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has not sold any securities since its inception on October , 1998 which were not registered under the Securities Act.

ITEM 16.  EXHIBITS.

     (a) Exhibits

EXHIBIT
NUMBER                               EXHIBITS
-------                              --------
   1       Form of Underwriting Agreement
   3.1     Restated Certificate of Incorporation of the Registrant*
   3.2     Bylaws of the Registrant*
   4.1     Specimen of Class A Common Stock Certificate*
   5       Opinion of O'Connor, Cavanagh, Anderson, Killingsworth &
             Beshears, a professional association
  10.1(a)  Master Intercompany Agreement between Action Performance
             Companies, Inc. and goracing.com, inc. dated as of July
               , 1999*
  10.1(b)  Talent Agreement between Action Performance Companies, Inc.
             and goracing.com, inc. dated as of July   , 1999*
  10.1(c)  Tax Allocation Agreement by and among Action Performance
             Companies, Inc. and goracing.com, inc. dated as of July
               , 1999*
  10.1(d)  Registration Rights Agreement between goracing.com, inc. and
             Action Performance Companies, Inc. dated as of July   ,
             1999*
  10.1(e)  Intercompany Services Agreement between goracing.com, inc.
             and Action Corporate Services, Inc. dated as of July   ,
             1999*
  10.1(f)  Distributor Agreement #1 between Racing Collectables Club of
             America, Inc. and Action Sports Image, LLC dated as of
             July   , 1999*
  10.1(g)  Processing and Fulfillment Agreement between Action Racing
             Collectables Club of America, Inc. and Action Sports
             Image, LLC dated as of July   , 1999*
  10.1(h)  Distributor Agreement #2 between Action Racing Collectables
             Club of America, Inc. and Action Racing Collectables, Inc.
             dated as of July   , 1999*
  10.2     1999 Incentive Stock Plan*
  21       List of Subsidiaries
  23.1     Consent of O'Connor, Cavanagh, Anderson, Killingsworth &
             Beshears, a professional association (included in Exhibit
             5)
  23.2     Consent of Arthur Andersen LLP
  24       Power of Attorney of Directors and Executive Officers
             (included on the Signature Page of the Registration
             Statement)
  27.1     Financial Data Schedule for Fiscal Year Ended September 30,
             1996
  27.2     Financial Data Schedule for Fiscal Year Ended September 30,
             1997
  27.3     Financial Data Schedule for Six Months Ended March 31, 1998
  27.4     Financial Data Schedule for Fiscal Year Ended September 30,
             1998
  27.5     Financial Data Schedule for Six Months Ended March 31, 1999

---------------
* To be filed by amendment

     (b) Financial Statement Schedules

     The Registrant has not provided any financial statement schedules, because the information called for is not required, or is shown either in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

          (2) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) that for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 2, 1999.

                                          GORACING.COM, INC.

                                          By:    /s/ CHRISTOPHER S. BESING
                                            ------------------------------------
                                                   Christopher S. Besing
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Fred W. Wagenhals and Christopher S. Besing, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
            /s/ FRED W. WAGENHALS              Chairman of the Board                     July 2, 1999
---------------------------------------------
              Fred W. Wagenhals

          /s/ CHRISTOPHER S. BESING            Chief Executive Officer and Director      July 2, 1999
---------------------------------------------  (Principal Executive Officer)
            Christopher S. Besing

            /s/ LONNIE P. BOUTTE               President and Director                    July 2, 1999
---------------------------------------------
              Lonnie P. Boutte

            /s/ DAVID A. HUSBAND               Acting Chief Accounting Officer and       July 2, 1999
---------------------------------------------  Director (Principal Financial and
              David A. Husband                 Accounting Officer)

            /s/ TOD J. WAGENHALS               Director                                  July 2, 1999
---------------------------------------------
              Tod J. Wagenhals

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               EXHIBITS
-------                              --------
   1       Form of Underwriting Agreement
   3.1     Restated Certificate of Incorporation of the Registrant*
   3.2     Bylaws of the Registrant*
   4.1     Specimen of Class A Common Stock Certificate*
   5       Opinion of O'Connor, Cavanagh, Anderson, Killingsworth &
             Beshears, a professional association
  10.1(a)  Master Intercompany Agreement between Action Performance
             Companies, Inc. and goracing.com, inc. dated as of July
               , 1999*
  10.1(b)  Talent Agreement between Action Performance Companies, Inc.
             and goracing.com, inc. dated as of July   , 1999*
  10.1(c)  Tax Allocation Agreement by and among Action Performance
             Companies, Inc. and goracing.com, inc. dated as of July
               , 1999*
  10.1(d)  Registration Rights Agreement between goracing.com, inc. and
             Action Performance Companies, Inc. dated as of July   ,
             1999*
  10.1(e)  Intercompany Services Agreement between goracing.com, inc.
             and Action Corporate Services, Inc. dated as of July   ,
             1999*
  10.1(f)  Distributor Agreement #1 between Racing Collectables Club of
             America, Inc. and Action Sports Image, LLC dated as of
             July   , 1999*
  10.1(g)  Processing and Fulfillment Agreement between Action Racing
             Collectables Club of America, Inc. and Action Sports
             Image, LLC dated as of July   , 1999*
  10.1(h)  Distributor Agreement #2 between Action Racing Collectables
             Club of America, Inc. and Action Racing Collectables, Inc.
             dated as of July   , 1999*
  10.2     1999 Incentive Stock Plan*
  21       List of Subsidiaries
  23.1     Consent of O'Connor, Cavanagh, Anderson, Killingsworth &
             Beshears, a professional association (included in Exhibit
             5)
  23.2     Consent of Arthur Andersen LLP
  24       Power of Attorney of Directors and Executive Officers
             (included on the Signature Page of the Registration
             Statement)
  27.1     Financial Data Schedule for Fiscal Year Ended September 30,
             1996
  27.2     Financial Data Schedule for Fiscal Year Ended September 30,
             1997
  27.3     Financial Data Schedule for Six Months Ended March 31, 1998
  27.4     Financial Data Schedule for Fiscal Year Ended September 30,
             1998
  27.5     Financial Data Schedule for Six Months Ended March 31, 1999

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* To be filed by amendment